Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

DRUM PARENT, INC.,

a Delaware corporation,

ELECTRIC T&D HOLDINGS LLC,

a Delaware limited liability company,

CENTURI GROUP, INC.,

a Nevada corporation,

ETDH MERGER SUB, INC.,

a Delaware corporation,

and

THE REPRESENTATIVE NAMED HEREIN

June 28, 2021

i

ii

EXHIBITS AND SCHEDULES

EXHIBITS

Exhibit A Form of Escrow Agreement

Exhibit B 1-3 Forms of Letter of Transmittal

SCHEDULES

Working Capital Schedule

Indebtedness Payoff Schedule

Company Transaction Expenses Payment Schedule

Disclosure Schedule

Ownership Schedule

Employment Agreement Schedule

Resignations Schedule

Direct Reports Schedule

iii

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”) is entered into on June 28, 2021, by and among Drum Parent, Inc., a Delaware corporation (the “Company”), Electric T&D Holdings LLC, a Delaware limited liability company (“Buyer”), Centuri Group, Inc., a Nevada corporation (“Parent”), ETDH Merger Sub, Inc., a Delaware corporation (“Merger Sub” and, together with the Company, the “Constituent Corporations”), and OCM Drum Investors, L.P., a Delaware limited partnership, solely in its capacity as the representative of the Stockholders and Optionholders as set forth in this Agreement (in such capacity, the “Representative” and, together with the Company, Parent, Buyer, and Merger Sub, each individually a “Party” and collectively the “Parties”).

WHEREAS, the respective boards of directors and boards of managers, as applicable, of the Company, Buyer, Parent and Merger Sub have approved this Agreement and the merger of Merger Sub with and into the Company upon the terms and subject to the conditions set forth herein and in accordance with the Delaware General Corporation Law (the “Merger”), pursuant to which the Company shall continue as the surviving corporation and as a wholly owned subsidiary of Buyer, and the board of directors of the Company has declared that it is advisable and in the best interests of the stockholders of the Company that this Agreement and the Merger be adopted and approved by the stockholders of the Company;

WHEREAS, each of Parent (in its capacity as the indirect parent of Buyer) and Buyer (in its capacity as the sole stockholder of Merger Sub), has approved this Agreement and the Merger;

WHEREAS, the authorized capital stock of the Company consists of thirty thousand (30,000) shares of common stock, par value $0.01 per share (the “Company Stock”); and

WHEREAS, the authorized capital stock of Merger Sub consists of 30,000 shares of common stock, par value $0.01 per share (the “Merger Sub Common Stock”), all of which are issued and outstanding and owned by Buyer.

In consideration of the premises, representations and warranties and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE 1

DEFINITIONS

“Action” means any complaint, demand, claim, action, suit, proceeding, audit, arbitration or governmental charge by or before any Governmental Authority or an arbitrator.

“Actual Cash” has the meaning set forth in Section 2.07(b).

“Actual Company Transaction Expenses” has the meaning set forth in Section 2.07(b).

“Actual Indebtedness” has the meaning set forth in Section 2.07(b).

“Actual Merger Consideration” has the meaning set forth in Section 2.05(a).

“Actual Working Capital” has the meaning set forth in Section 2.07(b).

“Additional Merger Consideration” means any amounts payable to the Stockholders and the In-the-Money Optionholders (i) if, as and when payable pursuant to Section 2.07(d), (ii) from the Adjustment Escrow Amount pursuant to Section 2.07(c) or Section 2.07(d), as applicable, and (iii) upon release of the Representative Expense Amount pursuant to Section 9.02(b).

“Adjustment Escrow Account” means a bank account designated in writing by the Escrow Agent, into which the Adjustment Escrow Amount will be deposited at the Closing.

“Adjustment Escrow Amount” means $12,500,000.00.

“Affiliate” has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act of 1934, as amended.

“Aged Accounts Receivable” means any accounts receivable of the Company or its Subsidiaries that is more than 120 days old as of the Closing Date.

“Aggregate Fully-Diluted Common Shares” means the sum of (i) the aggregate number shares of Company Stock issued and outstanding immediately prior to the Effective Time (specifically excluding shares of Company Stock held in the treasury of the Company), plus (ii) the aggregate number of shares of Company Stock issuable upon the exercise in full of all In-the-Money Options outstanding immediately prior to the Effective Time.

“Aggregate Option Exercise Price” means the sum of the exercise prices payable upon exercise in full of all In-the-Money Options held by all Optionholders immediately prior to the Effective Time.

“Agreement” has the meaning set forth in the preface above.

“Alternative Debt Financing” has the meaning set forth in Section 5.09(a)(v).

“Allowed Claim” has the meaning set forth in Section 10.01Section 10.01(b).

“Anticorruption Laws” has the meaning set forth in Section 3.08(c).

“Authorized Action” has the meaning set forth in Section 9.03(c).

“Books and Records” means all data, documents, ledgers, databases, books, records (including electronic records), business plans, records of sales, customer and supplier lists, files, Contracts and Organizational Documents, in each case, of the Company and its Subsidiaries and, in each case, to the extent in writing.

“Business Day” means a day other than Saturday, Sunday or any day on which banks located in the State of New York or the State of California are authorized or obligated to close.

“Buyer” has the meaning set forth in the preface above.

“Buyer Arrangements” has the meaning set forth in Section 6.15.

“Buyer Parties” means Buyer, Merger Sub, any Affiliate of Buyer and their respective officers, directors, employees, equityholders, partners, members, managers, agents, attorneys, representatives, successors or permitted assigns.

“Canada Distribution” has the meaning set forth in Section 3.04(d).

“Capital Lease Obligations” means, without duplication of any item that would otherwise be included in Indebtedness, any obligation of the Company or its Subsidiaries under a lease agreement that is properly treated or should be treated as a capital lease under GAAP as applicable to the Company and its Subsidiaries as of the date hereof (a “Capital Lease”). Notwithstanding the foregoing, with respect to any Capital Lease, Capital Lease Obligations shall include any breakage costs, prepayment penalties or fees or other similar amounts payable in connection with any capitalized leases solely to the extent that such amounts are payable pursuant to the terms of such Capital Lease in connection with an actual termination of such Capital Lease at the Closing.

“Cash” means cash and cash equivalents, determined in accordance with the methodologies, practices, estimation techniques, assumptions and principles used in the preparation of the Most Recent Balance Sheet, and specifically including the Note Repayment Amount, marketable securities and short-term investments to the extent not included in Working Capital. For the avoidance of doubt, Cash shall be calculated at any time of determination net of issued but uncleared checks and drafts and shall include checks, other wire transfers and drafts deposited or available for deposit for the account of the Company and its Subsidiaries to the extent not included in Working Capital.

“CBA” means any collective bargaining agreement, project labor agreement, commitment, arrangement or any other Contract with a Union.

“Certificate” has the meaning set forth in Section 2.06(a).

“Certificate of Merger” has the meaning set forth in Section 2.02.

“Chosen Courts” has the meaning set forth in Section 10.11.

“Closing” has the meaning set forth in Section 2.09.

“Closing Certificate” has the meaning set forth in Section 2.05(b).

“Closing Company Stock Merger Consideration” means, as of any time of determination, the sum of (i) the Estimated Merger Consideration plus (ii) the Aggregate Option Exercise Price minus (iii) the Adjustment Escrow Amount minus (iv) the Representative Expense Amount.

“Closing Company Stock Per Share Merger Consideration” means, as of any time of determination, the quotient determined by dividing (i) the Closing Company Stock Merger Consideration by (ii) the Aggregate Fully-Diluted Common Shares.

“Closing Date” has the meaning set forth in Section 2.09.

“Closing Option Payment” has the meaning set forth in Section 2.05(d).

“Closing Option Per Share Merger Consideration” means, in respect of each share of Company Stock issuable upon exercise of any In-the-Money Option, the excess of (i) the Closing Company Stock Per Share Merger Consideration minus (ii) the exercise price applicable to such In-the-Money Option.

“Closing Statement” has the meaning set forth in Section 2.07(a).

“Closing Stock Payment” has the meaning set forth in Section 2.05(c).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the preface above.

“Company Group Insurance Policies” has the meaning set forth in Section 3.14(a).

“Company Intellectual Property” has the meaning set forth in Section 3.12(a).

“Company IP Agreements” has the meaning set forth in Section 3.12(a).

“Company Registered Intellectual Property” has the meaning set forth in Section 3.12(a).

“Company Stock” has the meaning set forth in the preface above.

“Company Transaction Expenses” means the unpaid fees and expenses payable by the Company and its Subsidiaries (on behalf of itself or its Affiliates) arising from or incurred in connection with this Agreement, the Related Documents and the transactions contemplated hereunder and thereunder, including (i) any unpaid change of control, performance, “stay around”, success, retention and other transaction bonuses in connection with or resulting the consummation of the transactions contemplated hereunder (excluding any consideration payable to any employee or other service provider due to actions or decisions made by Buyer, Merger Sub or any of their respective Affiliates (including from and after the Closing, the Company or any Company Subsidiary) at or after the Closing) ((and, if applicable, continued service for a specified period following the consummation of such transactions) and the after-tax amount of the employer portion of any payroll or employment Taxes resulting from any of the foregoing and from the payment of the Option Consideration to Employees or former Employees under this Agreement (except for, in each case, any Taxes imposed under Section 3111(a) of the Code with respect to any Person whose wages (as defined in Section 3121(a) of the Code) in 2020 were at least $137,700); (ii) one-half of all fees and costs payable to the Escrow Agent pursuant to the Escrow Agreement; and (iii) all of the fees and costs payable to the Paying Agent; provided that Company Transaction Expenses shall expressly exclude any fees or expenses incurred by or at the direction of Buyer, Merger Sub or any of their respective Affiliates.

“Confidentiality Agreement” has the meaning set forth in Section 5.02.

“Connecticut Transfer Act” means the Connecticut Property Transfer Act, Conn. Gen. Stat. §§ 22a-134, et seq., as amended, and the regulations promulgated thereunder.

“Constituent Corporations” has the meaning set forth in the preface above.

“Contract” means any written or oral agreement, contract, indenture, lease, instrument, arrangement or commitment (and in each case, including any amendments and modifications thereto).

“COVID-19” means SARS-CoV-2 or COVID-19, and any future resurgences or evolutions or mutations thereof or related or associate epidemics, pandemic or disease outbreaks.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Law, order, directive, guidelines or recommendations by any Governmental Authority in connection with or in response to COVID-19, including the Coronavirus Aid, Relief, and Economic Security Act (CARES Act).

“Credit Agreement” means that certain Credit Agreement dated February 13, 2018 by and between NAPEC Inc., a Delaware corporation and National Bank of Canada, as administrative agent, as amended pursuant to the first amendment to the Credit Agreement dated January 31, 2019.

“Current Projects” has the meaning set forth in Section 3.21(b).

“Data Privacy and Security Laws” means any Laws, legal requirements, and self- regulatory guidelines and principles that are legally binding upon the Company and its Subsidiaries, in each case concerning the privacy or security of Personal Information as such are enacted or in effect on or prior to the date of this Agreement including, to the extent applicable to the Company and its Subsidiaries: (a) applicable Laws governing the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security, disposal, destruction, disclosure or transfer of Personal Information, including consumer protection laws, the CAN-SPAM Act, the Telephone Consumer Protection Act, the Data Protection Directive and the General Data Protection Regulation (EU) 2016/679 and all implementations and derogations of EU member states thereto; (b) all applicable requirements set forth in guidelines and all interpretations published by any applicable regulatory bodies or Governmental Entities including the Federal Trade Commission and applicable European Union data protection and supervisory authorities; and (c) any applicable Law or legal requirement governing breach notification in connection with Personal Information. As used in this Agreement, “Data Privacy and Security Laws” shall also include, to the extent applicable to the Company and its Subsidiaries, the Payment Card Industry Data Security Standard, and any other applicable Laws governing the data security of systems, devices, networks, or environments that contain, process, store, or interact with Personal Information.

“Debt Commitment Letter” has the meaning set forth in Section 4.05.

“Debt Financing” has the meaning set forth in Section 5.09(a)(i).

“DGCL” means the Delaware General Corporation Law.

“Disclosure Schedule” has the meaning set forth in Section 10.16.

“Dispute Notice” has the meaning set forth in Section 2.07(b).

“Effective Time” has the meaning set forth in Section 2.02.

“Employee” means each current or former employee of the Company and its Subsidiaries, and each new employee who is hired by the Company or its Subsidiaries prior to the Closing.

“Employee Benefit Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) and any other material employee benefit plan, program or arrangement to which the Company or any of its Subsidiaries currently makes or has any obligation to make payments, transfers, or contributions in respect of the current or former Employees, managers, owners or independent contractor or consultants of the Company or any of its Subsidiaries or with respect to which the Company or any of its Subsidiaries has any Liability, other than any Multiemployer Plan or any plan that is required by applicable Law and sponsored or administered by a Governmental Authority.

“Employee Option” means an Option granted to a holder in the holder’s capacity as, or had vesting tied to the holder’s performance of services as, an employee of the Company or any of its Subsidiaries for applicable employment Tax purposes.

“Employment Laws” has the meaning set forth in Section 3.16(c).

“Environmental Laws” means all applicable Laws as enacted and in effect as of or prior to the Closing Date relating to (i) pollution or the protection of human health (to the extent relating to exposure to Hazardous Materials) or the environment; (ii) the investigation, cleanup and abatement, removal or remedial action, or any other response to the Release or threatened Release of Hazardous Materials to the environment; (iii) the emission, generation, treatment, storage, disposal, transportation, processing, handling, use, existence, spill, release or threatened release of any Hazardous Materials; (iv) the manufacture, import, distribution or sale of any Hazardous Materials, and (v) ISRA and the Connecticut Transfer Act. .

“Environmental Permit” means any Permit required under or issued, granted, given, authorized by or made pursuant to Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity which is a member of a “controlled group of corporations” with or under “common control”, as defined in Section 414(b) or (c) of the Code, with the Company.

“Escrow Agent” means Wilmington Trust, N.A., as the Escrow Agent under the Escrow Agreement.

“Escrow Agreement” means the Escrow Agreement, substantially in the form attached hereto as Exhibit A, to be entered into at the Closing by Buyer, the Representative and the Escrow Agent.

“Estimated Cash” means the estimated Cash of the Company and its Subsidiaries as of immediately prior to the Closing, as set forth on the Closing Certificate delivered to Buyer pursuant to Section 2.05(b), which shall include the amount of the aggregated Note Repayment Amount as of the Closing Date.

“Estimated Company Transaction Expenses” means the estimated Company Transaction Expenses as of immediately prior to the Closing, as set forth on the Closing Certificate delivered to Buyer pursuant to Section 2.05(b).

“Estimated Indebtedness” means the estimated Indebtedness of the Company and its Subsidiaries as of immediately prior to the Closing, as set forth on the Closing Certificate delivered to Buyer pursuant to Section 2.05(b).

“Estimated Merger Consideration” has the meaning set forth in Section 2.05(b).

“Estimated Working Capital” means the estimated Working Capital of the Company and its Subsidiaries as of immediately prior to the Closing, as set forth on the Closing Certificate delivered to Buyer pursuant to Section 2.05(b).

“FAR” means the Federal Acquisition Regulation codified at Title 48 of the Code of Federal Regulations, and any other applicable agency supplements thereto including, without limitation, the Department of Defense FAR Supplement codified at Title 48 of the Code of Federal Regulations and the General Services Administration Acquisition Regulation codified at Title 48 of the Code of Federal Regulations.

“Financial Statements” has the meaning set forth in Section 3.06.

“Financing Parties” has the meaning set forth in Section 5.09(b)(i).

“Foreign Competition Laws” means antitrust, competition or other similar Laws and judicial doctrines of jurisdictions other than the United States.

“Former Canadian Subsidiary” means 10551686 Canada Inc., a corporation incorporated under the laws of Canada.

“Fraud” means a willful and deliberate misrepresentation of a material fact set forth in Article 3 or in any certificate delivered pursuant to this Agreement constituting common law fraud under applicable Law as determined in a final non-appealable judgment of a court of competent jurisdiction (for the avoidance of doubt excluding any theory of fraud premised upon constructive fraud, negligent misrepresentation or omission, or recklessness or negligence).

“GAAP” means United States generally accepted accounting principles as in effect from time to time, as consistently applied.

“Government Contract” means any Contract, including any prime Contract, letter Contract, purchase order, delivery order, individual task order, blank purchase agreement, cooperative research or development agreement, or other contractual agreement of any kind, as modified by binding modification or change orders, whether currently active or closed in the last three years, between the Company or any of its Subsidiaries and (a) any Governmental Authority or (b) any prime contractor or higher tier contractor of any Governmental Authority. For purposes of clarity, an individual task order, purchase order, or delivery order issued pursuant to a Government Contract will be considered a part of the Government Contract to which it relates.

“Governmental Authority” means any (i) federal, state, local, municipal, foreign or other government; (ii) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official or entity and any court or other tribunal) or (iii) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature, including any arbitral tribunal.

“Gross Consideration” has the meaning set forth in Section 2.05(a).

“Hazardous Materials” means (i) “hazardous materials,” “hazardous wastes,” “hazardous substances,” “industrial wastes” or “toxic pollutants,” “extremely hazardous substance,” “restricted hazardous waste,” “toxic substance,” “pollutant” or “contaminant” as such terms are regulated, classified or defined under any Environmental Law or any similar denomination intended to classify substance by reason of toxicity, carcinogenicity, ignitability, corrosivity or reactivity under any Environmental Law; and (ii) any other hazardous or radioactive substance, contaminant, or waste, including per- and polyfluoroalkyl substances, perfluorooctanoic acid, perfluorooctane sulfonate, asbestos, polychlorinated biphenyls, petroleum, petroleum products or any fraction thereof, petroleum byproducts, mold and urea formaldehyde.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“In-the-Money Option” means a vested Option (including any Option that vests in connection with the Merger) with an exercise price that is less than the Closing Company Stock Per Share Merger Consideration, as determined as of immediately prior to the Effective Time.

“In-the-Money Optionholder” means a holder of one or more In-the-Money Options.

“Income Tax” means any Tax relating to or measured by income.

“Income Tax Return” means any Tax Return relating to Income Taxes.

“Indebtedness” means, with respect to any Person at any date, without duplication: (i) all obligations of such Person for borrowed money (including bank loans, lines of credit and loans from related parties); (ii) all obligations of such Person evidenced by bonds, debentures, notes or other instrument for the payment of money; (iii) all obligations of such Person in respect of letters of credit, surety bonds, performance bonds or other guarantee of contractual performance, in each case to the extent drawn, and bankers’ acceptances issued for the account of such Person; (iv) Capital Lease Obligations; (v) all obligations of such Person for the deferred purchase price of property, assets (including securities), or services, in each case, other than trade debt, trade payables and short-term accruals, but only to the extent they are included in Working Capital; (vi) for net payments due on termination under any exchange rate Contracts, interest rate protection agreements or other hedging or derivatives arrangements; (vii) all obligations for accrued unpaid Income Taxes of the Company and its Subsidiaries for Pre-Closing Tax Periods; provided that for purposes of calculating any such liability for Income Taxes (A) such liability shall be calculated in accordance with the past practice (including reporting positions, elections and accounting methods) of such Person in preparing Tax Returns for Income Taxes, (B) all Transaction Tax Deductions shall be taken into account in the Pre-Closing Tax Period, (C) any financing or refinancing arrangements entered into at any time by or at the direction of Buyer (or its Affiliates) or any other transactions entered into by or at the direction of Buyer (or its Affiliates) in connection with the transactions contemplated hereby shall not be taken into account, (D) any Income Taxes attributable to transactions outside the ordinary course of business on the Closing Date after the time the Closing shall be excluded, (E) any liabilities for accruals or reserves established or required to be established under GAAP methodologies that require the accrual for contingent Income Taxes or with respect to uncertain Tax positions and any liabilities arising from any change in accounting methods shall be excluded, (F) all deferred Tax liabilities established for GAAP purposes shall be excluded, and (G) any net operating losses, capital losses, Code Section 163(j) carryforwards, Tax credits, or any other applicable Tax attributes of the Company and its Subsidiaries shall be taken into account, in each case for this clause (G), to the extent such Tax attributes reduce Tax payable in respect of such taxable periods in an applicable jurisdiction (but not below zero) or would reduce such Taxes (but not below zero) payable for a hypothetical Tax year as of 11:59 p.m. on the day prior to the Closing Date, regardless of whether such treatment is prescribed; (viii) all obligations of such Person in respect of guaranties, in any manner, of all or any part of any Indebtedness of any other Person; and (ix) any accrued interest, prepayment or early termination premiums, fees, fines or penalties related to any of the foregoing. Notwithstanding the foregoing, Indebtedness with respect to the Company and its Subsidiaries shall not include any intercompany obligations between or among the Company or any of its Subsidiaries or any liabilities to the extent included in Company Transaction Expenses or Working Capital.

“Information Systems” has the meaning set forth in Section 3.12(h).

“Intellectual Property Rights” means all rights in and to the following: (i) patents, utility models, design registrations and certificates of invention and other governmental grants for the protection of inventions or industrial designs (in each case including all related continuations, continuations in part, divisionals, reissues and reexaminations) and all applications for the foregoing; (ii) trademarks, service marks, trade dress, trade names, slogans, logos and corporate names and registrations and applications for registration thereof and Internet domain names and social media accounts, together with all of the goodwill associated with any of the foregoing; (iii) copyrights, copyrightable works, works of authorship, designs, data and database rights, and registrations and applications for registration thereof; (iv) trade secrets and confidential business information, including know how, show how, formulae, algorithms, ideas, processes, research and development information, financial models, and analytics platforms, in each case whether or not patentable or copyrightable; and (v) rights in software.

“Inventory” has the meaning set forth in Section 3.06(f).

“ISRA” means the New Jersey Industrial Site Recovery Act, N.J.S.A. 13:1K 6 et seq. and the regulations promulgated thereunder.

“Item of Dispute” has the meaning set forth in Section 2.07(b).

“Key Customers” means the twenty (20) largest customers of the Company and its Subsidiaries, as measured by the dollar amount of sales therefrom, during the fiscal year ended December 31, 2019 and the fiscal year ended December 31, 2020 as well as any customer that would reasonably be expected to be one of the twenty (20) largest customers of the Company and its Subsidiaries during the fiscal year ending December 31, 2021.

“Key Supplier” means the twenty (20) largest suppliers of the Company and its Subsidiaries, as measured by the dollar amount of purchases therefrom, during the fiscal year ended December 31, 2019 and the fiscal year ended December 31, 2020 as well as any supplier that would reasonably be expected to be one of the twenty (20) largest suppliers to the Company and its Subsidiaries during the fiscal year ending December 31, 2021.

“Knowledge” with respect to the Company and its Subsidiaries, means the actual knowledge of Stephen Zemaitatis, Jr., Albert Fosbenner and Kenneth McKay, in each case after reasonable inquiry of each of the individuals on the Direct Reports Schedule as well as any other direct reports of Stephen Zemaitatis, Jr., Albert Fosbenner or Kenneth McKay.

“Law” means all laws, statutes, rules, regulations, ordinances and other pronouncements having the effect of law of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision of any Governmental Authority.

“Leased Real Property” means all of the Company’s and its Subsidiaries’ leasehold or subleasehold estates in any land, buildings, structures, improvements, or other real property.

“Leases” means all leases, subleases, licenses, concessions and other agreements (written or oral) entered into by the Company or any of its Subsidiaries, including all amendments, extensions, renewals, guaranties and other agreements with respect thereto, pursuant to which the Company or any of its Subsidiaries holds any Leased Real Property.

“Letter of Transmittal” shall mean a letter of transmittal, substantially in the forms attached hereto as Exhibit B-1, Exhibit B-2 and Exhibit B-3 delivered to the Company by a Stockholder or Optionholder.

“Liability” means any debt, liability or obligation (whether direct or indirect, known or unknown, matured or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due).

“Lien” means any mortgage, pledge, lien (statutory or other), easement, encroachment, right of way, right of first refusal, option, encumbrance, charge, claim, condition, equity interest or other security interest.

“Major Contracts” has the meaning set forth in Section 3.13(c).

“Management Promissory Notes” has the meaning set forth in Section 2.04(b).

“Material Adverse Effect” means a change, effect, event, fact, condition or circumstance that is individually or in the aggregate, materially adverse to the business, operations or financial condition of the Company and its Subsidiaries, taken as a whole; provided, however, that “Material Adverse Effect” shall exclude (and none of the following shall be taken into account in determining whether there has been a Material Adverse Effect) any changes, effects, events or circumstances related to or resulting from (i) general economic or political conditions, including changes in conditions in the financial or credit markets, (ii) any national or international political or social conditions, including any acts of war, declared or undeclared, armed hostilities, the occurrence of any military or terrorist attack upon the United States, or any of its respective territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, (iii) any natural disasters, including hurricanes, storms tornados, flooding, earthquakes, volcanic eruptions or similar occurrences, or other force majeure events, (iv) general business or economic conditions affecting the industries in which the Company and its Subsidiaries operate, (v) any epidemic, pandemic or disease outbreak (including COVID-19) or any changes or worsening thereof, or any Law, directive, pronouncement or guideline issued by a Governmental Authority, the Centers for Disease Control and Prevention, the World Health Organization, “sheltering-in-place,” curfews or other restrictions that relate to, or arise out of, an epidemic, pandemic or disease outbreak (including COVID-19) or any change in such Law, directive, pronouncement or guideline following the date of this Agreement, (vi) the taking of any action (or failure to take any action) contemplated or required by or in compliance with this Agreement or requested by Buyer in writing or the announcement or pendency of this Agreement or the transactions contemplated hereby, or the identity of Buyer, (vii) any changes in Law or GAAP or the interpretation thereof, (viii) any fact, event or matter set forth in the Disclosure Schedule, (ix) any failure, in and of itself, by the Company and its Subsidiaries to meet financial forecasts, projections or estimates, or (x) any adverse change in or effect on the Company or any of its Subsidiaries that is caused by any delay in consummating the Closing as a result of any violation or breach by Buyer of any representation, warranty, covenant or agreement contained in this Agreement; provided further, however, that any changes, effects, events or circumstances with respect to clauses (i) through (vi) shall be taken into account in determining whether a “Material Adverse Effect” has occurred to the extent that such change, effect, event or circumstance has a materially and disproportionately adverse effect on the Company and its Subsidiaries, taken as a whole, relative to other participants in the industry in which the Company and/or its Subsidiaries operate.

“Merger” has the meaning set forth in the preface above.

“Merger Consideration” means the Stock Consideration and the Option Consideration payable in accordance with this Agreement.

“Merger Sub” has the meaning set forth in the preface above.

“Merger Sub Common Stock” has the meaning set forth in the preface above.

“Monthly Financial Statements” has the meaning set forth in Section 5.08.

“Most Recent Balance Sheet” has the meaning set forth in Section 3.06(a)(ii).

“Most Recent Financial Statements” has the meaning set forth in Section 3.06(a)(ii).

“Multiemployer Plan” has the meaning given to such term in Section 3(37) of ERISA.

“New Debt Commitment Letter” has the meaning set forth in Section 5.09(a)(v).

“Nonemployee Option” shall mean an Option that is not an Employee Option.

“Nonparty Affiliates” has the meaning set forth in Section 10.03(b).

“Non-Solicitation Agreement” means that certain Non-Solicitation and Non-Hire Agreement, dated as of the date hereof, by and between Buyer and Oaktree Power Opportunities Fund IV Delaware, L.P.

“Note Repayment Amount” has the meaning set forth in Section 2.04(b).

“Order” means any award, penalty, citation, decree, stipulation, decision, injunction, judgment, order, ruling, or verdict entered, issued, made or rendered by any Governmental Authority.

“Option” means an option to acquire shares of Company Stock granted pursuant to the Option Plan and outstanding as of immediately prior to the Effective Time.

“Option Consideration” means, with respect to each In-the-Money Optionholder, (i) the applicable Closing Option Payment and (ii) the portion of the Additional Merger Consideration (if any) to which such In-the-Money Optionholder is entitled, in each case, less applicable Tax withholdings.

“Option Plan” means the Drum Parent, Inc. 2018 Stock Option Plan.

“Optionholder” means a holder of one or more Options.

“Organizational Documents” of an entity means (i) such entity’s articles of incorporation, certificate of incorporation, certificate of formation or similar document(s), and (ii) its bylaws, limited liability company operating agreement, partnership agreement or similar document(s).

“OSHA” has the meaning set forth in Section 3.16(i).

“Other Contracts” has the meaning set forth in Section 3.13(b).

“Outside Date” has the meaning set forth in Section 8.01(d).

“Owned Real Property” means all land, together with all buildings, structures, improvements and fixtures located thereon, and all easements and other rights and interests appurtenant thereto, owned by the Company or any Subsidiary.

“Parent” has the meaning set forth in the preface above.

“Party” and “Parties” have the meaning set forth in the preface above.

“Paying Agent” means Wilmington Trust, National Association.

“Paying Agent Agreement” means a Paying Agent Agreement, in form and substance reasonably acceptable to the Parties, to be entered into at the Closing by Buyer, the Representative and the Paying Agent.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Principal” means an officer, director, owner, partner, or a Person having primary management or supervisory responsibilities within a business entity (e.g., general manager; plant manager; head of a division or business segment; and similar positions).

“Permits” has the meaning set forth in Section 3.08(a).

“Permitted Liens” means (i) Liens for Taxes, assessments and other governmental levies, fees or charges not yet due and payable or which are being contested in good faith and for which adequate reserves have been established in accordance with GAAP; (ii) cashiers’, landlords’, mechanics’, materialmen’s, carriers’, workmen’s, repairmen’s, contractors’ and warehousemen’s liens incurred in the ordinary course of business consistent with past practice or for amounts which are not delinquent or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP; (iii) zoning, building codes and other land use Laws regulating the use or occupancy of any Real Property or the activities conducted thereon which are imposed by any Governmental Authority having jurisdiction over such Real Property which are not violated by the current use or occupancy of such Real Property or the operation of the business of the Company and its Subsidiaries; (iv) purchase money Liens securing rental payments under capital lease arrangements, but only to the extent such capital lease arrangements are included in Indebtedness; (v) easements, covenants, conditions, rights-of-way, restrictions and other similar charges and encumbrances of record and other encroachments and title and survey defects, none of which interfere materially with the ordinary conduct of the business of the Company and its Subsidiaries or detract materially from the use, occupancy, value or marketability of title of the assets subject thereto; and (vi) Liens granted in connection with the Credit Agreement and all other Loan Documents (as defined in the Credit Agreement) (which Liens will be released following the repayment of the Indebtedness of the Company and its Subsidiaries set forth on the Indebtedness Payoff Schedule pursuant to the payoff letters therefor).

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Authority.

“Personal Information” means, in addition to any definition provided by the Company and its Subsidiaries for any similar term (e.g., “personally identifiable information,” “personal data,” or “PII”) in the privacy policies or other public-facing statements of the Company and its Subsidiaries, and all information that is classified as “personal information” or any similar term under applicable Data Privacy and Security Laws. including information regarding or capable of being associated with an individual person, household or device, such as: (a) information that identifies, could be used to identify or is otherwise identifiable with an individual, including name, physical address, telephone number, email address, financial account number or government-issued identifier (including Social Security number and driver’s license number), medical, health or insurance information, gender, date of birth, educational or employment information, religious or political views or affiliations, marital or other status, and any other data used or intended to be used to identify, contact or precisely locate an individual (e.g., geolocation data); (b) any data regarding an individual’s activities online or on a mobile device or other application (e.g., searches conducted, web pages or content visited or viewed) that is capable of being associated with an individual person, household, or device; and (c) Internet Protocol addresses, unique device identifiers or other persistent identifiers. Personal Information may relate to any individual and includes information in any form or medium, including paper, electronic and other forms.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date, and, with respect to any Straddle Period, the portion of such Straddle Period ending on and including the Closing Date.

“Privileged Communications” has the meaning set forth in Section 6.06.

“Real Property” means the Leased Real Property and the Owned Real Property.

“Related Documents” means the Escrow Agreement, the Paying Agent Agreement and each other agreement, document, certificate or instrument delivered pursuant to, or in connection with, this Agreement.

“Related Parties” has the meaning set forth in Section 10.17.

“Release” means any, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing or migrating to the environment including but not limited to indoor air, surface water, groundwater or land surface (to the extent relating to exposure to Hazardous Materials).

“Representative” has the meaning set forth in the preface above.

“Representatives” has the meaning set forth in Section 5.09(b)(i).

“Representative Expense Account” means a segregated account where the Representative Expense Amount is held for disbursement by the Representative.

“Representative Expense Amount” has the meaning set forth in Section 2.06(h).

“Requisite Stockholder Approval” means the affirmative vote or consent of 95.8% of the issued and outstanding shares of Company Stock.

“RWI Policy” has the meaning set forth in Section 6.13.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Seller Group” has the meaning set forth in Section 6.06.

“Seller Parties” means the Seller Group, any current, former or future Affiliates thereof and their respective current, former and future officers, directors, employees, equityholders, partners, members, managers, agents, attorneys, representatives, successors and permitted assigns, but excluding, from and after the Closing, the Company and its Subsidiaries.

“Solvent” has the meaning set forth in Section 4.07.

“Stock Consideration” means, with respect to each Stockholder, (i) the applicable Closing Stock Payment and (ii) the portion of the Additional Merger Consideration (if any) to which such Stockholder is entitled, in each case, less applicable Tax withholdings.

“Stockholder” means a holder of shares of Company Stock as of immediately prior to the Effective Time.

“Stockholder Materials” has the meaning set forth in Section 5.05.

“Stockholders Agreement” means that certain Stockholders Agreement of the Company, dated as of February 14, 2018, by and among the Company, OCM Drum Investors, L.P., and the other persons party thereto.

“Straddle Period” has the meaning set forth in Section 6.09(e).

“Subsidiary” means, with respect to any Person, any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof.

“Surviving Corporation” has the meaning set forth in Section 2.01.

“Target Working Capital” means $63,000,000.00.

“Tax” and “Taxes” means any federal, state, local and foreign taxes, charges, fees, levies or other similar assessments imposed by a taxing authority (including income, receipts, ad valorem, value added, excise, real or personal property, sales, occupation, service, stamp, transfer, registration, severance, premium, windfall or excess profits, environmental, customs, duties, use, licensing, withholding, employment, social security, unemployment, disability, payroll, share, capital, surplus, alternative, minimum, add-on minimum, estimated and franchise taxes), and includes any interest, fines, penalties, assessments, deficiencies or additions thereto.

“Tax Contest” has the meaning set forth in Section 6.09(d).

“Tax Return” means any return, declaration, report, claim for refund or statement, filed or required to be filed with a taxing authority, relating to Taxes, including any amendment thereof.

“Transaction Tax Deductions” means any Tax losses or deductions arising from the consummation of the transactions contemplated by this Agreement, including those arising as a result of (i) any and all stay bonuses, sale bonuses, change in control payments, retention payments, gains on exercise of options (or payments for the release or settlement thereof), synthetic equity payments or similar payments made or to be made by (or attributed for the purposes of any relevant Tax to) the Company or any of its Subsidiaries in connection with or resulting from the Closing (or included as a liability in Actual Indebtedness, Actual Working Capital or Actual Company Transaction Expenses), (ii) all fees, expenses and interest (including amounts treated as interest for Income Tax purposes), original issue discount, breakage fees, accelerated deferred or unamortized financing fees, tender premiums, consent fees, redemption, retirement or make-whole payments, defeasance in excess of par in connection with the Closing or included as a liability in Actual Indebtedness, Actual Working Capital or Actual Company Transaction Expenses, (iii) all fees, costs and expenses incurred, borne or paid by the Company or any of its Subsidiaries in connection with or incident to this Agreement and the transactions contemplated hereby, including any such legal, accounting and investment banking fees, costs and expenses, and (iv) any employment or social security Taxes with respect to the amounts set forth in the foregoing clauses (i) and (iii) above; provided that, in connection with the foregoing, the Company or its Subsidiaries, as applicable, shall be treated as having made an election under Revenue Procedure 2011-29, 2011-18 IRB, to treat 70% of any success-based fees as deductible in the taxable year that includes the Closing Date for U.S. federal and applicable state and local income Tax purposes.

“Transfer Taxes” has the meaning set forth in Section 6.10.

“Treasury Regulations” means the Treasury regulations promulgated under the Code.

“Union” means any union, labor organization, trade association, works council or other representative of any of the Employees.

“Valuation Firm” has the meaning set forth in Section 2.07(b).

“Waived 280G Benefits” has the meaning set forth in Section 6.15.

“Working Capital” means the excess of (i) the current assets of the Company and its Subsidiaries, over (ii) the current liabilities of the Company and its Subsidiaries, in the case of each of clauses (i) and (ii), determined in accordance with the methodologies, assumptions and principles, and including only the accounts, set forth on the Working Capital Schedule attached hereto and, to the extent not addressed by such methodologies, assumptions and principles, GAAP. For the avoidance of doubt, Working Capital shall exclude Cash, Indebtedness, Company Transaction Expenses and any current or deferred Income Tax assets or liabilities. The Working Capital Schedule sets forth the accounts intended to be included in Working Capital, any specific adjustments thereto for purposes of calculating Working Capital, and an illustrative example of the calculation of Working Capital (including any such specific adjustments thereto for purposes of calculating Working Capital), in each case, as of April 30, 2021. Such calculation is included for reference purposes only, and notwithstanding anything to the contrary, neither the Company nor any other Person makes any representation or warranty in respect thereof.

ARTICLE 2

THE MERGER

Section 2.01 The Merger. On the terms and subject to the conditions hereof, at the Effective Time, Merger Sub shall merge with and into the Company, with the Company surviving the Merger (the Company, as the surviving corporation after the Effective Time, is sometimes referred to herein as the “Surviving Corporation”).

Section 2.02 Filing of the Merger Certificate; Effective Time. On the Closing Date, subject to satisfaction or waiver of the conditions specified in Article 7, (i) the Company shall execute a certificate of merger (the “Certificate of Merger”) in accordance with the relevant provisions of the DGCL (which Certificate of Merger shall have been previously provided to Buyer and which shall have incorporated Buyer’s reasonable comments), and (ii) the Company and Merger Sub shall, and Buyer shall cause Merger Sub to, cause such executed Certificate of Merger to be filed with the Secretary of State of the State of Delaware, and the Merger shall be effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or at such later time specified therein (the “Effective Time”).

Section 2.03 Effect of the Merger; Further Assurances.

(a) The Merger shall have the effects provided in the DGCL and this Agreement. Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time, all property, rights, privileges, immunities, powers, franchises, licenses and authority of the Company and Merger Sub shall vest in the Surviving Corporation. If, at any time after the Effective Time, the Surviving Corporation determines that any further documents or acts are necessary to vest in the Surviving Corporation the title to any property or right of the Constituent Corporations acquired in the Merger or to otherwise carry out the purposes of this Agreement, the Surviving Corporation and its officers and directors shall execute and deliver all such documents and do all such acts, and the officers and directors of the Constituent Corporations and the officers and directors of the Surviving Corporation are fully authorized in the name of the Constituent Corporations or otherwise to take any and all such action after the Effective Time solely for the purposes set forth in this Section 2.03.

(b) Subject to compliance with Section 6.07(a), the certificate of incorporation of Merger Sub in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation until amended or repealed in accordance with the provisions thereof, and applicable Law.

(c) Subject to compliance with Section 6.07(a), the bylaws of Merger Sub in effect at the Effective Time shall be the bylaws of the Surviving Corporation until amended or repealed in accordance with the provisions thereof, the certificate of incorporation of the Surviving Corporation, and applicable Law.

(d) The directors of Merger Sub in office immediately prior to the Effective Time shall be the directors of the Surviving Corporation until their respective successors are duly elected and qualified in the manner provided in the certificate of incorporation and bylaws of the Surviving Corporation, their earlier resignation or removal, or as otherwise provided by applicable Law.

(e) The officers of the Company in office immediately prior to the Effective Time, shall be the officers of the Surviving Corporation until their successors are duly elected and qualified in the manner provided in the certificate of incorporation and bylaws of the Surviving Corporation, their earlier resignation or removal, or as otherwise provided by applicable Law.

Section 2.04 Conversion of Common Stock; Treatment of Options. At the Effective Time, by virtue of the Merger and without any action on the part of Buyer, Merger Sub, the Company or the holders of any of the securities described below:

(a) Each share of Merger Sub Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into one (1) validly issued, fully paid and non-assessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

(b) Except as otherwise provided herein, each share of Company Stock issued and outstanding immediately prior to the Effective Time (other than shares of Company Stock cancelled pursuant to Section 2.04(c)) shall be converted into the right to receive the Stock Consideration applicable to such share of Company Stock and shall automatically be cancelled and retired and shall cease to exist; provided that the aggregate amount of Stock Consideration payable in respect of Company Shares of any holder of Company Stock that entered into or is otherwise bound by a promissory note in favor of the Company in connection with the subscription of such Company Stock (each, a “Management Promissory Note”) shall be reduced by the aggregate amount of outstanding principal and accrued interest due to the Company pursuant to such Management Promissory Note as of immediately prior to the Effective Time (the aggregate amount of all outstanding principal and accrued interest amounts under the Management Promissory Notes, the “Note Repayment Amount”), and such Note Repayment Amount shall constitute Cash for purposes of this Agreement.

(c) Each share of Company Stock held in the treasury of the Company and each share of Company Stock owned or held, directly or indirectly, by the Company or its Subsidiaries, in each case, immediately prior to the Effective Time, shall be cancelled and retired and shall cease to exist without any conversion thereof and no payment of cash or any other consideration shall be made with respect thereto.

(d) (i) Each In-the-Money Option outstanding immediately prior to the Effective Time shall be converted into the right to receive the Option Consideration and shall automatically be cancelled and retired and shall cease to exist, and (ii) each Option outstanding immediately prior to the Effective Time that is not an In-the-Money Option shall automatically be cancelled and retired and shall cease to exist without any payment of any consideration therefor.

Section 2.05 Calculation of Merger Consideration.

(a) For purposes of this Agreement, the “Actual Merger Consideration” shall be an amount equal to (i) $855,000,000 (the “Gross Consideration”), minus (ii) Actual Indebtedness, plus (iii) the amount, if any, by which Actual Working Capital exceeds the Target Working Capital, minus (iv) the amount, if any, by which Actual Working Capital is less than the Target Working Capital, plus (v) Actual Cash, minus (vi) the amount of Company Transaction Expenses unpaid as of the Closing.

(b) For purposes of this Agreement, the “Estimated Merger Consideration” shall be an amount equal to (i) the Gross Consideration, minus (ii) Estimated Indebtedness, plus (iii) the amount, if any, by which Estimated Working Capital exceeds the Target Working Capital, minus (iv) the amount, if any, by which Estimated Working Capital is less than the Target Working Capital, plus (v) Estimated Cash, minus (vi) the amount of Company Transaction Expenses unpaid as of the Closing. Not less than two (2) days prior to the anticipated Closing Date, the Company shall deliver to Buyer a statement (the “Closing Certificate”), duly certified by an authorized officer of the Company, setting forth (to the extent practicable as of such date) the Company’s good faith estimate of (i) the Estimated Working Capital, the Estimated Indebtedness, the Estimated Cash, and the Estimated Company Transaction Expenses together, in each case, with the calculations thereof and with reasonably detailed supporting information, (ii) the Company’s calculation of the Estimated Merger Consideration, (iii) the Closing Stock Payment payable at the Closing to each Stockholder in accordance with Section 2.05(c) and (iv) the Closing Option Payment payable at the Closing to each Optionholder in accordance with Section 2.05(d). If Buyer shall object to any of the information set forth in the Closing Certificate or the accompanying information delivered by the Company to Buyer pursuant to this Section 2.05(b), then Buyer and the Company shall negotiate in good faith and use reasonable efforts to attempt to agree upon appropriate adjustments; provided, however, that, the ultimate determination of the estimates in the Closing Certificate shall be made by the Company and in no event shall such negotiation delay the Closing, it being understood that Buyer’s recourse with respect to any disputes regarding the Closing Certificate shall be as provided in Section 2.07. The Company shall deliver such work papers and other documents and information supporting the Closing Certificate and the calculations therein as Buyer may reasonably request.

(c) The portion of the Estimated Merger Consideration each Stockholder shall be entitled to receive at the Closing to be set forth on the Closing Certificate (such Stockholder’s “Closing Stock Payment”) shall equal the product of (i) the Closing Company Stock Per Share Merger Consideration, multiplied by (ii) the number of shares of Company Stock held by such Stockholder immediately prior to the Effective Time, in each case, as applicable, subject to reduction in accordance with Section 2.04(b).

(d) The portion of the Estimated Merger Consideration each Optionholder shall be entitled to receive at the Closing to be set forth on the Closing Certificate (such Optionholder’s “Closing Option Payment”) shall equal the product of (i) the Closing Option Per Share Merger Consideration, multiplied by (ii) the number of shares of Company Stock with respect to which such Option is an In-the-Money Option.

Section 2.06 Deliveries at the Closing.

(a) At the Closing, (x) Buyer and the Representative shall execute and deliver the Paying Agent Agreement and (y) Buyer shall deliver to the Paying Agent cash in an amount equal to the aggregate Closing Stock Payment, to be held in a segregated bank account for the benefit of the Stockholders and used solely and exclusively for purposes of distribution to the

Stockholders in accordance with the Closing Certificate. At or after the Closing, upon delivery by a Stockholder of a Letter of Transmittal and a certificate or certificates (each, a “Certificate”) representing (immediately prior to the Effective Time) the shares of Company Stock held by such Stockholder set forth in such Letter of Transmittal (or a lost stock certificate affidavit), Buyer shall cause the Paying Agent to pay to such Stockholder the Closing Stock Payment payable to such Stockholder as set forth on the Closing Certificate. Until so surrendered, each share of Company Stock shall represent solely the right to receive the amounts set forth in Section 2.04(b). Any amounts payable pursuant to Section 2.04(b) to any Stockholder who has not complied with this Section 2.06(a) shall instead be retained by the Paying Agent for payment to such Stockholder following compliance with this Section 2.06(a). Buyer shall cause the Paying Agent to pay such amounts to such Stockholder within two (2) Business Days following receipt by the Paying Agent of such Stockholder’s duly executed Letter of Transmittal, together with all deliveries required thereunder; provided, however, that Buyer shall cause the Paying Agent to pay such amounts at the Closing to any such Stockholder who has delivered such duly executed Letter of Transmittal, together with all deliveries required thereunder, prior to the Closing Date.

(b) At the Closing, Buyer shall deliver to the Paying Agent cash in an amount equal to the aggregate Closing Option Payment to which In-the-Money Optionholders that hold Nonemployee Options are entitled, to be held in a segregated bank account for the benefit of such Optionholders and used solely and exclusively for purposes of distribution to such Optionholders in accordance with the Closing Certificate. At or after the Closing, upon delivery by an In-the-Money Optionholder holding Nonemployee Options of a Letter of Transmittal, Buyer shall cause the Paying Agent to pay to such Optionholder the Closing Option Payment payable to such Optionholder as set forth on the Closing Certificate. Until so surrendered, each Nonemployee Option shall represent solely the right to receive the amounts set forth in Section 2.04(d). Any amounts payable pursuant to Section 2.04(d) to any Optionholder holding Nonemployee Options who has not complied with this Section 2.06(b) shall instead be retained by the Paying Agent for payment to such Optionholder following compliance with this Section 2.06(b). Buyer shall cause the Paying Agent to pay such amounts to such Optionholder within two (2) Business Days following receipt by the Paying Agent of such Optionholder’s duly executed Letter of Transmittal; provided, however, that Buyer shall cause the Paying Agent to pay such amounts at the Closing to any such Optionholder who has delivered such duly executed Letter of Transmittal prior to the Closing Date.

(c) At the Closing, Buyer shall, or shall cause Merger Sub to, deliver to the Company an amount equal to the aggregate Closing Option Payments to which the In-the-Money Optionholders holding Employee Options are entitled as set forth in the Closing Certificate by wire transfer of immediately available funds to an account that is designated by the Company at least two (2) days prior to the Closing Date. The Company shall, through the Company’s payroll system, pay such amounts to such Optionholders no later than on the next regular payroll date that is at least two (2) Business Days following receipt by the Company of such Optionholder’s duly executed Letter of Transmittal.

(d) At the Closing, Buyer shall, or shall cause the Company to cancel each Management Promissory Note to the extent such Management Promissory Note is paid in full from the applicable Stockholder’s Stock Consideration payable hereunder, effective as of the Closing Date, and deliver each such cancelled Management Promissory Note to the maker thereof.

(e) At the Closing, Buyer shall pay, or cause to be paid, all Indebtedness of the Company and its Subsidiaries outstanding as of immediately prior to the Closing and set forth on the Indebtedness Payoff Schedule, which shall be delivered by the Company no later than two (2) Business Days prior to the Closing. For the avoidance of doubt, the Indebtedness Payoff Schedule shall set forth all Indebtedness of the Company and its Subsidiaries of the type described in clauses (i), (ii), and (vi) of the definition of “Indebtedness.” In order to facilitate such payment, no later than (2) Business Days prior to the Closing, the Company shall obtain (x) with respect to Indebtedness of the Company and its Subsidiaries of the type described in clauses (i) and (ii) of the definition of “Indebtedness” (including, for the avoidance of doubt, any and all accrued interest, fees, expenses or other amounts related thereto), reasonable and customary payoff letters for all such Indebtedness (containing reasonable detail), which payoff letters shall indicate that the lenders of such Indebtedness have agreed to release, or have provided the Company with the authority to file customary releases with respect to, all such Liens in respect of such Indebtedness relating to the assets and properties of the Company and its Subsidiaries upon receipt of the amounts indicated in such payoff letters and (y) with respect to all Indebtedness of the Company and its Subsidiaries of the type described in clause (vi) of the definition of “Indebtedness,” evidence of the termination, to be effective as of the Closing, of the underlying exchange rate Contracts, interest rate protection agreements or other hedging or derivatives arrangements of the Company or its Subsidiaries. In the event that the Company or any of its Subsidiaries has any guaranty of the type described in clause (viii) of the definition of “Indebtedness,” no later than two (2) Business Days prior to Closing, the Company shall obtain a reasonable a customary termination and release of any such guaranty effective as of the Closing, which termination and release shall indicate that the beneficiary of any such guaranty has agreed to release all Liens in respect of such guaranty relating to the assets and properties of the Company and its Subsidiaries, if any, and that the Company and its Subsidiaries shall, effective as of the Closing, have no further obligation or other Liability thereunder. No later than (2) Business Days prior to the Closing, the Company shall, with respect to all Indebtedness of the Company and its Subsidiaries of the type described in clause (iv) of the definition of “Indebtedness,” obtain from the lessors thereof, reasonable evidence (containing reasonable detail) of the total amount of estimated Indebtedness of the Company and its Subsidiaries related thereto as of immediately prior to the Closing.

(f) At the Closing, Buyer shall pay, or cause to be paid, on behalf of the Company and its Subsidiaries or their respective Affiliates, as applicable, the Company Transaction Expenses set forth on the Company Transaction Expenses Payment Schedule delivered by the Company no later than two (2) Business Days prior to the Closing, to the extent unpaid as of immediately prior to the Closing. In order to facilitate such payment, prior to the Closing, the Company shall obtain invoices, as applicable, with respect to such Company Transaction Expenses that are to be paid by Buyer pursuant to this Section 2.06(f).

(g) At the Closing, Buyer and the Representative shall execute and deliver the Escrow Agreement, and Buyer shall deliver or cause to be delivered to the Escrow Agent, by wire transfer of immediately available funds, cash in an amount equal to the Adjustment Escrow Amount.

(h) At the Closing, Buyer shall deliver or cause to be delivered to the Representative, by wire transfer of immediately available funds, an amount of $10,000,000.00 (the “Representative Expense Amount”), for the Representative to hold in the Representative Expense Account and disburse in accordance with the terms of this Agreement.

(i) At the Closing, the Company shall deliver to Buyer an affidavit, executed by the Company under penalties of perjury, stating that the Company is not and has not been a United States real property holding corporation, dated as of the Closing Date and in form and substance required under Treasury Regulation Sections 1.897-2(h) and 1.1445-2(e); provided, that if Buyer does not receive such certificate and notice, Buyer’s sole remedy shall be to withhold from payments to be made pursuant to this Agreement any required withholding Tax under Section 1445 of the Code.

(j) At the Closing, the Company shall deliver to Buyer evidence that the Stockholders Agreement shall have been terminated effective as of the Closing; notwithstanding the foregoing, such evidence shall provide that the termination shall not affect any of the obligations under Sections 4.2, 4.3 and 5.1 of the Stockholders Agreement.

Section 2.07 Post-Closing Adjustment.

(a) Promptly, but in any event within sixty (60) days after the Closing Date, Buyer shall prepare and deliver to the Representative a statement, duly certified by an authorized officer of Buyer as accurately setting forth Buyer’s good faith determination of (i) (A) the Indebtedness of the Company and its Subsidiaries, (B) the Working Capital of the Company and its Subsidiaries, (C) the Cash of the Company and its Subsidiaries, and (D) the unpaid Company Transaction Expenses, in each case, as of immediately prior to the Closing, together with (x) the consolidated balance sheet of the Company and its Subsidiaries from which such determinations were derived, and (y) such other relevant information on which the calculations reflected on such statement are based, and (ii) the Actual Merger Consideration derived from the foregoing (such statement, together with such accompanying balance sheet and other information, the “Closing Statement”). Buyer shall deliver such work papers and other documents and information supporting the Closing Statement and the calculations therein as the Representative may reasonably request. If the Representative does not receive a Closing Statement within sixty (60) days after the Closing Date, the Estimated Indebtedness, the Estimated Working Capital, the Estimated Cash, the Estimated Company Transaction Expenses, and the Estimated Merger Consideration shall be deemed the Actual Indebtedness, the Actual Working Capital, the Actual Cash, the Actual Company Transaction Expenses and the Actual Merger Consideration, respectively, and shall be conclusive and binding upon each of the Parties.

(b) The Representative shall have reasonable access to all books and records and work papers (including those of Buyer’s and the Surviving Corporation’s accountants and auditors) relating to the Closing Statement and all other items reasonably requested by the Representative related thereto. If the Representative disagrees with Buyer’s determination of the Indebtedness, Working Capital, Cash, and/or the Company Transaction Expenses, in each case as reflected on the Closing Statement, the Representative may, within forty-five (45) days after receipt of the Closing Statement, deliver a written notice (the “Dispute Notice”) to Buyer setting forth the Representative’s calculation of each disputed amount (each an “Item of Dispute”). If Buyer does not receive a Dispute Notice within forty-five (45) days after delivery by Buyer of the Closing Statement, the Closing Statement shall be conclusive and binding upon each of the Parties.

If Buyer receives a Dispute Notice from the Representative within forty-five (45) days after delivery by Buyer of the Closing Statement, Buyer and the Representative shall use reasonable efforts to resolve each Item of Dispute, and, if any Item of Dispute is so resolved, the Closing Statement shall be modified to the extent necessary to reflect such resolution. If any Item of Dispute remains unresolved as of the twentieth (20th) day after delivery by the Representative of the Dispute Notice, Buyer and the Representative shall jointly retain the Chicago office of Duff & Phelps to resolve such remaining disagreement; provided that, if the Chicago office (or another office) of Duff & Phelps is then unavailable for such purposes, Buyer and the Representative shall jointly retain an independent valuation firm of recognized national standing to resolve such remaining disagreement; provided, further, that, in such case, if Buyer and the Representative are unable to agree on the choice of such firm, then such firm will be a nationally recognized valuation firm selected by lot (after the Representative and Buyer shall have each submitted two proposed firms and then excluded one firm designated by the other party) (the firm actually retained pursuant to this sentence, the “Valuation Firm”). Buyer and the Representative shall request that the Valuation Firm render a determination as to each unresolved Item of Dispute within thirty (30) days after its retention, and shall instruct the Valuation Firm to base such determination solely on information provided to the Valuation Firm by Buyer and the Representative and not on an independent review. Buyer and the Representative shall, and Buyer shall cause the Surviving Corporation and each of their respective agents and representatives to, cooperate fully with the Valuation Firm so as to enable it to make such determination as quickly and accurately as reasonably practicable, including the provision by Buyer and the Surviving Corporation of all books and records and work papers (including those of their accountants and auditors) relating to the Closing Statement and all other items reasonably requested by the Valuation Firm (in each case in such a manner so as not to waive or eliminate any privilege applicable to any such information). The Valuation Firm shall act as an expert and not an arbitrator and shall consider only those items and amounts that were set forth on the Closing Statement and the Dispute Notice and that remain unresolved by Buyer and the Representative. In resolving any Item of Dispute, the Valuation Firm may not assign a value to any item greater than the greatest value for such item claimed by either Party, or less than the smallest value for such item claimed by either Party, on the Closing Statement or the Dispute Notice, as applicable. The Valuation Firm’s determination(s) shall be based upon the definitions of Indebtedness, Working Capital, Cash, and/or Company Transaction Expenses (as applicable) included herein. The Valuation Firm’s determination of each Item of Dispute submitted to it shall be in writing, shall conform to this Section 2.07 and shall be conclusive and binding upon each of the Parties, and the Closing Statement shall be modified to the extent necessary to reflect such determination(s). The Valuation Firm shall allocate its fees, costs and expenses between Buyer on the one hand, and the Representative (on behalf of the Stockholders and the Optionholders) on the other hand, based upon the percentage which the portion of the contested amount not awarded to each such Party bears to the amount actually contested by such Party. The Indebtedness, the Working Capital, the Cash, and the Company Transaction Expenses, in each case as finally determined pursuant to this Section 2.07, are referred to herein as the “Actual Indebtedness,” the “Actual Working Capital,” the “Actual Cash,” and the “Actual Company Transaction Expenses,” respectively. Following the determination of Actual Indebtedness, Actual Working Capital, Actual Cash, and Actual Company Transaction Expenses, the Estimated Merger Consideration shall be recalculated substituting the Actual Working Capital for the Estimated Working Capital, the Actual Cash for the Estimated Cash, the Actual Indebtedness for the Estimated Indebtedness, and the Actual Company Transaction Expenses for

the Estimated Company Transaction Expenses. The parties hereto agree that the purpose of determining Actual Cash, Actual Indebtedness, Actual Company Transaction Expenses, Actual Working Capital and the related purchase price adjustment contemplated by this Section 2.07 is to measure the amount of Cash, Indebtedness, Company Transaction Expenses, and Working Capital as compared to the Company’s estimates prepared pursuant to Section 2.05(b), and such processes are not intended to (i) permit the introduction of different or new judgments, accounting methods, policies, principles, practices, procedures, classifications or estimation methodologies or (ii) adjust for errors or omissions that may be found with respect to the Financial Statements or any inconsistencies between the Financial Statements and GAAP.

(c) Payments to Buyer. If the Actual Merger Consideration calculated pursuant to Section 2.07 is less than the Estimated Merger Consideration, the Representative and Buyer shall, within five (5) Business Days after determination of the Actual Merger Consideration, jointly instruct the Escrow Agent in writing to (i) pay to Buyer, by wire transfer of immediately available funds, from the Adjustment Escrow Account, an amount equal to the excess of the Estimated Merger Consideration over the Actual Merger Consideration, up to a maximum aggregate amount equal to the Adjustment Escrow Amount, together with any earnings thereon, and (ii) release to the Representative the balance remaining (if any) in the Adjustment Escrow Account, including any earnings thereon (after any payment made to Buyer from the Adjustment Escrow Account pursuant to the immediately foregoing clause (i)), to be paid to the Stockholders and In-the-Money Optionholders in the percentages as set forth on the Ownership Schedule. Notwithstanding anything herein to the contrary, in no event shall the Representative, the Stockholders or the Optionholders be required to make any payments in respect of any adjustments pursuant to this Section 2.07 in excess of the then-remaining balance of the Adjustment Escrow Account, including any earnings thereon, or from any source of funds other than the Adjustment Escrow Account.

(d) Payments by Buyer. If the Actual Merger Consideration calculated pursuant to Section 2.07(b) is greater than or equal to the Estimated Merger Consideration, within five (5) Business Days after determination of the Actual Merger Consideration, (i) Buyer shall pay to the Paying Agent, by wire transfer of immediately available funds, cash in an amount equal to the excess of the Actual Merger Consideration over the Estimated Merger Consideration, up to a maximum aggregate amount equal to the Adjustment Escrow Amount, to be paid to the Stockholders and In-the-Money Optionholders in the percentages as set forth on the Ownership Schedule and (ii) the Representative and Buyer shall jointly instruct the Escrow Agent in writing to release to the Paying Agent the entire balance of the Adjustment Escrow Account, including any earnings thereon, to be paid to the Stockholders and In-the-Money Optionholders in the percentages as set forth on the Ownership Schedule. Notwithstanding anything herein to the contrary, without limitation on Buyer’s obligations pursuant to clause (ii) of this Section 2.07, in no event shall Buyer be required to make any payments in respect of any adjustments pursuant to clause (i) of this Section 2.07 in excess of the Adjustment Escrow Amount.

(e) All adjustment payments made pursuant to this Section 2.07 shall be treated as adjustments to the Merger Consideration for Tax purposes and, except to the extent required by applicable Laws, the Parties agree not to take any position inconsistent with such treatment on any Tax Return.

Section 2.08 Appraisal Rights. Each issued and outstanding share of Company Stock that is held by a Person who has not voted in favor of the Merger or consented thereto in writing or executed an enforceable waiver of appraisal rights and (whether before or after the date of this Agreement) with respect to which appraisal rights under the DGCL have been properly exercised, shall not be converted into the right to receive any portion of the Stock Consideration and instead shall be converted into the right to receive payment from the Surviving Corporation with respect thereto as provided by the DGCL, unless and until the holder of any such share has failed to perfect or has effectively withdrawn or lost his, her or its right to appraisal and payment under the DGCL, in which case such share shall thereupon be deemed, as of the Effective Time, to have been cancelled and retired and to have ceased to exist and been converted into the right to receive, upon surrender of such Certificate in accordance with Article 2, without interest, in accordance with this Agreement, the Stock Consideration. Notwithstanding the foregoing, the Parties acknowledge that upon and subject to the Company’s delivery, at the direction of and on behalf of OCM Drum Investors, L.P., of the Drag-Along Notice (as defined in the Stockholders Agreement) and as contemplated by Section 5.05 hereof, each Stockholder will be deemed to have waived any applicable appraisal and/or dissenters rights in connection with the transactions contemplated by this Agreement

Section 2.09 The Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place remotely by the exchange of documents and signatures on the later of (a) the second (2nd) Business Day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than those conditions to be satisfied at the Closing itself, but subject to the satisfaction or waiver of such conditions at the Closing) or such other date as the Parties may mutually determine and (b) the earlier of (i) such date as Buyer’s lenders are prepared to fund the commitments under the Debt Commitment Letter as specified by Buyer on not less than three (3) Business Days’ notice to the Company and (ii) September 30, 2021 (the actual date of the Closing, the “Closing Date”). For purposes of calculating all Closing amounts to be paid hereunder at the Closing (including amounts to be set forth in the Closing Certificate), the Closing shall be deemed to occur at 12:00 a.m. Los Angeles time on the Closing Date.

Section 2.10 Withholding. Buyer, the Company, and its Subsidiaries, as applicable, may deduct and withhold from any amounts payable to any Person in connection with the transactions contemplated in this Agreement such amounts that Buyer is required to deduct and withhold under the Code or any provision of state, local or foreign Tax Law; provided, however, that Buyer shall (a) provide written notice to the Representative of any such requirement to deduct or withhold (other than with respect to the Closing Option Payments) at least ten (10) days before the payment to which such deduction or withholding would apply (which notice shall (i) include a copy of the calculation of the amount to be deducted and withheld and (ii) identify any applicable provision of the Code or state, local or foreign Tax Law pursuant to which such deduction or withholding is required) and (b) cooperate with any request to obtain reduction of or relief from such deduction or withholding. To the extent that Buyer satisfies its notice obligation, any such amounts that are deducted and withheld, and timely paid in full to the appropriate taxing authority by Buyer, shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

As a material inducement to Buyer and Merger Sub to enter into this Agreement, the Company represents and warrants to Buyer and Merger Sub as follows, in each case except as set forth in the Disclosure Schedule:

Section 3.01 Organization of the Company. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. The Company is duly qualified to conduct its business as now conducted, and is in good standing as a foreign entity under the Laws of each jurisdiction in which the character of its assets and properties, owned, leased, licensed or otherwise held, or the nature of its activities makes such qualification required, except in such jurisdictions where the lack of such qualification or the failure to be in good standing would not, individually or in the aggregate, have or reasonably be expected to have an adverse effect on the business of the Company and its Subsidiaries, taken as a whole, in any material respects. The Company has made available to Buyer true, correct and complete copies of the Organizational Documents of the Company. The Company is not in violation of its applicable Organizational Documents.

Section 3.02 Authorization; Binding Effect.

(a) The Company and each of its Subsidiaries has full corporate or limited liability company power and authority to own, lease and operate its assets and properties and carry on its business as presently conducted.

(b) The Company has full corporate power and authority to execute and deliver this Agreement and the other documents contemplated hereby to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by the Company of this Agreement and the other documents contemplated hereby to which it is a party, the performance by the Company of its obligations hereunder and thereunder and the consummation by the Company of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action and no other proceedings on the Company’s part are necessary to authorize the execution, delivery or performance of this Agreement or to consummate the Merger, other than the affirmative vote or consent of a majority of the issued and outstanding shares of Company Stock and the filing and recordation of the Certificate of Merger. The affirmative vote or consent of a majority of the issued and outstanding shares of Company Stock is the only vote or consent of the holders of any class or series of the Company’s capital stock necessary to approve and adopt this Agreement, approve the Merger, and consummate the Merger and the other transactions contemplated hereby.

(c) This Agreement and the other documents contemplated hereby to which the Company is a party have been or will be duly executed and delivered by the Company and constitute, or when executed and delivered will constitute, the valid and legally binding obligation of the Company, enforceable in accordance with their terms and conditions, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general equitable principles (whether considered in a proceeding at law or in equity).

Section 3.03 Noncontravention.

(a) Neither the execution, delivery or performance of this Agreement by the Company, nor the consummation by the Company of the transactions contemplated hereby, does or will (i) violate any provision of the certificate of incorporation or bylaws of the Company or any of its Subsidiaries or any provision of the Company’s or any of its Subsidiaries’ Organizational Documents (assuming the affirmative vote or consent of a majority of the issued and outstanding shares of Company Stock is obtained), (ii) violate or conflict with any Law, Order or other restriction of any Governmental Authority to which the Company or any of its Subsidiaries and their respective properties or assets is subject, (iii) with or without notice, lapse of time or both, conflict with, result in a material breach or material violation of, constitute a material default under, result in the termination (or right of termination), cancellation, creation or acceleration of any material rights under, or require any consent or notice under, any Major Contract, Lease, Permit or Other Contract, or (v) result in the creation or imposition of a Lien (other than Permitted Liens) on any of the properties or assets of the Company or any of its Subsidiaries. Except for the applicable requirements of the HSR Act, and except as set forth on Section 3.03 in the Disclosure Schedule, neither the execution, delivery or performance of this Agreement by the Company, nor the consummation by the Company of the transactions contemplated hereby, will require any consent or approval of or notice to any Governmental Authority.

(b) The Company’s board of directors, by resolutions duly adopted by an affirmative vote at a meeting of the directors of the Company duly called and held and, not subsequently rescinded or modified in any way, has: (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, upon the terms and subject to the conditions set forth herein, are fair to, and in the best interests of, the Company and the Company’s Stockholders; (ii) approved and declared advisable this Agreement, including the execution, delivery, and performance thereof, and the consummation of the transactions contemplated by this Agreement, including the Merger, upon the terms and subject to the conditions set forth herein; (iii) directed that this Agreement be submitted to a vote of the Company’s Stockholders for adoption at a meeting of the Company’s Stockholders; and (iv) resolved to recommend that Company’s Stockholders vote in favor of adoption of this Agreement in accordance with the Delaware General Corporation Law. Upon and subject to the Company’s delivery, at the direction of and on behalf of OCM Drum Investors, L.P., of the Drag-Along Notice (as defined in the Stockholders Agreement) pursuant to Section 5.05, each Stockholder will be deemed to have waived any applicable appraisal and/or dissenters rights in connection with the transactions contemplated by this Agreement.

Section 3.04 Capitalization; Subsidiaries.

(a) Section 3.04(a)(i) in the Disclosure Schedule sets forth the authorized, issued and outstanding shares of capital stock of the Company, the record holders of such shares of capital stock and the number of shares of capital stock held of record by such stockholder. All of the Company Stock has been duly authorized and validly issued and are fully paid and non-assessable, and were not issued in violation of any pre-emptive rights. No shares of Company Stock have been issued and no Options have been granted in violation in any material respect of any Law, Organizational Document of the Company, or any other agreement, arrangement, or commitment to which the Company is a party. Section 3.04(a)(ii) in the Disclosure Schedule sets forth, in respect of each Option outstanding as of the date of this Agreement: (i) the number of shares of Company Stock issuable upon exercise; (ii) the exercise price payable; (iii) the date of grant; (iv) the date of expiration; and (v) the name of the registered holder, identifying whether such holder is or is not an employee of the Company or any of its Subsidiaries. Section 3.04(a)(iii) in the Disclosure Schedule sets forth, in respect of each Management Promissory Note outstanding as of the date of this Agreement: (A) the amount of outstanding principal and unpaid accrued interest as of the Closing Date, assuming for such purpose that the Closing Date is October 31, 2021 and that no interest is paid on such Management Promissory Note prior to such date; (B) the date of such Management Promissory Note; (C) the maturity date; and (D) the name of the record holder. Assuming the Closing occurs no later than September 30, 2021, the amount of outstanding principal and unpaid accrued interest under each Management Promissory Note is, and will be as of the Closing, less than the portion of the Estimated Merger Consideration allocated to the borrower under such Management Promissory Note.

(b) Section 3.04(b) in the Disclosure Schedule sets forth each of the Company’s Subsidiaries and, with respect to each Company Subsidiary, its (i) jurisdiction of incorporation, formation or organization and (ii) the number and type, as applicable, of its outstanding equity securities or other equity interests and a list of the holders of capital stock or other equity interests of such Subsidiary. Except as set forth on Section 3.04(b) in the Disclosure Schedule, all of the issued and outstanding shares of capital stock or other equity interests of each such Subsidiary have been duly authorized and validly issued and, if applicable, are fully paid and non-assessable and are wholly owned beneficially and of record, directly or indirectly, by the Company or one of the Company’s Subsidiaries, free and clear of all Liens other than general restrictions on transfer arising under the Securities Act and applicable state securities Laws and Liens arising under the Credit Agreement (which Liens will be released at Closing). Other than the Company’s Subsidiaries set forth on Section 3.04(b) in the Disclosure Schedule, neither the Company nor any of its Subsidiaries owns or controls, directly or indirectly, any interest in any other corporation, partnership, limited liability company, association or other entity. Each of the Subsidiaries identified on Section 3.04(b) in the Disclosure Schedule is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization and has full organizational power and authority to own, lease and operate its properties and carry on its business as presently conducted. Each of the Subsidiaries identified on Section 3.04(b) in the Disclosure Schedule is qualified to conduct its business as currently conducted by it, and is in good standing as a foreign entity under the Laws of each jurisdiction in which the character of its assets and properties, owned, leased, licensed or otherwise held, or the nature of its activities makes such qualification required, except in such jurisdictions where the lack of such qualification or the failure to be in good standing would not, individually or in the aggregate, have or reasonably be expected to have an adverse effect on the business of the Company and its Subsidiaries, taken as a whole, in any material respects. The Company has made available to Buyer true, correct and complete copies of the Organizational Documents of each of the Company’s Subsidiaries. No Subsidiary of the Company is in violation of its Organizational Documents.

(c) There are no shares of capital stock or other equity interests or voting or non-voting securities of the Company, other than the Company Stock. Except for the Company Stock and the Options or as set forth on Section 3.04(c) in the Disclosure Schedule, there are (i) no securities of the Company or any of its Subsidiaries convertible into, exercisable or exchangeable for shares of capital stock, other equity interests or voting or non-voting securities of the Company or any of its Subsidiaries, (ii) no outstanding or authorized options, warrants, purchase rights, subscription rights, rights of first refusal, preemptive rights, conversion rights, exchange rights or other Contracts or commitments that could require the Company or any of its Subsidiaries to issue, sell or otherwise cause to become outstanding any of its capital stock or equity interests, (iii) no outstanding or authorized calls, stock appreciation, phantom stock, profit participation or similar rights with respect to the Company or any of its Subsidiaries, and (iv) no repurchase, redemption or other obligation to acquire for value any shares of any class of capital stock or equity interests of the Company or any of its Subsidiaries. There is no voting trust or other agreement or understanding to which the Company or any of its Subsidiaries is a party, or to the Knowledge of the Company, any other voting agreement or understanding, with respect to the voting of the capital stock, securities or other equity interests of the Company or any of its Subsidiaries. There are no issued or outstanding notes, bonds, debentures or other evidences of Indebtedness, nor, except as set forth in the Company’s Organizational Documents, authorized, issued or outstanding other arrangements, instruments or commitments of any kind that, in each case, give any Person, directly or indirectly, the right to vote with the holders of Company Stock on any matter. All dividends or distributions on securities of the Company that have been declared or authorized have been paid in full. Each Stockholder is a party to the Stockholders Agreement and the Stockholders Agreement constitutes a valid and legally binding obligation of such Stockholder, enforceable in accordance with its terms and conditions.

(d) All of the issued and outstanding equity interests of the Former Canadian Subsidiary have been distributed to the Stockholders of the Company and a true and complete copy of the resolutions authorizing and implementing such distribution has been made available to Buyer (the “Canada Distribution”).

Section 3.05 Broker’s Fees. Except as set forth on Section 3.05 in the Disclosure Schedule, neither the Company nor any of its Subsidiaries has or will have any Liability to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement or the Related Agreements for which Buyer or any of its Affiliates (including the Company and its Subsidiaries following the Closing), will be liable.

Section 3.06 Financial Statements; Undisclosed Liabilities.

(a) Set forth on Section 3.06 in the Disclosure Schedule are true and complete copies of the following financial statements (collectively the “Financial Statements”):

(i) the audited consolidated balance sheets of the Company and its Subsidiaries as of December 31, 2020 and as of December 31, 2019 and the related audited consolidated statements of operations, cash flows and stockholder’s equity for the fiscal years then ended; and

(ii) the unaudited consolidated balance sheet of the Company and its Subsidiaries as of May 31, 2021 (the “Most Recent Balance Sheet”) and the related statements of operations for the five (5)-month period then ended (together with the Most Recent Balance Sheet, collectively, the “Most Recent Financial Statements”).

(b) The Financial Statements were prepared in accordance with the books of account and other financial records of the Company and its Subsidiaries, and fairly present, in all material respects, the financial position, results of operations and cash flows of the Company and its Subsidiaries as of the times and for the periods referred to therein in accordance with GAAP, consistently applied; provided, however, that the Most Recent Financial Statements are subject to normal year-end adjustments (which are not, in the aggregate, material) and lack footnotes and other presentation items. The Company maintains a standard system of accounting established and administered in accordance with GAAP.

(c) The Company and its Subsidiaries have not identified or been made aware of any fraud, whether or not material, that involves management or Employees of the Company or any of its Subsidiaries who have a significant role over financial reporting of the Company and its Subsidiaries. Except as set forth on Section 3.06(c) in the Disclosure Schedule, neither the Company and its Subsidiaries nor, to Company’s Knowledge, any banking, financial or other outside advisors or independent accountants of the Company and its Subsidiaries has received any material complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of the Company and its Subsidiaries or its internal accounting controls, including any material complaint, allegation, assertion or claim that the Company and its Subsidiaries has engaged in improper or fraudulent accounting or auditing practices.

(d) Except as set forth on Section 3.06(d) in the Disclosure Schedule, all accounts receivable of the Company and each of its Subsidiaries reflected on the Most Recent Balance Sheet, and all accounts receivable of the Company and each of its Subsidiaries that have arisen since the date of the Most Recent Balance Sheet, (i) represent accounts receivable for valid customer obligations arising from sales actually made or services actually performed in the ordinary course of business; (ii) are not more than 90 days past due and are reasonably expected to be collectible (net of any respective reserves set forth on the Most Recent Balance Sheet or as reserved for in the ordinary course of business since the date of the Most Recent Balance Sheet) in the ordinary course of business; and (iii) to the Company’s Knowledge, are not subject to any counterclaim or setoff except as set forth in the reserves therefor set forth on the Most Recent Balance Sheet or as reserved for in the ordinary course of business since the date of the Most Recent Balance Sheet. The Most Recent Balance Sheet includes reserves with respect to accounts receivable outstanding as of such date determined in accordance with GAAP. The Company and each of its Subsidiaries has not canceled, or agreed to cancel, in whole or in part, any accounts receivable reflected on, or created since the date of, the Most Recent Balance Sheet. All works in progress of the Company and its Subsidiaries are billed within 90 days of the date of incurrence.

(e) All accounts payable of the Company and each of its Subsidiaries reflected on the Most Recent Balance Sheet and that have arisen since the date of the Most Recent Balance Sheet have arisen from bona fide transactions in the ordinary course of business. The accounts payable reflected on the Most Recent Balance Sheet and all accounts payable of the Company and each of its Subsidiaries that have arisen since the date of the Most Recent Balance Sheet, have either been paid or are not yet due and are payable in the ordinary course of business. There are no unpaid invoices or bills representing material amounts alleged to be owed by the Company or any of its Subsidiaries, or other material alleged monetary obligations of the Company and any of its Subsidiaries, in each case, that is past due and which the Company and such Subsidiary has disputed or refused to pay.

(f) All inventory of the Company and each of its Subsidiaries reflected on the Most Recent Balance Sheet, and all inventory of the Company and each of its Subsidiaries that has been acquired since the date of the Most Recent Balance Sheet (the “Inventory”), (i) was acquired or produced and has been maintained in the ordinary course of business, and (ii) consists of goods of a quality presently usable for its intended use in all material respects and, with respect to finished goods, saleable in the ordinary course of business and of a quantity maintained by the Company and its Subsidiaries in the ordinary course of business, in each case, subject to any applicable reserves set forth on the Most Recent Balance Sheet or established in the ordinary course of business since the date of the Most Recent Balance Sheet. Any slow-moving, damaged, excessive, defective, below standard quality or obsolete inventory reflected in the Most Recent Balance Sheet has been written down to net realizable value with adequate reserves and all mark-up has been eliminated, all in accordance with GAAP. All Inventory is located at, or is in transit to or from, the facilities of the Company and its Subsidiaries or the facilities of customers or suppliers of the Company and its Subsidiaries. No Inventory held by the Company or any of its Subsidiaries is held on a consignment basis. During the last three (3) years, the Company and its Subsidiaries have purchased all Inventory in compliance with applicable Laws in all material respects. The Company and its Subsidiaries have or will have on hand such quantities of Inventory as are reasonably required to continue their respective businesses as currently conducted immediately after the Closing in the ordinary course of business. The values of the Inventory stated in the Most Recent Balance Sheet reflect the ordinary-course inventory valuation policies of the Company and its Subsidiaries. Since the date of the Most Recent Balance Sheet, no Inventory has been sold or disposed of except through sale, use or disposal in the ordinary course of business.

(g) Section 3.06(g) in the Disclosure Schedule sets forth (A) a complete and correct schedule of all Indebtedness of the Company and its Subsidiaries of the type described in clauses (i), (ii), (iii) and (v) of the definition of “Indebtedness” and (B) the aggregate amount of all Indebtedness, in each case, determined as of May 31, 2021.

(h) There is no Liability material to the Company and its Subsidiaries (taken as a whole), except for liabilities and obligations (i) reflected or reserved for on the Financial Statements or disclosed in the notes thereto, (ii) that have arisen since the date of the Most Recent Balance Sheet in the ordinary course of the operation of business of the Company and its Subsidiaries, (iii) disclosed in Section 3.06(h) the Disclosure Schedule, or (iv) incurred in connection with this Agreement and the transactions contemplated hereby.

Section 3.07 Absence of Changes. Since December 31, 2020, there has not been any Material Adverse Effect. Without limiting the generality of the foregoing, except as set forth on Section 3.07 in the Disclosure Schedule, except in connection with the transactions contemplated by this Agreement, since December 31, 2020, the Company and its Subsidiaries have conducted their business in the ordinary course of business in all material respects and neither the Company nor any of its Subsidiaries has:

(a) amended its certificate or articles of incorporation or formation, bylaws or limited liability company agreement (or equivalent Organizational Documents);

(b) sold, transferred, assigned, conveyed, leased, licensed, pledged, encumbered or otherwise disposed of any of its assets or properties except in the ordinary course of business;

(c) canceled any debts owed to the Company or any of its Subsidiaries, or waived, compromised or released any material claims or rights in favor of the Company or any of its Subsidiaries, except for cancellations made or waivers granted in the ordinary course of business;

(d) made any loan to any Person, other than loans to a Subsidiary of the Company, advancements of expenses made to Employees, directors, consultants and advisors and prepayments made to vendors, in each case in the ordinary course of business;

(e) purchased, leased or acquired the right to own, use or lease, the assets, properties or business of any Person (including by merger, consolidation, acquisition of equity interest or assets, or otherwise) for a value in excess of $1,000,000 per acquisition or lease, or $3,000,000 in the aggregate for all such acquisitions or leases (excluding capital expenditures, leases and purchases or acquisitions of raw material, inventory or equipment, in each case, in the ordinary course of business);

(f) incurred any Indebtedness of the type described in clauses (i), (ii), (iii), or (v) of the definition of “Indebtedness,” or assumed, guaranteed or endorsed or otherwise became responsible for, any Indebtedness of the type described in clauses (i), (ii), (iii), or (v) of the definition of “Indebtedness,” of any other Person in excess of $100,000 in the aggregate, other than (i) borrowings under any revolving facility under the Credit Agreement or any credit card line of credit and the accrual of interest on amounts outstanding, and (ii) capital leases, in each case, in the ordinary course of business;

(g) mortgaged, pledged or subjected to any Lien (other than Permitted Liens), any portion of its assets or its equity interests;

(h) other than shares of Company Stock issued upon the exercise of an Option, issued, pledged, redeemed, sold or otherwise disposed of any of its equity interests;

(i) made any material capital expenditures or commitments therefor, except in the ordinary course of business, or failed to make any material expenditures in connection with the normal maintenance, repair and replacement of the material assets used in connection the operation of its business in accordance with its past custom and practice;

(j) materially changed its accounting methodologies, practices, estimation techniques, assumptions and principles, except as required by Law or GAAP;

(k) granted or paid any material increase in the base compensation, or made any material change in the benefits provided to, of any of its directors, officers or Employees or individual independent contractors with an annual base salary greater than $150,000, other than in the ordinary course of business or as required by Law or existing contractual arrangement and other than any bonus or similar payments the payment of which would be reflected in the determination of Cash or Company Transaction Expenses;

(l) adopted, amended or terminated any material Employee Benefit Plan for the benefit of any of its directors, officers or Employees, other than in the ordinary course of business or as required by Law and other than any bonus or similar payments the payment of which would be reflected in the determination of Cash or Company Transaction Expenses;

(m) settled or compromised any Action against the Company or any of its Subsidiaries (i) that would involve or involved payment by the Company or any of its Subsidiaries of $500,000 in the aggregate, or (ii) that would impose any material restrictions on the business or operations of the Company or any of its Subsidiaries;

(n) suffered any material loss or destruction to its assets or properties material to the operation of its business (whether or not covered by insurance);

(o) made any loan, investment or advance to, guaranteed for the benefit of, or entered into any other transaction (other than relating to the payment of compensation, benefits and expense reimbursements and lease payments in the ordinary course of business) with, any Stockholder of the Company or any of their respective members, directors, managers, officers or Employees or any Affiliate thereof;

(p) made any material change to its cash management practices or its policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

(q) entered into any master services agreement, blanket agreement or similar agreement that would constitute a Major Contract;

(r) cancelled or terminated any insurance policy, and no insurance policy has been cancelled by any insurer; or

(s) entered into any binding agreement or commitment to do any of the foregoing (other than this Agreement).

Section 3.08 Legal Compliance.

(a) Except as set forth on Section 3.08 in the Disclosure Schedule, the Company and each of its Subsidiaries is, and has been for the past five (5) years, in compliance in all material respects with all Laws and Orders applicable to it or the operation of its business. During the past five (5) years, the Company and its Subsidiaries have not received any written, or, to the Company’s Knowledge, any other notice, order, complaint or other material communication from any Governmental Authority that the Company or any of its Subsidiaries is not in compliance with any Law applicable to it or the operation of its business. To the Company’s Knowledge, no investigation or review is pending or threatened by any Governmental Authority with respect to any alleged violation by the Company or any of its Subsidiaries of any Law.

(b) The Company and its Subsidiaries have and are in possession of all material licenses, authorizations, permits and registrations of Governmental Authorities required to conduct the business of the Company and its Subsidiaries as now conducted (the “Permits”), and each such Permit is in full force and effect. All fees and charges required to have been paid with respect to such Permits have been paid in full. The Company and its Subsidiaries are in compliance in all material respects with all such Permits. The Company and each of its Subsidiaries has, and during the last five (5) years has been, in compliance in all material respects or has remediated any instances of non-compliance with its Permits. None of the Company or any of its Subsidiaries has received during the last five (5) years any written or, to the Company’s Knowledge, any other notice from any Governmental Authority regarding revocation, suspension or amendment that is adverse to the Company or any of its Subsidiaries of any Permits. To the Company’s Knowledge, no event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse, or limitation of any such Permit. Section 3.08(b) in the Disclosure Schedule lists all current Permits relating to contractor licenses issued to the Company and its Subsidiaries, including the names of the Permits and their respective dates of issuance and expiration.

(c) During the past five (5) years, (i) neither the Company nor any of its Subsidiaries has violated any Law relating to anti-bribery or anticorruption or that otherwise prohibits the corrupt payment to any government or public officials, including the U.S. Foreign Corrupt Practices Act of 1977, as amended, and the UK Bribery Act 2010 (all such Laws, “Anticorruption Laws”), (ii) to the Knowledge of the Company, no director, officer, agent, Employee, representative, consultant or other Person acting for or on behalf of the Company or any of its Subsidiaries has violated any Anticorruption Law, and (iii) neither the Company nor any of its Subsidiaries has received any notice alleging any such violation or conducted any internal investigation with respect to any actual, potential or alleged violation of any Anticorruption Law. None of the Company or any of its Subsidiaries, or any stockholder, member, director, manager, owner, officer, Employee or, to the Company’s Knowledge, any agent or other Person acting on behalf of the Company or any of its Subsidiaries: (y) is, to the Company’s Knowledge, an official, agent or employee of any Governmental Authority or an official of a political party or a candidate for political office; or (z) has at any time in the last five (5) years, (1) used any funds of the Company or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other unlawful expenses relating to political activity, (2) established or maintained any unlawful fund of monies or other assets of the Company or its Subsidiaries, or (3) made any bribe, rebate, payoff, facilitation payment, influence payment, kickback or other similar payment, promise of payment or authorization of payment of money, gifts or anything of value to any Person to receive favorable treatment in obtaining or retaining business for the Company or any of its Subsidiaries, to obtain or retain special concessions for the Company or any of its Subsidiaries or to pay for favorable treatment for business obtained or retained or to pay for special concessions already obtained for the Company or any of its Subsidiaries or to secure any other improper advantage for the Company or any of its Subsidiaries, in each case, with respect to clause (3), that is not in compliance with applicable Laws.

(d) None of the Company or any of its Subsidiaries has during the immediately preceding five (5) years conducted any formal internal investigation with respect to any actual or alleged violation in any respect of any Law by any then-current officer, manager, director or Employee concerning actual or alleged fraud, or, to the Company’s Knowledge, elected not to investigate any internal report alleging such activity of which the Company or such Subsidiaries were made aware.

Section 3.09 Title to Assets; Condition.

(a) The Company and its Subsidiaries have good and valid title to, or a valid leasehold interest or license in, all of the real properties and tangible assets located on their premises or used in the conduct of their business as currently conducted, including all the properties and assets reflected on the Most Recent Balance Sheet, free and clear of all Liens except (i) as set forth on Section 3.09 in the Disclosure Schedule, (ii) Permitted Liens and (iii) tangible properties and assets that have been sold or otherwise disposed of by the Company and its Subsidiaries in the ordinary course of business since the date of the Most Recent Balance Sheet (and, from and after the date of this Agreement, in compliance with the terms of this Agreement).

(b) The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property owned by the Company and each of its Subsidiaries or leased by the Company and each of its Subsidiaries (i) are in all material respects in good operating condition and repair (ordinary wear and tear excepted), (ii) are suitable in all material respects for the purposes for which they are presently used by the Company and such Subsidiary, (iii) are free from any defects (except for such defects that do not materially interfere with the use thereof in the conduct of the normal operations of the Company and such Subsidiary), (iv) are not in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost and (v) have been maintained and repaired in all material respects in the ordinary course of business.

(c) The assets (tangible and intangible, other than Intellectual Property Rights, which are the subject of Section 3.12) owned, leased by or licensed to the Company and its Subsidiaries together constitute in all material respects all of the assets, rights and properties (tangible and intangible, other than Intellectual Property Rights, which are the subject of Section 3.12) and facilities necessary for the operation of the business of the Company and its Subsidiaries as presently operated and as operated during the twelve (12) month period immediately preceding the date hereof, in each case, in the ordinary course of business of the Company and its Subsidiaries.

Section 3.10 Real Property.

(a) Section 3.10(a) in the Disclosure Schedule sets forth the address and description of each Owned Real Property. With respect to each Owned Real Property: (i) the Company or Subsidiary (as the case may be) has good and valid fee simple title to such Owned Real Property, which shall be free and clear of all liens and encumbrances as of the Closing Date, except Permitted Liens, (ii) except as set forth in Section 3.10(a) in the Disclosure Schedule, neither the Company nor any of its Subsidiaries has leased or otherwise granted to any Person the right to use or occupy such Owned Real Property or any portion thereof; and (iii) neither the Company nor any of its Subsidiaries is a party to any Contract or option to purchase or sell any real property or interest therein, and there are no outstanding rights of first offer or rights of first refusal to purchase or lease any Owned Real Property, or any portion thereof or interest therein. The Company has never owned any real property other than the Owned Real Property.

(b) Section 3.10(b) in the Disclosure Schedule sets forth the address of each parcel of Leased Real Property, and a true and complete list of all Leases for each such parcel of Leased Real Property. The Company has made available to Buyer a true and complete copy of each such Lease. Except as set forth on Section 3.10(b) in the Disclosure Schedule, the Company and its Subsidiaries have not subleased, assigned or transferred any interest in any Lease or granted any Person the right to use or occupy the Leased Real Property that is subject to such Lease. With respect to each of the Leases: (i) the Company or the applicable Subsidiary party thereto holds a valid and existing leasehold interest under such Lease, and such Lease is a legal, valid, binding and enforceable obligation of the Company or the applicable Subsidiary party thereto and in full force and effect and, to the Knowledge of the Company, each other party thereto and except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general equitable principles; and (ii) neither the Company or the applicable Subsidiary party thereto, nor to the Company’s Knowledge any other party thereto, is in material breach or material default under such Lease, and, to the Knowledge of the Company, no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such material breach or material default.

(c) The Real Property comprise all of the real property used or intended to be used in, or otherwise related to, the business of the Company.

(d) Neither the Company nor any of its Subsidiaries has received any written notice of, and to the Company’s Knowledge there is not currently, any condemnation, expropriation, eminent domain or similar proceeding affecting all or any part of the Real Property.

(e) To the Company’s Knowledge, there are no material structural defects in any of the improvements on any of the Real Property, nor any material imminent capital repairs or replacements for which no or inadequate reserves have been established under GAAP, on any of the Real Property.

(f) The Real Property and all parts and components thereof and the use and occupancy thereof are in compliance in all material respects with all applicable building, zoning, subdivision, fire, health and safety, occupancy, land use and other applicable Laws, including the Americans with Disabilities Act of 1990, as amended, and all insurance requirements affecting the Real Property. In the last five (5) years, neither the Company nor any of its Subsidiaries has received any written notice from (i) any Governmental Authorities alleging any violation of any Laws in respect to the Real Property, or any part thereof, which has not been corrected, or (ii) any insurance company of any defects or inadequacies in any of the Real Property, or any part thereof, which would adversely affect the insurability of the Real Property or cause the imposition of extraordinary premiums therefor.

(g) To the Company’s Knowledge, the current use and occupancy of the Real Property, and the operation of the business of the Company as currently conducted thereon does not violate in any material respect any easement, covenant, condition, restriction or similar provision in any instrument of record or other unrecorded agreement to which the Company or any of its Subsidiaries is a party, in each case, affecting the Real Property.

(h) To the Company’s Knowledge, except as set forth on Section 3.10(h) in the Disclosure Schedule, the improvements on the Real Property do not encroach upon any property which is not Real Property, any building line, set back line or side yard line, or any easement and no structure located on land owned by any other party encroaches onto the Real Property.

(i) To the Company’s Knowledge, none of the Real Property is located in a flood plain, flood hazard area, wetland or other waters of the United States, or lakeshore erosion area within the meaning of any Laws. To the Company’s Knowledge, in the past five (5) years, no portion of the Real Property has been used as a landfill or for storage or landfill of Hazardous Materials. No work has been done or labor or materials have been furnished with respect to the Real Property during the period of six (6) months immediately preceding the date of this Agreement for which Liens could reasonably be expected to be filed against any of the Real Property.

(j) To the Company’s Knowledge, there are now in full force and effect duly issued certificates of occupancy (or the local equivalent) permitting the Real Property and the improvements located thereon to be legally used and occupied as the same are now constituted. To the Company’s Knowledge, all of the Real Property has permanent rights of access to dedicated public highways. To the Company’s Knowledge, no fact or condition exists which would prohibit or adversely affect the ordinary rights of access to and from the Real Property or from and to the existing highways and roads and there is no pending or, to the Company’s Knowledge, threatened restriction or denial, governmental or otherwise, upon such ingress and egress. To the Company’s Knowledge, there are no pending claims of adverse possession or prescriptive rights involving any of the Real Property.

(k) To the Company’s Knowledge, there are no planned or proposed increases in the assessed valuation of any of the Real Property, and neither the Company nor any of its Subsidiaries has received any written notice of any proposed special assessment which would affect any of the Real Property.

(l) To the Company’s Knowledge, water, gas and electrical supply, storm and sanitary sewerage facilities and all other required public utilities are available for each Real Property, and are either extended to the boundary of each Real Property or pass through adjoining land subject to validly existing easements or similar rights permitting such use.

Section 3.11 Tax Matters. Except as set forth on Section 3.11 in the Disclosure Schedule:

(a) all U.S. federal Income Tax Returns and other material Tax Returns of the Company and each of its Subsidiaries that were required to have been filed, were timely filed (taking into account extensions of time to file Tax Returns obtained in the ordinary course), and all such Tax Returns are true and correct in all material respects;

(b) all U.S. federal Income Taxes and other material Taxes due and payable (whether or not shown on any Tax Return) by the Company and its Subsidiaries have been or will be timely paid (taking into account extensions of time to file Tax Returns or pay Taxes obtained in the ordinary course);

(c) there are no ongoing or pending Proceedings with respect to material Taxes by any Taxing Authority against the Company or any of its Subsidiaries and no written notification has been received by the Company or any of its Subsidiaries threatening any such Proceeding;

(d) neither the Company nor any of its Subsidiaries has waived any statute of limitations with respect to, or requested any extension of a period for, the assessment of any material Tax which has not yet expired (excluding extensions of time to file Tax Returns obtained in the ordinary course).

(e) neither the Company nor any of its Subsidiaries is a party to or is otherwise bound by any Tax sharing, allocation or indemnification Contract, except for such a Contract (i) that is a commercial Contract, no principal purpose of which is not Taxes, such as customary agreements with customers, vendors, lenders, lessors or the like; (ii) that as of the Closing Date will be terminated without any further payments being required to be made; or (iii) solely among the Company and/or one or more of its Subsidiaries;

(f) neither the Company nor any of its Subsidiaries has granted in writing any power of attorney which is currently in force with respect to any material Taxes or Tax Returns (other than any power of attorney related to Taxes or Tax Returns in the ordinary course of business);

(g) within the last three (3) years, no written claim that has not been settled or otherwise resolved has been made by a Governmental Body in the United States or Canada where the Company or any of its Subsidiaries do not file Tax Returns claiming that the Company or any of its Subsidiaries is or may be subject to material Taxes in such jurisdiction;

(h) the Company and its Subsidiaries have withheld, or caused to be withheld, all material Taxes required to have been withheld in connection with amounts paid or owing to any Employee, independent contractor, creditor, member, owner, customer or other third Person and has timely remitted all material withheld Taxes to the applicable Government Authority and reported such amounts in material compliance with applicable Tax law;

(i) there are no Liens for material Taxes (other than Permitted Liens) upon any assets owned by the Company or any of its Subsidiaries;

(j) neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material deduction from, taxable income for any Tax period (or portion thereof) beginning on or after the Closing Date as a result of any closing agreement described in Section 7121 of the Code (or any corresponding provision of any state, municipal, county, local, foreign, supranational or other Income Tax Law) with any Governmental Authority;

(k) neither the Company nor any of its Subsidiaries has a permanent establishment within any foreign country (within the meaning of any applicable Tax treaty) and does not and has not engaged in any trade or business in any foreign country that would subject the Company or its Subsidiaries to material Taxes in such foreign country;

(l) neither the Company nor any of its Subsidiaries (i) has ever been a member of an affiliated group filing a consolidated U.S. federal Income Tax Return, other than a group the parent of which is the Company or a Subsidiary of the Company or (ii) has material Liability for Taxes of any Person (other than another Subsidiary of the Company) arising from the application of Treasury Regulations Section 1.1502-6 or any analogous provision of state or local Tax Law or as a transferee, successor or by Contract (other than any Contract entered into in the ordinary course of business the primary purpose of which is not Taxes, such as customary agreements with customers, vendors, lenders, lessors or the like);

(m) neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period or portion thereof beginning after the Closing Date as a result of:

(i) any change in a method of accounting under Section 481 of the Code (or any comparable provision of state, local of foreign income Tax Law) in effect and filed before Closing for any Tax period ending on or prior to the Closing Date;

(ii) the use of an improper method of accounting for any tax period ending on or prior to the Closing Date made or used before Closing;

(iii) any intercompany transaction entered into prior to the Closing described in Section 1502 of the Code (or comparable provision of state, local or Foreign Law;

(iv) any installment sale or open transaction prior to the Closing outside the ordinary course of business; or

(v) a pre-paid amount received outside the ordinary course of business on or before the Closing.

(n) within the past three (3) years, neither the Company nor any of its Subsidiaries has been a “distributing company” or a “controlled corporation” in a distribution described in Section 355 of the Code;

(o) neither the Company nor any of its Subsidiaries has ever been a party to any “listed transaction” within the meaning of Section 6707A(c)(2) of the Code and Treasury Regulations Section 1.6011-4(b)(2); and

(p) neither the Company nor any of its Subsidiaries is treated as a partnership for purposes of Treasury Regulations Section 301.7701-3, as a trust for purposes of Treasury Regulations Section 301.7701-4 or any is a “controlled foreign corporation” within the meaning of Section 957 of the Code.

No representation or warranty is made in this Agreement with respect to the amount, sufficiency, or usability of any net operating losses, capital losses, Tax basis, or other Tax attribute or the availability of any Tax position in any taxable period (or portion thereof) beginning after the Closing Date.

Section 3.12 Intellectual Property.

(a) Section 3.12(a) in the Disclosure Schedule sets forth a list of (i) all applications and registrations for Intellectual Property owned by the Company or any of its Subsidiaries as of the date of this Agreement (the “Company Registered Intellectual Property” and, together with all other Intellectual Property Rights owned by the Company or any of its Subsidiaries, the “Company Intellectual Property”); and (ii) each license, which the Company or any of its Subsidiaries has granted to any third party, or that a third party has granted to the Company or any of its Subsidiaries, with respect to any material Intellectual Property Rights, in each case with respect to which the payment to the Company or any of its Subsidiaries or by the Company or any of its Subsidiaries, as applicable, exceeded $250,000 during the last twelve (12) months, and other than (A) commercially available “off-the-shelf” software licenses under which software is licensed to the Company or any of its Subsidiaries and (B) licenses of Intellectual Property Rights granted by the Company or any of its Subsidiaries in the ordinary course of business (clause (ii), collectively, the “Company IP Agreements”).

(b) For all material Company Registered Intellectual Property, all necessary registration, maintenance, renewal, application, filing, examination, maintenance and annuity fees and material taxes have been paid, all legal requirements applicable to post-filing and post-registration maintenance (including the timely post-registration filing of affidavits of use and incontestability and renewal applications with respect to trademark and service mark registrations) have been completed, including the filing of all necessary documents. In connection with the material Company Registered Intellectual Property, all registrations are in force and all applications for the same are pending against the Company or its Subsidiaries in good standing and without any adverse actions pending or, to the Company’s Knowledge, threatened in writing against the Company or its Subsidiaries by or before the governmental entity in which the registrations or applications are issued or filed, except for office actions relating to any applications. Neither the Company nor any of its Subsidiaries have received any written notice of abandonment or cancellation of any material Company Registered Intellectual Property. No loss or expiration of any material Company Registered Intellectual Property is pending or, to the Knowledge of the Company, is threatened in writing against the Company or its Subsidiaries, except for patents expiring at the end of their statutory terms (and not as a result of any act or omission by the Company or any of its Subsidiaries, including failure by the Company or any of its Subsidiaries to pay any required maintenance fees).

(c) Each Employee who conceived, authored, invented, developed, reduced to practice or otherwise contributed to any of the material Company Intellectual Property has executed an agreement including an assignment of such Company Intellectual Property, and each such Employee has assigned to the Company or one of its Subsidiaries all rights, title and interests in and to such Company Intellectual Property. All material Company Intellectual Property that has been created by any independent contractor of the Company or its Subsidiaries for the benefit of the Company or any of its Subsidiaries, other than proprietary rights owned by third parties and licensed to Company or any of its Subsidiaries pursuant to licenses, sublicenses, agreements, or permissions, are the subject of a valid and enforceable written assignment and/or work made for hire agreement providing that the Company or one of its Subsidiaries is the owner of such Company Intellectual Property.

(d) All Company Registered Intellectual Property is subsisting, valid and enforceable. The Company and its Subsidiaries own exclusively, free and clear of all Liens, other than Permitted Liens, all Company Intellectual Property. During the past three (3) years, the Company and its Subsidiaries have not received any written notice or claim challenging the ownership, validity or enforceability of any Company Registered Intellectual Property (except for any office actions, correspondences and notices in connection with the filing or prosecution of any applications for Company Registered Intellectual Property). None of the material Company Registered Intellectual Property or any other material Company Intellectual Property is subject to any outstanding judgment, decree, order, writ or injunction of a Governmental Authority against the Company or any of its Subsidiaries materially and adversely affecting the rights of the Company or any of its Subsidiaries with respect to such Company Intellectual Property.

(e) To the Knowledge of the Company, the Company and its Subsidiaries own, license or otherwise have a right to use (without regard to any action taken by or at the direction of Buyer or any business plan of Buyer), all of the Intellectual Property Rights necessary for the operation of the business of the Company and its Subsidiaries as presently conducted.

(f) To the Knowledge of the Company, (i) the operation of the respective businesses of the Company and its Subsidiaries as currently conducted and as conducted over the past three (3) years does not and has not infringed, misappropriated or otherwise violated any Intellectual Property Rights of any third party, and (ii) currently and over the past three (3) years, no third party has infringed upon, misappropriated or otherwise violated any material Company Intellectual Property. During the past three (3) years, the Company and its Subsidiaries have not received any written notice or claim asserting that any such infringement, misappropriation or other violation set forth in the foregoing clause (i) has occurred.

(g) The Company and its Subsidiaries have taken commercially reasonable actions to maintain and protect the confidentiality of all material trade secrets and confidential information included in the Company Intellectual Property. To the Knowledge of the Company, (i) during the past three (3) years, there has been no misappropriation of any material trade secrets or other confidential information included in the Company Intellectual Property by any third party, (ii) during the past three (3) years, no Employee, independent contractor or agent of the Company or any of its Subsidiaries has misappropriated any trade secrets included in the Company Intellectual Property in the course of his or her performance as an Employee, independent contractor or agent and (iii) no Employee, independent contractor or agent of Company or its Subsidiaries is in material default or material breach of any term of any employment agreement, nondisclosure agreement, assignment of invention agreement with the Company or its Subsidiaries relating in any way to the protection, ownership, development, use or transfer of Company Intellectual Property. Neither the Company nor any of its Subsidiaries have disclosed any of its material trade secrets or confidential information included in the Company Intellectual Property to any third party other than pursuant to a written confidentiality agreement or as otherwise required by Law.

(h) The Company and its Subsidiaries currently, and have at all times over the past three (3) years, complied in all material respects with (i) all applicable Data Privacy and Security Laws, (ii) all rules, policies and procedures established by the Company and its Subsidiaries from time to time, in each case to the extent applicable and relating to any Personal Information collected, used, maintained, disclosed, processed or transferred by Company or its Subsidiaries and (iii) with all contractual commitments that the Company or its Subsidiaries have entered into with respect to Personal Information. Following the Closing Date, the Company and its Subsidiaries shall have rights to use such Personal Information equivalent or similar to the rights to use such Personal Information that the Company and its Subsidiaries had prior to the Closing

Date. The material software, hardware, computer systems, telecommunications equipment and systems, and Internet and intranet sites that are used or relied on by the Company and its Subsidiaries (collectively, the “Information Systems”) are operational in material respects, and have reasonable security, back-ups and disaster recovery arrangements in place. The Company and its Subsidiaries have commercially reasonable security measures in place to protect all Personal Information collected by them or on their behalf in the conduct of their respective businesses against unauthorized access, use and/or disclosure. To the Knowledge of the Company, no Information Systems of the Company and its Subsidiaries or Personal Information in the possession or control of the Company or any of its Subsidiaries have experienced, during the past three (3) years, any security breach, improper access, use or disclosure or failure that is material to the business of the Company and its Subsidiaries. The Information Systems are maintained in a manner intended to minimize the effects of viruses, Trojan horses, spyware, malware, or other malicious code and have not suffered any breakdown, failure, loss of data or security breach that has caused material disruption or material damage to the business of the Company and its Subsidiaries that has not been remedied in material respects.

(i) Neither the Company nor any of its Subsidiaries are a party to or the subject of any pending Action or, to the Knowledge of the Company, any pending investigation by a Governmental Authority or any Action threatened in writing, in each case, that alleges that the Company or any of its Subsidiaries, or any Person acting on behalf thereof, has violated any Data Privacy and Security Laws that relate to any unauthorized access, use or disclosure of Personal Information or security breaches involving Personal Information maintained by, or on behalf of, the Company or any of its Subsidiaries, and neither the Company nor any of its Subsidiaries have received any written notice of any pending claims, or investigations by a Governmental Authority, alleging violations by the Company and its Subsidiaries of Data Privacy and Security Laws or the Company and its Subsidiaries’ privacy policies with respect to Personal Information collected or possessed by or on behalf of, or otherwise subject to the possession or control of, the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries have received any written complaints in the past three (3) years from any Person or Governmental Entity asserting or claiming that the Company or its Subsidiaries has violated or failed to comply with Data Privacy and Security Laws with respect to Personal Information collected or possessed by or on behalf of, or otherwise subject to the possession or control of, the Company or any of its Subsidiaries.

Section 3.13 Contracts and Commitments.

(a) Section 3.13(a) in the Disclosure Schedule sets forth a list as of the date of this Agreement of each of the following types of Contracts (other than purchase orders valued at less than $250,000 entered into in the ordinary course of business) to which the Company or any of its Subsidiaries is a party:

(i) any employment Contract or consulting Contract with any director, officer, Employee or individual independent contractor of the Company or any of its Subsidiaries pursuant to which the Company and its Subsidiaries are required to pay in excess of $150,000 in base salary or fees per annum to such director, officer, Employee or individual independent contractor and provides for the payment of severance;

(ii) any Contract that contains a (A) covenant not to compete or (B) right of first offer or right of first refusal or similar rights, in each case, granted by the Company or any of its Subsidiaries in favor of a third party;

(iii) any lease or similar Contract (or series of related leases or similar Contracts) under which (A) the Company or any of its Subsidiaries is lessee of, or holds or uses, any machinery, equipment, vehicle or other tangible personal property owned by a third party or (B) the Company or any of its Subsidiaries is a lessor or sublessor of, or makes available for use by any third party, any tangible personal property owned or leased by the Company or such Subsidiary, in any case which has future Liability to the Company and its Subsidiaries in excess of $500,000 per annum or $1,000,000 in the aggregate;

(iv) other than the Credit Agreement, any Contract under which the Company or any of its Subsidiaries has borrowed any money or issued any note, indenture or other evidence of indebtedness for borrowed money or guaranteed indebtedness for borrowed money or Liabilities of others (other than agreements among the Company and its Subsidiaries, endorsements for the purpose of collection, or purchases of equipment or materials made under conditional sales Contracts, in each case in the ordinary course of business);

(v) any partnership, strategic alliance or joint venture Contract;

(vi) any Contract (other than any standard purchase order or pricing agreement valued under $250,000) for the sale, distribution, servicing by the Company and its Subsidiaries of goods or services that provides for payments to the Company or any of its Subsidiaries in excess of $5,000,000 per annum;

(vii) any Contract with a Key Supplier (other than purchase orders and leases by the Company or any of its Subsidiaries for machinery, equipment, vehicle or other tangible personal property owned by a Key Supplier);

(viii) any Contract with a Key Customer (but only, for the avoidance of doubt, where there are remaining obligations other than ordinary course of business warranty and indemnification obligations);

(ix) any Contract granting any third party the exclusive right to purchase or distribute the Company’s or any of its Subsidiaries’ products or services;

(x) any Contract pursuant to which the Company or any of its Subsidiaries has provided a “most favored nation” provision to the other party;

(xi) any Contract that obligates the Company or any of its Subsidiaries to make any earn-out or similar payments based on future performance of an acquired business or assets;

(xii) other than Contracts with Key Suppliers, any Contract for the purchase by the Company and its Subsidiaries of goods or services that provides for annual payments by the Company and its Subsidiaries in excess of $500,000 and is not terminable by the Company and its Subsidiaries upon notice of sixty (60) calendar days or less for a cost of less than $500,000;

(xiii) other than any commercial Contract entered into in the ordinary course of business (including such Contracts the principal purpose of which is not Taxes, such as customary agreements with customers, vendors, lenders, lessors or the like), any Contract that provides for the indemnification by the Company and its Subsidiaries or the assumption or guarantee by the Company and its Subsidiaries of any environmental or any other material Liability of any Person pursuant to which the Company is reasonably likely to incur costs that exceed $500,000 and are not covered by insurance;

(xiv) any Contract pursuant to which the Company and its Subsidiaries has any remaining warranty obligations beyond the Company’s and its Subsidiaries’ standard warranty terms and conditions as set forth in Section 3.13(a)(xiv) in the Disclosure Schedule and for which the Company and its Subsidiaries are reasonably likely to incur costs that exceed $100,000 which are not covered by insurance or for which the Company and its Subsidiaries do not have a back-to-back indemnity or, to Company’s Knowledge, any exposure to latent defect claims, under the statute of limitations for the jurisdiction in which the Contract performance was owed beyond a thirty-six (36) month period;

(xv) any Contract relating to the acquisition (by merger, purchase of equity or assets or otherwise) by the Company and its Subsidiaries of any operating business or material assets or the capital stock of any other entity, in each case, in the last three (3) years;

(xvi) any letters of credit, performance bonds, bid bonds or other sureties of any kind to which the Company and its Subsidiaries is a party;

(xvii) all material broker, distributor, dealer, manufacturer’s representative, franchise, sales promotion, market research, marketing consulting and advertising agreements to which the Company and its Subsidiaries is a party and that is not terminable by the Company and its Subsidiaries upon notice of sixty (60) calendar days or less for a cost of less than $100,000;

(xviii) any CBA;

(xix) any Contract with a Governmental Authority;

(xx) except as set forth on Section 3.19 in the Disclosure Schedule, any Contract with any Affiliate of the Company or any of its Subsidiaries (other than an Employee Benefit Plan);

(xxi) any Company IP Agreement;

(xxii) the Management Promissory Notes; or

(xxiii) to the Company’s Knowledge, any other Contract that is material to the Company or any of its Subsidiaries or otherwise gives rise to any material Liability of the Company or any of its Subsidiaries and not previously disclosed herein.

(b) “Other Contracts” means each of the following types of Contracts (other than purchase orders valued at less than $100,000 entered into in the ordinary course of business) to which the Company or any of its Subsidiaries is a party (except to the extent such Contract otherwise constitutes a Major Contract):

(i) any lease or similar Contract (or series of related leases or similar Contracts) under which (A) the Company or any of its Subsidiaries is lessee of, or holds or uses, any machinery, equipment, vehicle or other tangible personal property owned by a third party or (B) the Company or any of its Subsidiaries is a lessor or sublessor of, or makes available for use by any third party, any tangible personal property owned or leased by the Company or such Subsidiary, in any case which has future Liability to the Company and its Subsidiaries in excess of $100,000 per annum or $500,000 in the aggregate;

(ii) other than the Credit Agreement, any Contract under which the Company or any of its Subsidiaries has borrowed any money or issued any note, indenture or other evidence of Indebtedness or guaranteed Indebtedness or Liabilities of others (other than agreements among the Company and its Subsidiaries, endorsements for the purpose of collection, or purchases of equipment or materials made under conditional sales Contracts, in each case in the ordinary course of business);

(iii) any Contract (other than any standard purchase order or pricing agreement valued under $100,000) for the sale, distribution, servicing by the Company and its Subsidiaries of goods or services that provides for payments to the Company or any of its Subsidiaries in excess of $1,000,000 per annum;

(iv) any Contract with a Key Supplier;

(v) any Contract with a Key Customer; or

(vi) any Contract that provides for the indemnification by the Company and its Subsidiaries or the assumption or guarantee by the Company and its Subsidiaries of any environmental or any other material Liability of any Person pursuant to which the Company is reasonably likely to incur costs that exceed $100,000 and are not covered by insurance.

(c) The Company has made available for inspection by Buyer a true and correct copy of (i) each Contract, lease, license, instrument or other agreement listed or required to be listed on Section 3.13(a) in the Disclosure Schedule and (ii) a true and correct copy of the form of purchase order and/or form of lease, as applicable, for each Key Supplier (if any) with which the Company or its Subsidiaries has a purchase order or lease involving an amount greater than $250,000 ((i) and (ii) collectively, the “Major Contracts”) and each Other Contract (other than

Contracts of the type set forth in Section 3.13(a)(v) under which the Company and/or its Subsidiaries have no remaining obligations other than ordinary course of business warranty and indemnification obligations). Except as disclosed on Section 3.13(c) in the Disclosure Schedule, the Company or the applicable Subsidiary party thereto, and, to the Knowledge of the Company, each applicable counterparty, has performed all material obligations required to be performed by it to date under the Major Contracts and Other Contracts, and is not (with or without the lapse of time or the giving of notice, or both) in material breach or default thereunder. Each Major Contract and Other Contract is valid and binding on the Company or the applicable Subsidiary party thereto, is in full force and effect and is enforceable against the Company or the applicable Subsidiary party thereto and, to the Knowledge of the Company, the counterparties thereto, in each case except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general equitable principles. The remaining Contract balance payable to the Company or any of its Subsidiaries as of the date hereof under each Major Contract and Other Contract with a customer of the Company is sufficient in all material respects to cover the reasonably expected cost of work remaining to be performed and materials reasonably expected to be required to be supplied, and to pay all subcontractors and suppliers of the Company and its Subsidiaries. All performance owed by the Company and its Subsidiaries under such Major Contracts and Other Contracts as of the date hereof can be completed in all material respects within the timeframe established by such Major Contracts or Other Contracts, and there are no claims or notifications pending or, to the Company’s Knowledge, threatened in writing against the Company or its Subsidiaries for delay damages (including subcontractor claims for acceleration, constructive acceleration, disruption, interference or loss of efficiency).

Section 3.14 Insurance.

(a) With respect to the Company and each of its Subsidiaries, Section 3.14(a) in the Disclosure Schedule sets forth a true, correct and complete list of all property and casualty insurance policies currently in force and affording any of them coverage including, but not limited to, commercial property, commercial general liability, products liability, directors and officers liability, employment practices liability, professional liability, fiduciary liability, auto and workers compensation and employers liability (collectively, the “Company Group Insurance Policies”). Prior to the date hereof, the Company has made available to Buyer true, correct and complete copies of each Company Group Insurance Policy, together with all amendments, modifications, waivers or other changes thereto.

(b) The Company Group Insurance Policies are sufficient for compliance by the Company and each of its Subsidiaries in all material respects with (x) all requirements of applicable Law and (y) all Major Contracts. All Company Group Insurance Policies (i) are in full force and effect and are valid and binding in accordance with their terms and (ii) have not been subject to any lapse in coverage. Neither the Company nor any Subsidiary is in material default with respect to its obligations under any Company Group Insurance Policy and all premiums due on each Company Group Insurance Policy have been paid in accordance with the payment terms of such Company Group Insurance Policy. Except as set forth on Section 3.14(b) in the Disclosure Schedule, none of the Company Group Insurance Policies provide for any retrospective premium adjustment or other experience-based liability on the part of the Company and its Subsidiaries. In the last three (3) years, neither the Company nor any Subsidiary has received any written notice of cancellation or termination with respect to any Company Group Insurance Policy, and to the Knowledge of the Company, no event or condition exists or has occurred that would reasonably be likely to result in cancellation of any Company Group Insurance Policy prior to its scheduled expiration date.

(c) There are no material claims by the Company and its Subsidiaries pending under any of the Company Group Insurance Policies as to which coverage has been denied by the underwriters or insurance carriers of such policies or there is an outstanding reservation of rights.

Section 3.15 Litigation.

(a) Except as set forth on Section 3.15 in the Disclosure Schedule, there is no Action pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, which, if determined adversely to the Company or any of its Subsidiaries, would reasonably be expected to result in material liability to the Company and its Subsidiaries, taken as a whole, nor has there been any such Action pending in the past five (5) years.

(b) Except as set forth on Section 3.15 in the Disclosure Schedule, neither the Company nor any of its Subsidiaries is subject to any material outstanding judgment, Order, decree or injunction of any court or other Governmental Authority. During the last five (5) years, there have been no material Orders outstanding against or adversely affecting the Company or any of its properties or assets. There are not any, and in the last five (5) years there have been no, material Orders outstanding against or adversely affecting any current or former officer, director, manager or Employee of the Company or any of its Subsidiaries that is reasonably likely to adversely affect or that has adversely affected the Company or any of its Subsidiaries or any of their properties or assets. To Company’s Knowledge, no event has occurred or circumstances exist that could reasonably be expected to constitute or result in (with or without notice or lapse of time) a violation of any such Order.

(c) There are no Actions pending or, to the Company’s Knowledge, threatened against or by the Company or any of its Subsidiaries or any current or former officer, director, manager or Employee that challenge or seek to prevent, enjoin or otherwise materially delay the transactions contemplated by this Agreement.

Section 3.16 Labor and Employee Matters.

(a) Except as set forth on Section 3.16(a) in the Disclosure Schedule, (i) the Company and its Subsidiaries are not party to any CBA with respect to Employees of the Company or its Subsidiaries; (ii) the Company and each of its Subsidiaries is in compliance, in all material respects, with any CBA with respect to Employees of the Company or its Subsidiaries, (iii) to the Knowledge of the Company, there are no current union organizing activities of the Employees; and (iv) there is no pending or, to the Knowledge of the Company, threatened unfair labor practice complaint or other labor or employment-related Action before the National Labor Relations Board or any other Governmental Authority against the Company or any of its Subsidiaries, which, if determined adversely to the Company or any of its Subsidiaries, would be expected to materially and adversely affect the Company or its Subsidiaries.

(b) Within the past three (3) years, there has been no work stoppage, slowdown, strike or other material organized labor dispute by Employees, nor, to the Knowledge of the Company, is any such dispute threatened.

(c) Except as set forth on Section 3.16(c) in the Disclosure Schedule, the Company and each of its Subsidiaries is in compliance, in all material respects, with all applicable Laws pertaining to employment and employment practices, including all Laws relating to employment verification, labor relations, equal employment opportunities, employment discrimination, fair employment practices, work place safety and health, including COVID-19, terms and conditions of employment, harassment, retaliation, reasonable accommodation, disability rights, immigration (including the verification of I-9s for all Employees), workers’ compensation, wages, hours, overtime compensation, proper classification and treatment of its Employees as exempt or non-exempt, proper classification and treatment of independent contractors, leaves of absence and unemployment insurance, child labor, hiring, promotion and termination of its Employees, working conditions, policies, National Labor Relations Act compliance, meal and break periods, and privacy (collectively, “Employment Laws”).

(d) Section 3.16(d) in the Disclosure Schedule lists, as of June 25, 2021, all individuals who are treated as Employees and who are not represented by a Union, including any Employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full or part time); (iii) hire date; (iv) current annual base compensation; and (v) exemption status.

(e) Except as would not result in material liability to the Company or its Subsidiaries, all individuals characterized and treated by the Company and/or its Subsidiaries as independent contractors or consultants are properly treated as independent contractors under all applicable Laws.

(f) Except as would not result in material liability to the Company or its Subsidiaries, all Employees are classified as exempt from the overtime requirements of the Fair Labor Standards Act and state and local wage and hour laws are properly classified.

(g) In the past three (3) years, neither the Company nor any of its Subsidiaries has entered into any settlement agreements related to allegations of sexual harassment or sexual misconduct by any current or former director, manager, officer, Employee, contractor, consultant or agent of the Company and/or its Subsidiaries.

(h) The Company and its Subsidiaries are currently in compliance with and, for the previous ninety (90) days, have complied with the WARN Act.

(i) The Company and its Subsidiaries have delivered to Buyer copies of all reports required to be filed by or on behalf of the Company and each of its Subsidiaries during the preceding three (3) years under the Occupational Safety and Health Act of 1970, as amended (“OSHA”), and under all other applicable health and safety Laws. The material deficiencies, if any, noted on such reports have been corrected.

(j) For the past three (3) years, all compensation, including wages, salaries, commissions, bonuses, fees or other compensation payable to all Employees, individual independent contractors or consultants of the Company and/or its Subsidiaries with respect to any products sold or services performed have been or will be paid in full in accordance with the Company’s or its Subsidiaries’ customary payroll practices or properly accrued on the Books and Records of the Company on or prior to the Closing Date, and all such compensation has been reported for federal, state and local employment and income tax purposes in material compliance with applicable Tax laws.

(k) The Company and its Subsidiaries have filed all reports required by the EEOC to have been filed during the past three years, including form EEO-100 and, if required, has prepared an affirmative action plan consistent with Executive Order 11246.

(l) Other than the acceleration of the vesting of the Options, neither the execution by the Company of this Agreement or other documents entered into by the Company prior to the Closing relating to the transaction contemplated under this Agreement, nor the consummation by the Company of the transactions contemplated hereby, will cause the Company or any of its Subsidiaries to (i) be in breach of any material Contract with or material obligation owed to any Employee or contractor of the Company or any of its Subsidiaries or (ii) cause the Company or any of its Subsidiaries to have any material liability with respect to any severance, bonus or other amount to any Employee or contractor of the Company or any of its Subsidiaries, except in the case of this clause (ii), for such liabilities that would constitute Company Transaction Expenses.

(m) To the Company’s Knowledge, the Company and its Subsidiaries have taken reasonable measures to protect Employees and independent contractors in the Company’s and its Subsidiaries’ workplace with respect to COVID-19 and enacted and implemented in all material respects all safety measures and plans required under the Law with respect to COVID-19.

Section 3.17 Employee Benefits.

(a) Section 3.17(a) in the Disclosure Schedule sets forth a complete list of all material Employee Benefit Plans.

(b) Except as set forth on Section 3.17(b) in the Disclosure Schedule, copies of the following materials have been delivered or made available to Buyer: (i) all current plan documents for each material Employee Benefit Plan or, in the case of a material unwritten Employee Benefit Plan, a written description of its material terms and (ii) with respect to any Multiemployer Plan, any written notice of critical status, withdrawal liability, rehabilitation plan or other material matter received by the Company or any of its Subsidiaries in the last three (3) years. Each Employee Benefit Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS with respect to such qualification, or may rely on an opinion or advisory letter issued by the IRS with respect to a prototype or volume submitter plan adopted in accordance with the requirements for such reliance. Except as set forth on Section 3.17(b) in the Disclosure Schedule, to the Company’s Knowledge, nothing has occurred with respect to the operation of any such Employee Benefit Plan that would reasonably be expected to cause a loss of such qualification or exemption. Nothing has occurred with respect to any such

Employee Benefit Plan that has subjected or would reasonably be expected to subject the Company to any material penalty under Section 502 of ERISA or to any material excise Tax under the Code.

(c) Except as set forth on Section 3.17(c), each Employee Benefit Plan has been operated and administered in material compliance with applicable Laws and with its terms. All material payments and/or contributions required to have been made with respect to any Employee Benefit Plan either have been made or have been accrued or are being administered in accordance with the terms of the applicable Employee Benefit Plan and applicable Law.

(d) Each Employee Benefit Plan that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been operated and maintained in all material respects in operational and documentary compliance with Section 409A of the Code and applicable guidance thereunder.

(e) Except as set forth on Section 3.17(e) in the Disclosure Schedule, neither the Company nor any of its Subsidiaries nor, except as would not result in liability to the Company or any of its Subsidiaries, any of its ERISA Affiliates (i) currently has an obligation to contribute to a “defined benefit plan” as defined in Section 3(35) of ERISA or a pension plan subject to the funding standards of Section 302 of ERISA or Code Section 412 or a Multiemployer Plan has engaged in any actions which has or would constitute a withdrawal under any Multiemployer Plan or (ii) has received an assessment or notice of a withdrawal or any withdrawal liability with respect to any Multiemployer Plan for which any outstanding Liability remains. Neither the Company, its Subsidiaries, nor, except as would not result in liability to the Company or its Subsidiaries, any ERISA Affiliate: (i) has failed to pay premiums to the Pension Benefit Guaranty Corporation when due with respect to any Employee Benefit Plan which has resulted in an unpaid liability of the Company; or (ii) is engaged in any transaction which would give rise to liability under Sections 4062, 4069 or 4212(c) of ERISA which would be a liability of the Company or any of its Subsidiaries.

(f) No Action is pending or, to the Company’s Knowledge, threatened with respect to any Employee Benefit Plan (other than routine claims for benefits payable in the ordinary course, and appeals of denied claims) and no such Employee Benefit Plan is the subject of an examination or audit by a Governmental Authority

(g) No Employee Benefit Plan provides, or reflects or represents any obligation to provide, retiree life insurance, retiree health, or other retiree or post-employment welfare benefits to any current or former officer, director or employee of the Company or any of its Subsidiaries, except as may be required by COBRA or other applicable statute or except as required by a CBA.

(h) Section 3.17(h) in the Disclosure Schedule sets forth in detail by Person all change of control, performance, “stay around”, success, retention or other transaction bonus obligation triggered in connection with the consummation of the transaction contemplated in this Agreement.

(i) With respect to each group health plan benefiting any current or former Employee of the Company or any of its Subsidiaries that is subject to Code Section 4980B, each of the Company and such Subsidiary has complied in all material respects with the continuation coverage requirements of Code Section 4980B and Part 6 of Subtitle B of Title I of ERISA and all state law equivalent Laws.

(j) The Merger will not be the direct or indirect cause of any amount paid or payable by the Company or any Subsidiary being classified as an excess parachute payment under Section 280G of the Code.

(k) No Person is entitled to any gross-up, make-whole, or other additional payment from the Company or any of its Subsidiaries with respect to taxes, interest or penalties imposed under Section 409A of the Code.

(l) Notwithstanding any provision in this Agreement to the contrary, except as expressly set forth in Section 3.17(e) or Section 3.17(b)(ii), no representation or warranty is made with respect to any Multiemployer Plan covering Employees.

Section 3.18 Environmental Matters.

(a) Except as set forth on Section 3.18 in the Disclosure Schedule: (a) the Company and its Subsidiaries are, and have been for the past five (5) years, in compliance in all material respects with all Environmental Laws and all Environmental Permits; and (b) the Company and its Subsidiaries have not received any currently unresolved written notice alleging that the Company or any of its Subsidiaries is not in compliance in any material respect with any Environmental Law.

(b) Except as set forth on Section 3.18 in the Disclosure Schedule, neither the Company nor any Subsidiary is currently subject to any order, decree, injunction or other agreement with any Governmental Authority relating to any material Liability under any Environmental Law.

(c) Except as set forth on Section 3.18 in the Disclosure Schedule, neither the Company nor any Subsidiary has Released any Hazardous Material at any Real Property in violation of any Environmental Law and that would reasonably be expected to result in any material remediation obligations of the Company or its Subsidiaries under any Environmental Law.

(d) None of the Company, any Subsidiary, or the business of the Company or any Subsidiary is an Establishment (as that term is defined in the Connecticut Transfer Act).

(e) None of the Company, any Subsidiary, or the business of the Company or any Subsidiary is an Industrial Establishment (as that term is defined in ISRA).

(f) The Company has provided Buyer with copies of all environmental reports, studies, audits, site assessments, and other similar material documents with respect to the Company’s and each of its Subsidiaries’ business or any currently or formerly owned, operated or leased real property that are in the possession or reasonable control of the Company or any Subsidiary.

(g) Except as set forth on Section 3.18 in the Disclosure Schedule, neither the Company nor any Subsidiary has been required by Environmental Law to perform any material investigation, cleanup, environmental closure, decommissioning, rehabilitation, restoration or post-remedial investigations, on, about, or in connection with any Real Property, including any real property formerly owned, leased or used by the Company or any Subsidiary.

Section 3.19 Affiliate Transactions. Except as set forth on Section 3.19 in the Disclosure Schedule, no Affiliate of the Company or any of its Subsidiaries (excluding the Company and its Subsidiaries) is a party to any Contract with the Company or any of its Subsidiaries or owns any material interest in or any material property (real, personal or mixed, tangible or intangible) of, the Company or any of its Subsidiaries.

Section 3.20 Suppliers.

(a) Section 3.20 in the Disclosure Schedule sets forth a list of the Key Suppliers. Except as set forth on Section 3.20 in the Disclosure Schedule, since December 31, 2020, no such Key Supplier has (i) terminated its relationship with the Company or any of its Subsidiaries or materially reduced or changed in any adverse manner the material terms on which such Key Supplier conducts business with the Company or any of its Subsidiaries, or (ii) notified the Company or its Subsidiaries in writing, or, to the Company’s Knowledge, provided any other notice that it intends to terminate its relationship, materially reduce its business with the Company or any of its Subsidiaries or change in any adverse manner the material terms on which such Key Supplier conducts business with the Company or any of its Subsidiaries.

(b) Except as set forth in Section 3.20(b) in the Disclosure Schedule, no Key Supplier (i) has provided the Company or any of its Subsidiaries with any written notice that it is, nor, to the Company’s Knowledge is any Key Supplier, subject to any Law or Order of any Governmental Authority imposing material restrictions on the operations of such Key Supplier related to COVID-19, including any material work-stoppages or (ii) to the Company’s Knowledge, has voluntary or involuntarily entered into any bankruptcy, receivership or similar proceedings under any applicable Law, or otherwise is or has become insolvent.

Section 3.21 Customers.

(a) Section 3.21(a) in the Disclosure Schedule sets forth a list of the Key Customers. Except as set forth on Section 3.21(a) in the Disclosure Schedule, since December 31, 2020, no such Key Customer has (i) terminated its relationship with the Company or any of its Subsidiaries or materially reduced or changed in any adverse manner the material terms on which such Key Customer conducts business with the Company or any of its Subsidiaries, or (ii) notified the Company or its Subsidiaries in writing, or, to the Company’s Knowledge, provided any other notice that it intends to terminate its relationship, materially reduce its business with the Company or any of its Subsidiaries or change in any adverse manner the material terms on which such Key Customer conducts business with the Company or any of its Subsidiaries.

(b) Section 3.21(b) in the Disclosure Schedule provides a true, accurate and complete (i) “back-log” of the Company’s and its Subsidiaries’ “bid” projects for which any of the Company and its Subsidiaries have work in progress as of June 25, 2021, (ii) list of all bids that have been awarded to the Company and its Subsidiaries and for which work has not commenced as of the date hereof, and (iii) list of all bids of the Company and its Subsidiaries in process and submitted but not yet awarded as of the date hereof (collectively, “Current Projects”), with the following supporting detail on each Current Project to the extent applicable: job ID, project name, customer, contract value, gross revenue and costs to date, percent of completion and business segment. Except as disclosed on Section 3.21(b) in the Disclosure Schedule, none of the Current Projects have resulted, or to the Company’s Knowledge, would reasonably be expected to result, in a material loss for the Company or any of its Subsidiaries.

(c) Except as set forth in Section 3.21(c) in the Disclosure Schedule, no Key Customer (i) has provided the Company or any of its Subsidiaries with any written notice that it is, nor to the Company’s Knowledge is any Key Customer, subject to any Law or Order of any Governmental Authority imposing material restrictions on the operations of such Key Customer related to COVID-19, including any material work-stoppages, (ii) is in default in any material respect under any Contract with the Company or any of its Subsidiaries or (iii) to the Company’s Knowledge, has voluntary or involuntarily entered into any bankruptcy, receivership or similar proceedings under any applicable Law that remain outstanding, or otherwise is or has become insolvent.

Section 3.22 Safety Statistics. The Company and its Subsidiaries maintain policies and procedures designed to ensure the safety of its Employees, consultants, independent contractors and other Persons in and around, or traveling to and from, worksites of the Company and its Subsidiaries, and such policies and procedures are, to the Company’s Knowledge, consistent in all material respects with industry standards. The Company’s and each of its Subsidiaries’ current safety policies and procedures and the Company’s and each of its Subsidiaries’ current safety record and statistics meet the requirements of Key Customers and are in compliance in all material respects with the requirements of any third-party contract administrators. The Company’s and its Subsidiaries’ current safety policy and procedures and the Company’s and its Subsidiaries’ current safety record and statistics do not prevent or otherwise restrict the ability of the Company or any of its Subsidiaries to perform services for any Key Customer as currently contemplated to be performed. The Company has made available to Buyer the TRIR, DART and EMR safety statistics of the Company and its Subsidiaries since January 1, 2018 and such safety statistics are accurate and complete in all material respects. Except as provided in Section 3.22 in the Disclosure Schedule, since January 1, 2018 there have been no fatalities or accidents or injuries affecting the Employees, or to other Persons in and around, or traveling to and from, worksites of the Company and its Subsidiaries, in each case, that are reportable under OSHA or are otherwise material.

Section 3.23 Product Warranty and Product Liability.

(a) (i) Each product sold or delivered and each service rendered by the Company and its Subsidiaries with respect to their business has been in conformity in all material respects with all applicable contractual commitments and all express and implied warranties, the Company and its Subsidiaries do not have any material liabilities or obligations for replacement or repair thereof or other material damages in connection therewith, subject only to any reserve for product and service warranty claims accrued on the Most Recent Balance Sheet or other such Liabilities in the ordinary course of business since the date of the Most Recent Balance Sheet; and (ii) no product sold or delivered or service rendered by the Company and its Subsidiaries with respect to their business, in each case in the past three (3) years, is subject to any guaranty, warranty or other indemnity beyond the applicable standard warranty terms and conditions as set forth in Section 3.13(a)(xiv) in the Disclosure Schedule and for which the Company and its Subsidiaries are reasonably likely to incur costs that exceed $100,000 which are not covered by insurance or for which the Company and its Subsidiaries do not have a back-to-back indemnity.

(b) There are no existing material liabilities, claims or obligations arising from or, to the Company’s Knowledge, alleged to arise from, any actual or alleged injury to Persons, damage to property or other loss as a result of the ownership, possession or use of any product manufactured, assembled, sold, distributed, leased or delivered by the Company and its Subsidiaries in the last three (3) years, and the Company and its Subsidiaries have complied in all material respects with all applicable contractual, express and implied warranties. There is no, nor has there been in the last three (3) years any, material Action by any Governmental Authority or any other Person (including any distributor or wholesaler) pending, or, to the Knowledge of the Company, threatened against the Company and its Subsidiaries for the recall (including any voluntary recalls), suspension, seizure or market withdraw of or other similar corrective action with respect to any of the Company’s and its Subsidiaries’ products.

Section 3.24 Bank Accounts. Section 3.24 in the Disclosure Schedule sets forth a correct and complete list of (a) the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which the Company and each of its Subsidiaries maintains safe deposit boxes, checking accounts or other accounts of any nature with respect to its business and (b) the names of all Persons authorized to draw thereon, make withdrawals therefrom or have access thereto.

Section 3.25 Government Contracts.

(a) Except as set forth in Section 3.25(a) in the Disclosure Schedule, with respect to each Government Contract and each bid that, if accepted, would result in such a Government Contract (a “Government Bid”) to which each the Company and its Subsidiaries is a party, (i) the Company and its Subsidiaries have complied with all requirements of all applicable Laws, FAR, and agreements pertaining to such Government Contract or Government Bid in all material respects; (ii) all representations and certifications the Company and its Subsidiaries set forth in or pertaining to such Government Contract or Government Bid were current, accurate and complete in accordance with their terms as of their effective date, and the Company and its Subsidiaries have complied with all such representations and certifications; (iii) neither a Governmental Authority nor any higher-tier contractor, subcontractor or other Person has notified the Company or its Subsidiaries in writing that the Company or any of its Subsidiaries has breached or violated any Law or FAR pertaining to a Government Contract or Government Bid; (iv) no termination for convenience is currently in effect pertaining to a Government Contract; (v) no termination for default, cure notice or show cause notice is currently in effect pertaining to a Government Contract and, to the Company’s Knowledge, no event, condition or omission has occurred or exists that would constitute grounds for such action; and (vi) no cost incurred by the Company or its Subsidiaries pertaining to a Government Contract is the subject of an investigation or has been disallowed by a Governmental Authority or a higher-tier contractor.

(b) Except as set forth in Section 3.25(b) in the Disclosure Schedule, (i) neither the Company, its Subsidiaries, nor any of their respective Principals or Employees, nor, to the Company’s Knowledge any of their respective consultants or agents (while such Person was a Principal, Employee, consultant, or agent of the Company), is or has been at any point in the last three (3) years under administrative, civil or criminal investigation, indictment, or information by any Governmental Authority, or any audit or investigation by any Governmental Authority with respect to any alleged irregularity, misstatement or omission arising under or relating to any Government Contract or Government Bid of the Company or any of its Subsidiaries, or suspended or debarred from doing business with a Governmental Authority or has been the subject of a finding of nonresponsibility or ineligibility for contracting with a Governmental Authority; and (ii) during the last three (3) years, the Company and its Subsidiaries have not conducted or initiated any internal investigation or had reason to conduct, initiate or report any internal investigation, or made a mandatory or voluntary disclosure to a Governmental Authority, with respect to any alleged irregularity, misstatement or omission arising under or relating to a Government Contract or Government Bid.

(c) Except as set forth in Section 3.25(c) in the Disclosure Schedule, neither the Company, its Subsidiaries nor any of their respective Principals or controlled Affiliates, have credible evidence of the Company’s, its Subsidiaries’ or any of its Principals’, Employees’, agents’, or subcontractors’, violation of federal criminal law involving fraud, conflict of interest, bribery, or gratuity provisions found in Title 18 of the U.S. Code, a violation of the civil False Claims Act (31 U.S.C. §§ 3729-3733) or receipt of a significant overpayment (other than overpayments resulting from contract financing payments as defined in FAR 32.001) in connection with the award, performance, or closeout of any Government Contract or Government Bid.

(d) Except as set forth in Section 3.25(d) in the Disclosure Schedule, (i) no outstanding Actions or disputes are pending or, to the Company’s Knowledge, are threatened against the Company or its Subsidiaries by a Governmental Authority or by a higher-tier contractor, subcontractor, or other Person, arising under or relating to any Government Contract. Except as set forth in Section 3.25(d) in the Disclosure Schedule, the Company does not have an interest in any pending or potential claim under the Contract Disputes Act against a Governmental Authority or against a higher-tier contractor, subcontractor or other Person arising under or relating to any Government Contract

Section 3.26 CARES Act and other Stimulus Programs. Other than deferred payroll or employment Taxes as set forth on Section 3.26 in the Disclosure Schedule (all of which have been paid in full), none of the Company or any of its Subsidiaries has applied for or received any material grant, loan, forbearance, deferral, benefit or other type of material relief under the CARES Act, the Paycheck Protection Program or any other similar program provided or administered by the United States Small Business Administration or any other Governmental Authority in response to the COVID-19 outbreak. Section 3.26 in the Disclosure Schedule is an accurate and complete listing of any material Tax deferrals or material Tax credits (other than deferral of “applicable employment taxes” under Section 2302 of the CARES Act) that the Company or its Subsidiaries have taken pursuant to the CARES Act, which all such deferrals, including such deferrals under Section 2302 of the CARES Act, have been repaid in full.

Section 3.27 Books and Records. To the Company’s Knowledge, all of the Books and Records of the Company and its Subsidiaries, to the extent material to the operation of the business of the Company and its Subsidiaries, are in the possession or control of the Company or its Subsidiaries.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF BUYER, PARENT AND MERGER SUB

As a material inducement to the Company to enter into and perform its obligations under this Agreement, each of Buyer, Parent and Merger Sub represents and warrants to the Company as follows:

Section 4.01 Organization. Buyer is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware. Parent is a corporation duly organized, validly existing and in good standing under the Laws of the State of Nevada. Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware.

Section 4.02 Authorization; Binding Effect.

(a) Each of Buyer, Parent and Merger Sub has full limited liability company or corporate power and authority to carry on its business as is presently conducted, to execute and deliver this Agreement and the other documents contemplated hereby to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by each of Buyer, Parent and Merger Sub of this Agreement and the other documents contemplated hereby to which it is a party, the performance by Buyer, Parent and Merger Sub of their respective obligations hereunder and thereunder and the consummation by Buyer and Merger Sub of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate or other organizational action.

(b) This Agreement and the other documents contemplated hereby to which Buyer, Parent or Merger Sub is a party have been or will be duly executed and delivered by Buyer, Parent and Merger Sub and constitute, or when executed and delivered will constitute, the valid and legally binding obligation of Parent, Buyer and Merger Sub, enforceable in accordance with their terms and conditions, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general equitable principles (whether considered in a proceeding at law or in equity).

Section 4.03 Noncontravention. Neither the execution, delivery or performance of this Agreement, nor the consummation by each of Buyer, Parent and Merger Sub of the transactions contemplated hereby, will (i) violate any provision of the certificate of formation (or similar Organizational Documents) of Buyer, Parent or Merger Sub, (ii) assuming compliance by the Company with Section 3.03, violate any Law or other restriction of any Governmental Authority to which Buyer, Parent or Merger Sub is subject or (iii) with or without notice, lapse of time or both, conflict with, result in a breach or violation of, constitute a default under, result in the termination (or right of termination), cancellation, creation or acceleration of any rights under, or require any consent or notice under, any material contract to which Buyer, Parent or Merger Sub is a party or by which its assets are bound in any material respects, except, in the case of each of clauses (ii) and (iii), for any conflict, violation, default, termination, cancellation, acceleration, or where failure to obtain any consent or provide notice, in each case, would not reasonably be expected to have, individually or in the aggregate, an adverse effect on Buyer’s, Parent’s or Merger Sub’s ability to consummate the transactions contemplated by this Agreement in any material respect. Except for the applicable requirements of the HSR Act or any applicable Foreign Competition Laws, neither the execution, delivery or performance of this Agreement by Buyer, Parent and Merger Sub, nor the consummation by Buyer, Parent and Merger Sub of the transactions contemplated hereby, will require any consent or approval of or notice to any Governmental Authority, except for consents, approvals or notices the failure of which to obtain or provide would not reasonably be expected to have, individually or in the aggregate, an adverse effect on Buyer’s, Parent’s or Merger Sub’s ability to consummate the transactions contemplated hereby.

Section 4.04 Broker’s Fees. Neither Buyer, Parent nor Merger Sub has any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which the Company could become liable or obligated.

Section 4.05 Financing. Buyer has provided the Company with a correct and complete copy of a fully executed debt commitment letter and term sheet, including all exhibits, schedules or amendments thereto as of the date of this Agreement (as it may be amended from time to time, the “Debt Commitment Letter”), dated as of the date hereof, from the lenders party thereto pursuant to which such lenders have committed, subject to the terms and conditions set forth therein, to provide the financing commitments specified therein. Except for the Debt Commitment Letter, as of the date of this Agreement, none of Buyer nor Parent is party to any Contract relating to the funding of such financing (except for customary fee letters, fee credit letters, and engagement letters, correct and complete copies of which have been delivered by Buyer to the Company on or prior to the date of this Agreement (other than with respect to redacted fees, fee amounts, pricing terms, pricing caps, “market flex” provisions and other economic terms) that do not contain provisions that impose any additional conditions to the funding of the financing not otherwise set forth in the Debt Commitment Letter). The obligations of the lenders party to the Debt Commitment Letter to fund the commitments under the Debt Commitment Letter are not subject to any conditions other than as set forth in the Debt Commitment Letter. As of the date of this Agreement, the Debt Commitment Letter is in full force and effect, and constitutes the legal, valid and binding obligation of Buyer and each of the other parties thereto, and has not been terminated. Prior to the date hereof, the commitment contained in the Debt Commitment Letter has not been withdrawn or rescinded in any respect (and no party thereto has indicated an intent to so withdraw or rescind) or otherwise amended or modified in any respect. As of the date hereof, Buyer is not in breach of any of the terms or conditions set forth in the Debt Commitment Letter and no event has occurred which, with or without notice, lapse of time or both, could reasonably be expected to constitute a breach by Buyer or failure by Buyer to satisfy a condition precedent set forth therein. As of the date hereof, Buyer has fully paid any and all commitment fees or other fees on the dates and to the extent required by the Debt Commitment Letter. The aggregate proceeds contemplated by the Debt Commitment Letter, together with available cash on hand of Buyer, Parent, or other sources of immediately available funds will be sufficient to enable Buyer and Merger Sub to consummate on a timely basis the transactions contemplated by this Agreement, including to pay the Estimated Merger Consideration and the other amounts payable by Buyer pursuant to Section 2.06 and all of Buyer’s, Parent’s and Merger Sub’s related fees and expenses, in each case in accordance with the terms hereof. In no event shall the receipt by, or the availability of any funds or financing to, the Company or its Subsidiaries or Buyer, Parent or Merger Sub or any of their respective Affiliates or any other financing be a condition to Buyer’s, Parent’s or Merger Sub’s obligation to consummate the transactions contemplated hereunder.

Section 4.06 Litigation. There are no Actions pending or, to Buyer’s, Parent’s or Merger Sub’s knowledge, threatened against or affecting Parent, Buyer or Merger Sub before or by any Governmental Authority, which would reasonably be expected to adversely affect Parent’s, Buyer’s or Merger Sub’s performance under this Agreement, the other agreements contemplated hereby or the consummation of the transactions contemplated hereby or thereby in any material respect.

Section 4.07 Solvency. Assuming the Company and each of its Subsidiaries is Solvent as of immediately prior to the Closing, as of the Closing, and immediately after giving effect to all of the transactions contemplated by this Agreement, the Company and each of its Subsidiaries will be Solvent. For purposes of the foregoing, “Solvent,” with respect to the Company or any Subsidiary, means (a) the amount of the “present fair saleable value” of the assets of the Company or such Subsidiary will, as of such date, exceed the amount of all “liabilities” of the Company or such Subsidiary, “contingent or otherwise,” as of such date, as such quoted terms are generally determined in accordance with applicable federal Laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of the Company or such Subsidiary will, as of such date, be greater than the amount that will be required to pay the liability of the Company or such Subsidiary on its debts as its debts become absolute and matured, (c) the Company or such Subsidiary will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (d) the Company or such Subsidiary will be able to pay its debts as they mature. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of the Company or any of its Subsidiaries.

Section 4.08 Ownership of Merger Sub; No Prior Activities. Merger Sub is a direct, wholly owned subsidiary of Buyer, was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has engaged in no business activity other than as contemplated by this Agreement. Except for obligations or liabilities incurred in connection with the transactions contemplated by this Agreement, Merger Sub has not and will not have incurred, directly or indirectly, through any subsidiary or Affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

ARTICLE 5

PRE-CLOSING COVENANTS

Section 5.01 Operation of Business.

(a) From the date of this Agreement until the Closing or the earlier termination of this Agreement pursuant to Section 8.01, except (w) as set forth on Section 5.01(a) in the Disclosure Schedule, (x) as may be approved in advance by Buyer in writing (such approval, not to be unreasonably delayed, conditioned or withheld), or (y) as is otherwise expressly permitted or required by this Agreement or required by applicable Laws, including any COVID-19 Measures, the Company and its Subsidiaries shall use commercially reasonable efforts to carry on their respective businesses in the ordinary course of business and substantially in the same manner as currently conducted, and use their commercially reasonable efforts to (A) preserve intact their business organization, assets and properties, (B) keep available the services of its officers and Employees, (C) maintain existing relationships with, and the goodwill of, commercial counterparties, Governmental Authorities and all other Persons having material business relationships with the Company and its Subsidiaries, (D) continue in full force and effect without modification all Company Group Insurance Policies, except as required by applicable Law or due to expiration of such policies by their terms, and (E) comply in all material respects with all applicable Laws. Without limiting the generality of the foregoing, from the date of this Agreement until the Closing or the earlier termination of this Agreement pursuant to Section 8.01, except as set forth on Section 5.01(a) in the Disclosure Schedule and except as may be approved in advance by Buyer in writing (such approval, not to be unreasonably delayed, conditioned or withheld), or as is otherwise expressly permitted or required by this Agreement or required by applicable Law, the Company and its Subsidiaries shall not:

(i) amend its certificate or articles of incorporation or formation, bylaws or limited liability company agreement (or equivalent Organizational Documents);

(ii) sell, transfer, assign, convey, lease, license, pledge, encumber or otherwise dispose of any of its assets or properties, except for sales of inventory in the ordinary course of business;

(iii) cancel any debts owed to the Company or any of its Subsidiaries, or waive any claims or rights in favor of the Company or any of its Subsidiaries, except for cancellations made or waivers granted in the ordinary course of business which are not material or cancellations made pursuant to the express terms of this Agreement;

(iv) make any loan or advance to, or any capital contribution or investment in, any Person, other than advancements of expenses made to Employees, directors, consultants and advisors and prepayments made to vendors, in each case in the ordinary course of business;

(v) acquire the assets or business of any Person, including by merger or consolidation (excluding purchases of raw material, inventory or equipment in the ordinary course of business);

(vi) incur any indebtedness for borrowed money or assume, guarantee or endorse or otherwise become responsible for, the indebtedness of any other Person in excess of $100,000 in the aggregate, other than (i) borrowings under any revolving facility under the Credit Agreement or any credit card line of credit and the accrual of interest on amounts outstanding, and (ii) capital leases, in each case in the ordinary course of business but only, in the case of each of (i) and (ii), to the extent constituting Indebtedness;

(vii) make any material capital expenditures or commitments therefor, except in the ordinary course of business;

(viii) materially change its accounting methodologies, practices, estimation techniques, assumptions and principles, except as required by Law or GAAP;

(ix) grant or pay any material increase in the base compensation of any of its directors, officers or Employees with an annual base salary greater than $150,000, other than as required by Law or existing contractual arrangement and other than any bonus or similar payments the payment of which would be reflected in the determination of Cash or Company Transaction Expenses;

(x) adopt or terminate any Employee Benefit Plan, or amend or modify, in any material respect, an existing Employee Benefit Plan, other than as required by Law and other than any bonus or similar payments the payment of which would be reflected in the determination of Cash or Company Transaction Expenses;

(xi) settle or compromise any Action against the Company or any of its Subsidiaries that would be reasonably expected to impose any material restrictions on the business or operations of the Company or any of its Subsidiaries;

(xii) except as may be required by Law: (A) make or have any Subsidiary make any material Tax election, (B) settle or compromise any material Tax claim, assessment, reassessment or Liability, (C) file any materially amended Income Tax Return, (D) file any notice of appeal with respect to material Taxes, (E) enter into any material agreement with a Governmental Authority with respect to Taxes, (F) surrender any right to claim a material Tax credit or refund, (G) consent to the extension or waiver of the limitation period applicable to any material Tax matter other than in the ordinary course of business or (H) materially amend or change any of its material methods of reporting income, deductions or accounting for income Tax purposes;

(xiii) terminate, amend or waive any material right under any Major Contract or enter into any contract or agreement that would be a Major Contract if in effect on the date hereof;

(xiv) delay or postpone the payment of accounts or other amounts payable or other obligations or liabilities or accelerate the collection of any accounts or other amounts receivable, in each case, outside the ordinary course of business;

(xv) other than renewals of any CBA in the ordinary course of business with no material changes to the terms thereof, enter into any CBA or amend, modify, terminate or waive any right under a CBA or agree to any such amendment, modification, termination or waiver of rights;

(xvi) split, combine or reclassify any shares of its capital stock or declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) or amend any term of any outstanding security;

(xvii) redeem, repurchase, or otherwise acquire or offer to redeem, repurchase or otherwise acquire any shares of the capital stock of the Company or its Subsidiaries;

(xviii) adopt a plan of liquidation or resolution providing for the liquidation or dissolution of the Company or any of its Subsidiaries;

(xix) other than issuances of shares of Company Stock in connection with the exercise of any options existing as of the date hereof to acquire shares of Company Stock, issue, deliver, sell, pledge or otherwise encumber, or authorize the issuance, grant, delivery, sale, pledge or other encumbrance of any shares of its capital stock or other equity or voting interests, or any options, warrants or similar rights exercisable or exchangeable for or convertible into such capital stock or other equity or voting interests, or any stock appreciation rights, phantom stock awards or other rights that are linked to the price or the value of the shares of Company Stock; or

(xx) enter into any binding agreement or commitment to do any of the foregoing.

(b) Nothing contained in this Agreement shall give Buyer, directly or indirectly, any right to control or direct the operations of the Company and its Subsidiaries prior to the Closing. Prior to the Closing, each of the Company and Buyer shall exercise, consistent with the other terms and conditions of this Agreement, complete control and supervision over their respective businesses.

Section 5.02 Access. From the date of this Agreement until the Closing or the earlier termination of this Agreement pursuant to Section 8.01, (a) the Company and its Subsidiaries shall permit representatives of Buyer to have access at reasonable times during normal business hours, with reasonable advance notice, and in a manner so as not to materially interfere with the normal business operations of the Company and its Subsidiaries, to all premises, properties, Books and Records and other documents of the Company and its Subsidiaries and to the Chief Executive Officer, Chief Financial Officer and General Counsel of the Company, the Employees listed on the Employment Agreement Schedule, provided that such access may be limited to the extent the Company reasonably determines, in light of COVID-19 or COVID-19 Measures, that such access would jeopardize the health and safety of any Company employee, and (b) the Company and its Subsidiaries shall furnish to Buyer such information concerning the businesses, properties and personnel of the Company and its Subsidiaries as Buyer shall reasonably request; provided, however, that the foregoing shall (i) be permitted only to the extent reasonably necessary to enable

Buyer to complete the transactions contemplated by this Agreement and permitted under applicable Law (including COVID-19 Measures) and (ii) not apply (A) with respect to any information the disclosure of which would, based on the advice of the Company’s outside counsel, waive any privilege or breach any duty of confidentiality owed to any Person without the consent of the beneficiary thereof, (B) with respect to any document or information regarding the Company’s or any of its Subsidiaries’ entry into or conducting of a competitive sale process prior to the execution of this Agreement, (C) with respect to any invasive or intrusive investigation, sampling or testing of any environmental media or building materials at any properties of the Company or its Subsidiaries, (D) to such portions of documents or information relating to pricing or other matters that are highly sensitive if the exchange of such documents (or portions thereof) or information, as determined by the Company’s outside antitrust counsel, might reasonably result in material antitrust issues with respect to the Company and its Subsidiaries and Buyer or any of their respective Affiliates, and (E) with respect to any document or information the disclosure of which would be in violation of applicable Laws of any Governmental Authority; provided, however, in the case of subsection (A) through (E), (i) other than such information contained or referenced in the Disclosure Schedule and (ii) the Company shall as promptly as practicable notify Buyer in reasonable detail of each instance in which such access is denied. Buyer shall comply with, and shall cause Buyer’s Affiliates and representatives to comply with, all of their obligations under the Confidentiality Agreement, dated March 18, 2021, between the Company and Parent (the “Confidentiality Agreement”), with respect to the information disclosed pursuant to this Section 5.02, and such Confidentiality Agreement will remain in full force and effect.

Section 5.03 Contact with Business Relations. From the date of this Agreement until the Closing or the earlier termination of this Agreement pursuant to Section 8.01, Buyer and Buyer’s authorized representatives may not, without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), contact or communicate with any of the customers or suppliers, Employees (except for the Chief Executive Officer, General Counsel and Chief Financial Officer of the Company, the Employees listed on the Employment Agreement Schedule), contractors, consultants (except for BDO and other financial or accounting consultants of the Company and its Subsidiaries reasonably necessary for Buyer and Parent to satisfy their regulatory requirements), or other business relations of the Company and its Subsidiaries in connection with the transactions contemplated hereby.

Section 5.04 Regulatory Filings.

(a) Buyer and the Company shall each, within ten (10) Business Days after the date hereof (provided that in the event that the Federal Trade Commission, the Department of Justice or the applicable foreign Governmental Authority is not accepting filings under the HSR Act or applicable Foreign Competition Laws, such deadline shall be extended day-for-day, for each Business Day such non-acceptance is in effect), make or cause to be made all filings and submissions required of under the HSR Act and any Foreign Competition Laws applicable in the jurisdictions listed in the Required Foreign Filings Schedule for the consummation of the transactions contemplated herein, and Buyer and the Company shall each use its commercially reasonable efforts to take or cause to be taken all actions and do or cause to be done all things that are necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement as soon as reasonably practicable. If a lawsuit or other judicial, administrative or other legal proceeding is instituted by any Governmental Authority or other

Person challenging the validity or legality of, or seeking to restrain the consummation of, the transactions contemplated by this Agreement, then the “commercially reasonable efforts” of Buyer for purposes of this Section 5.04 shall include Buyer’s agreement to use its reasonable best efforts to litigate, contest and defend against such lawsuit or proceeding; provided, however, that Buyer shall have no obligation to pursue any appeals or to litigate, contest or defend against any lawsuit or proceeding after the entry of a final court order enjoining or prohibiting the transactions contemplated by this Agreement or otherwise directing that the transactions contemplated by this Agreement not be consummated substantially as herein provided. Notwithstanding anything to the contrary in this Agreement or in this Section 5.04, neither Buyer, the Company nor any of their respective Affiliates shall have any obligation to enter into, or offer to enter into, any consent decree, hold separate order, trust or other agreement that would require the divestiture, sale, license, transfer, assignment, imposition of any limitation on the ability to freely conduct business or other disposition of assets, securities, Persons, or businesses of either Buyer, the Company or any of their respective Affiliates. Neither the Company, the Representative nor any of their respective controlled Affiliates shall, except with the prior written consent of Buyer, publicly or before any Governmental Authority or other Person, enter into, offer, suggest, propose or negotiate, or commit to or effect, any divestiture, sale, license, transfer, assignment, imposition of any limitation on the ability to freely conduct business or other disposition of assets, securities, Persons, or businesses of a type described in this Section 5.04. Buyer shall pay all filing fees required under the HSR Act and any Foreign Competition Laws.

(b) In furtherance of Section 5.04(a), Buyer and the Company shall each use its commercially reasonable efforts to cooperate with each other in connection with any filing, submission, investigation, action, inquiry or request for additional information and documentary material in connection with the transactions contemplated by this Agreement, including (i) responding as promptly as practicable to any inquiries or requests received from any Governmental Authority for additional information or documentation, and (ii) using commercially reasonable efforts to cause the waiting periods or other requirements under the HSR Act and all applicable Foreign Competition Laws to terminate or expire at the earliest practicable date (including with respect to filings under the HSR Act, seeking “early termination” of the waiting period under the HSR Act, and with respect to applicable Foreign Competition Laws so as to avoid a second phase review). Each Party shall (A) promptly notify the other Party of any substantive, written communication from any Governmental Authority and, subject to applicable Law, permit the other Party to review in advance (and consider in good faith the views of the other Party in connection therewith) any proposed substantive, written communication to any Governmental Authority, in either case in connection with the transactions contemplated by this Agreement; (B) not agree to participate, or to permit its Affiliates to participate, in any substantive meeting or discussion with any Governmental Authority in respect of any filings, investigation or inquiry in connection with the transactions contemplated by this Agreement unless it consults with the other Party in advance and, to the extent appropriate or permitted by such Governmental Authority, gives the other Party the opportunity to attend and participate, or to designate a representative to attend and participate, thereat; (C) furnish the other Party with copies of all substantive correspondence, filings and communications (and any memoranda setting forth the substance thereof) between it and its Affiliates and their respective representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand, with respect to the transactions contemplated by this Agreement; (D) promptly provide the other Party with any information or documentation reasonably required by it or its Affiliates in order to prepare any filings required by the HSR Act or any Foreign Competition Laws or in order to respond to any inquiry from any Governmental Authority in relation to the HSR Act or any Foreign Competition Laws; and (E) promptly inform the other Party of any material developments with respect to any inquiries or requests received from any Governmental Authority in connection with the transactions contemplated by this Agreement and keep the other Party reasonably informed of the progress thereof. With regard to any sharing of information between the Parties or their Affiliates as described in this Section 5.04, (v) any disclosure of information shall be done in a manner consistent with applicable Law; (w) information may be withheld as necessary to address reasonable attorney-client privilege or similar concerns; (x) a Party may, as it deems necessary or advisable, reasonably designate any confidential or competitively sensitive information as for “outside counsel only;” (y) materials provided to a Party or its counsel may be redacted to remove references concerning the valuation for the transactions contemplated by this Agreement or material that the Party reasonably deems irrelevant to the transactions contemplated by this Agreement; and (z) no Party shall be obligated to provide to the other Party any portion of its notification filing under the HSR Act or any Foreign Competition Laws that is not customarily furnished to other parties in connection with such filings. In the event that any Governmental Authority institutes any lawsuit or other judicial, administrative or other legal proceeding challenging the validity or legality of, or seeking to restrain the consummation of, the transactions contemplated by this Agreement, then all reasonable and documented costs and expenses (including reasonable legal fees and expenses supported by detailed invoices) incurred by the Parties or their respective Affiliates or by the Company or any of its Subsidiaries in connection with such lawsuit or proceeding shall be borne by Buyer. Buyer shall control the strategy for litigating, contesting and defending against any such lawsuit or proceeding.

Section 5.05 Stockholder Materials. Reasonably promptly following the date of this Agreement, the Company shall deliver to each Stockholder and Optionholder, as applicable, (i) an information statement that includes all information that is required to be given to the Stockholders pursuant to the Company’s Organizational Documents and the DGCL in connection with the Merger, (ii) at the direction of and on behalf of OCM Drum Investors, L.P., a Drag-Along Notice (as defined in the Stockholders Agreement) with respect to the transactions contemplated by this Agreement in accordance with the Stockholders Agreement and (iii) all other reasonably appropriate documents in connection with solicitation of the affirmative vote or consent of the Stockholders who did not otherwise provide their affirmative vote or consent as part of the Requisite Stockholder Approval (subsections (i), (ii) and (iii), the “Stockholder Materials”), and (iv) the Letter of Transmittal. Prior to the delivery of the Stockholder Materials, the Company will give Buyer a reasonable opportunity, but in no event less than two (2) Business Days, to review and comment on reasonably final drafts of the Stockholder Materials. At the time the Stockholder Materials are sent and at all times subsequent thereto (through and including the Effective Time) (subject to any reasonable time period needed to prepare and circulate an amendment or supplement as contemplated by the next sentence), the Stockholder Materials will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, not misleading. If, at any time prior to the Effective Time, any event or information should be discovered by the Company that should be set forth in an amendment or supplement to the Stockholder Materials, then the Company shall promptly inform Buyer of such occurrence, and the Company shall deliver to the Stockholders such amendment or supplement. The Stockholder Materials will include the recommendation of the Board of Directors of the Company in favor of this Agreement, the Related Documents and the transactions contemplated by this Agreement and the Related Documents and the conclusion of the Board of Directors of the Company that the terms and conditions of the Merger are fair and reasonable to, and in the best interests of, the Stockholders.

Section 5.06 Union. Buyer is hereby notified of the existence of that certain Collective Bargaining Agreement between Riggs Distler Co. and UA Local 777, which incorporates the provisions of the UA National Distribution Pipeline Agreement (“NDPA”). As promptly as practicable following the date hereof, the Company shall provide a copy of this notice to UA Local 777 as required by the provisions of the NDPA.

Section 5.07 Termination of Stockholders’ Agreement and Option Plan. The Company shall terminate, or cause to be terminated, effective not later than the Effective Time, the Company’s Stockholders’ Agreement and the Option Plan, the form and substance of such termination shall be subject to Buyer’s review and approval (such approval not to be unreasonably withheld, conditioned or delayed). Notwithstanding the foregoing, any confidentiality obligations of the Stockholders under the Stockholders’ Agreement or Optionholders under the Option Plan shall continue in full force and effect.

Section 5.08 Monthly Financial Statements. From the date hereof until the Closing Date (or, if earlier, the termination of this Agreement in accordance with Article 8), the Company shall deliver to Buyer, within twenty (20) calendar days after the end of each calendar month, a copy of the unaudited consolidated monthly financial statements of the Company and its Subsidiaries as of the end of such month and for the fiscal period then ended (the “Monthly Financial Statements”).

Section 5.09 Financing.

(a) Buyer Covenants.

(i) Buyer shall use its commercially reasonable efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to arrange financing as promptly as reasonably practicable on terms and conditions no less favorable to Buyer than those described in the Debt Commitment Letter (the “Debt Financing”), including using its commercially reasonable efforts to (i) negotiate definitive agreements with respect thereto on terms and conditions set forth therein and (ii) satisfy all conditions applicable to Buyer in such definitive agreements that are reasonably within its control.

(ii) Buyer shall not permit any amendment or modification to be made to, or any waiver of any provision or remedy under, the Debt Commitment Letter without the Company’s prior written consent if such amendment, modification or waiver would reasonably be expected to (A) reduce the aggregate amount of the Debt Financing (including by increasing the amount of fees to be paid or original issue discount as compared to the fees and original issue discount contemplated by the Debt Commitment Letter on the date hereof, other than through the exercise of any “market flex” provisions contained or referenced in the Debt Commitment Letter) to a level that would be insufficient to refinance the outstanding debt of the Buyer required in connection with the Merger or as otherwise contemplated by this

Agreement and the fees and expenses in connection therewith, (B) impose any new or additional material conditions precedent to the Debt Financing, (C) adversely impact the conditionality, enforceability or availability of the Debt Financing in any material way or (D) prevent, impair or delay in any material way the consummation of the Debt Financing; provided, however, that Buyer may amend or restate the Debt Commitment Letter to (1) add lenders, lead arrangers, bookrunners, syndication agents or similar entities as parties thereto who had not executed the Debt Commitment Letter as of the date hereof (2) implement or exercise any “market flex” provisions contained or referenced in the Debt Commitment Letter as of the date hereof and (3) otherwise amend, modify or restate the Debt Commitment Letter in any manner not inconsistent with this sentence. Buyer shall promptly deliver to the Company copies of any such amendment, modification or waiver.

(iii) Buyer shall provide the Company with prompt written notice (and, in any event, within two business days) of (A) any termination, repudiation, cancellation or expiration of the Debt Commitment Letter or any definitive agreement related to the Debt Financing, (B) any material breach or default (or any event or circumstance that, with or without notice, lapse of time or both, would reasonably be expected to give rise to any material breach or default) under the Debt Commitment Letter or any definitive document related to the Debt Financing by any party to the Debt Commitment Letter or such definitive document related to the Debt Financing, (C) the receipt of any written notice or other written communication from a financing source for the Debt Financing with respect to any actual, threatened or potential material breach, default, termination or repudiation by any party to the Debt Commitment Letter or any definitive document related to the Debt Financing of any provisions of the Debt Commitment Letter or any definitive document related to the Debt Financing; and (D) of the occurrence of an event or development that would reasonably be expected to adversely impact the ability of Buyer to obtain all or any portion of the Debt Financing contemplated by the Debt Commitment Letter on the terms, in the manner or from the sources contemplated by the Debt Commitment Letter or the definitive documents related to the Debt Financing, except with respect to any portion of the Debt Financing that would not cause the Debt Financing to be insufficient to refinance the outstanding debt of the Buyer required in connection with the Merger or as otherwise contemplated by this Agreement and the fees and expenses in connection therewith.

(iv) Buyer shall use its commercially reasonable efforts to (A) maintain in full force and effect the Debt Commitment Letter until the funding of the Debt Financing at or prior to Closing and negotiate and enter into definitive agreements with respect to the Debt Commitment Letter on the terms and conditions contained or referenced in the Debt Commitment Letter (which may reflect “market flex” provisions), (B) satisfy on a timely basis all conditions applicable to it in such definitive agreements that are within its control (or, if deemed advisable by Buyer, seek the waiver of such conditions), (C) upon satisfaction or waiver of such conditions, consummate the Debt Financing and cause the lenders and other Persons committing to fund the Debt Financing to fund such Debt Financing at the

Closing, (D) enforce its rights under the Debt Commitment Letter and (E) otherwise comply with its obligations under the Debt Commitment Letter. Buyer shall not release or consent to the termination of obligations of the financing sources party to the Debt Commitment Letter to the extent that such release or termination would reduce the Debt Financing to a level that would be insufficient to refinance the outstanding debt of the Buyer required in connection with the Merger or as otherwise contemplated by this Agreement and the fees and expenses in connection therewith.

(v) In the event any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated in the Debt Commitment Letter, (A) Buyer shall promptly notify the Company and (B) Buyer shall use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange to obtain any such portion from the same or alternative sources in an amount sufficient to enable Buyer to refinance any outstanding Indebtedness of the Company as contemplated by this Agreement and the Debt Commitment Letter and any fees and expenses in connection thereof on terms and conditions no less favorable to Buyer (as determined in the reasonable judgment of Buyer) as promptly as reasonably practicable following the occurrence of such event (the “Alternative Debt Financing”); provided that such Alternative Debt Financing shall not (1) include any conditions to funding of the Debt Financing that are not contained in the Debt Commitment Letter or (2) reasonably be expected to prevent, impair or delay in any material way the consummation of the Merger or the other transactions contemplated by the Merger Agreement. Buyer shall promptly provide a true, correct and complete copy of each alternative financing commitment in respect of such Alternative Debt Financing (“New Debt Commitment Letter”) to the Company.

(vi) In the event any New Debt Commitment Letter is obtained, (A) any reference in this Agreement to the “Debt Financing” shall include the debt financing contemplated by the Debt Commitment Letter as such term is modified pursuant to the immediately succeeding clause (B), and (B) any reference in this Agreement to the “Debt Commitment Letter” shall be deemed to include the Debt Commitment Letter to the extent not superseded by a New Debt Commitment Letter at the time in question, and any New Debt Commitment Letters to the extent then in effect. The parties agree that Buyer’s execution of any amendment to the Debt Commitment Letter or a New Debt Commitment Letter shall not materially expand the scope of the assistance required under Section 5.09(b) of this Agreement as compared to the assistance that would be required in connection with the Debt Commitment Letter in effect on the date of this Agreement and the related Debt Financing.

(vii) Upon request of the Company, Buyer shall keep the Company reasonably informed on a reasonably current basis in reasonable detail of the status of its efforts to arrange the Debt Financing or any Alternative Debt Financing.

(b) Company Covenants.

(i) The Company shall use commercially reasonable efforts to provide, and to cause its Subsidiaries and its officers, directors, employees, attorneys, accountants, investment bankers, consultants, agents, advisors and representatives (collectively, its “Representatives”) to provide, at the sole expense of Buyer, all cooperation reasonably requested by Buyer in connection with the Debt Financing (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company and its Subsidiaries), including using its commercially reasonable efforts to (A) provide financial and other information relating to the Company and its Subsidiaries to the entities that have committed to provide or otherwise entered into agreements in connection with the Debt Financing in connection with the transactions contemplated hereby (the “Financing Parties”) (including information to be used in the preparation of an information package regarding the business, operations, financial projections and prospects of Buyer and the Company customary for such financing or reasonably necessary for the completion of the Debt Financing by the Financing Parties to the extent reasonably requested by Buyer (including prior real estate title commitments, surveys, environmental reports and similar information)) to assist in the preparation of customary information documents to be used for the completion of the Debt Financing, (B) participate in a reasonable number of meetings (including customary one-on-one meetings with the parties acting as lead arrangers for the Debt Financing and senior management and other Representatives, with appropriate seniority and expertise, of the Company), presentations, road shows, drafting sessions, due diligence sessions (including accounting due diligence sessions) and sessions with the rating agencies, subject to customary confidentiality provisions, (C) assist in the preparation of (1) bank information memoranda and similar documents (including historical financial statements and information, and information necessary for Buyer to prepare pro forma financial statements) for the Debt Financing and 2) materials for rating agency presentations, (D) cooperate with the marketing efforts for the Debt Financing (including consenting to the use of the Company’s and its Subsidiaries’ logos; provided that such logos are used solely in a manner that is not intended to, nor reasonably likely to, harm or disparage the Company or its Subsidiaries), (E) execute and deliver (and use commercially reasonable efforts to obtain from its advisors), and cause its Subsidiaries to execute and deliver (or use commercially reasonable efforts to obtain from its advisors), customary certificates (including a certificate of the principal financial officer of the Company or any Subsidiary with respect to solvency matters), legal opinions or other documents and instruments relating to guarantees and other matters ancillary to the Debt Financing as may be reasonably requested by Buyer, contingent upon the consummation of the Merger or any later time; provided that no such bank information memorandum, rating agency presentation or other document shall be issued by the Company or its Subsidiaries, (F) assist in (1) the preparation of, entering into and syndication of one or more credit agreements, currency or interest hedging agreements or other agreements, including by (x) refraining from entering into any competing financing transactions and (y) entering into, or causing its Subsidiaries to enter into guarantee, restricted subsidiary, or similar agreements in connection with Buyer’s debt documents, provided that the Company may authorize and designate an officer of Buyer to execute such agreements and (2) the amendment, termination or redemption of any of the Company’s or its Subsidiaries’ existing credit agreements or senior notes, in each case, on terms satisfactory to Buyer and that are reasonably requested by Buyer in connection with the Debt Financing, provided that no obligation of the Company or any of its Subsidiaries under any such agreements or amendments shall be effective until the consummation of the Merger or any later time, (G) have the Company’s independent accountants provide their reasonable cooperation and assistance, (H) provide authorization letters to the Financing Parties authorizing the distribution of information to prospective private side and public side lenders and containing a representation to the Financing Parties that the public side versions of such documents, if any, do not include material non-public information about the Company or its Subsidiaries or their securities, (I) cooperate reasonably with Buyer’s financing sources’ due diligence, to the extent customary and reasonable and to the extent not unreasonably interfering with the business of the Company, (J) refrain from pursuing any financing transactions that may delay, impede or otherwise adversely affect the Debt Financing and other financings in connection with the transactions contemplated hereby and (K) assist the Financing Parties to benefit from the existing lending relationships of the Company and its Subsidiaries.

(ii) Notwithstanding anything to the contrary in this Agreement:

(A) Nothing in this Section 5.09(b) shall require cooperation to the extent it would (1) subject the Company’s or any of its Subsidiaries’ or their respective Affiliates or Representatives to any actual or potential personal liability that is not covered by the indemnities set forth herein, (2) unreasonably interfere with the business or operations of the Company or its Subsidiaries, (3) reasonably be expected to conflict with, or violate, the Company’s or any of its Subsidiaries’ certificate of formation, operating agreement or any organizational documents or any applicable Law, or result in the contravention of, or violation or breach of, or default under, any Major Contract to which the Company, any of its Subsidiaries or their respective Affiliates is a party, in each case, as in effect on the date hereof, (4) cause any representation, warranty, covenant or other obligation in this Agreement to be breached or any closing condition to fail to be satisfied, (5) require disclosure of information that, if provided, would adversely affect the ability of the Company (or any of its Subsidiaries) to assert attorney-client or attorney work product privilege or a similar privilege, (6) require disclosure of information that the Company reasonably believes is competitively sensitive or (7) require the Company, any of its Subsidiaries or their respective Affiliates or Representatives to (u) waive or amend any terms of this Agreement or any other Contract to which any of them is a party, (v) agree to pay or pay any fees or reimburse any expenses or make any other payment in connection with any financing which are not reimbursed or indemnified hereunder, (w) give any indemnities or incur any liabilities in connection with any financing or any information utilized in connection therewith which are not reimbursed or indemnified hereunder, (x) deliver or obtain opinions of internal or external counsel or accountants’ comfort letters or reliance letters (except as expressly set forth above), (y) provide access to or disclose information where any of them determines that such access or disclosure could contravene any confidentiality agreement or jeopardize any legal or other privilege or (z) approach any third parties to discuss agreements limiting the rights of such third parties.

(B) None of the directors or managers of the Company or any of its Subsidiaries, acting in such capacity, shall be required to execute, deliver or enter into or perform any agreement, document or instrument relating to any financing, or adopt any resolutions or take any other actions approving any such agreements, documents or instruments, unless such resolutions are contingent upon the Closing and will not be effective prior to the Closing Date.

(C) The Company, its Subsidiaries and their respective Affiliates and Representatives shall not be required to undertake any obligation or execute, deliver or enter into any agreement, document or instrument with respect to any financing that is not contingent upon the Closing or that would be effective prior to the Closing Date (except as expressly set forth herein). The Company shall use its commercially reasonable efforts to make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(ii) The parties acknowledge and agree that the provisions contained in this Section 5.09(b), represent the sole obligation of the Company, its Subsidiaries and their respective Affiliates and Representatives with respect to cooperation in connection with the arrangement of any financing and no other provision of this Agreement shall be deemed to expand or modify such obligations.

(c) Buyer shall promptly, upon request by the Company, reimburse the Company for all documented reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by the Company or any of the Company’s Subsidiaries in connection with the Debt Financing contemplated by this Section 5.09. Without duplication of any amounts reimbursed by Buyer pursuant to the immediately foregoing sentence, Buyer shall indemnify and hold harmless the Company, its Affiliates and their respective officers, advisors and Representatives from and against any and all losses, damages, claims, costs, expenses, interests, awards, judgments and penalties suffered or incurred by any of them of any type in connection with the Debt Financing contemplated by this Section 5.09 and/or the provision of information utilized in connection therewith (other than information provided in writing specifically for such use by or on behalf of the Company or any of its Affiliates) to the fullest extent permitted by applicable Law, including losses, damages, claims, costs, expenses, interests, awards, judgments and penalties arising out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the documentation relating to the Debt Financing, or arising out of or are based upon the omission or alleged omission of a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading (provided, however, that Buyer shall not be liable in any such case to the extent that any such loss, damage, claim, cost, expense, interest, award, judgment or penalty arises out of or is based upon an untrue statement or alleged untrue statement in or omission or alleged omission from any of such documentation in reliance upon information provided in writing specifically for such use by or on behalf of the Company or any of its Affiliates).

Section 5.10 Resignations. From and after the date hereof until the earlier of the Closing and the termination of this Agreement in accordance with its terms, the Company shall use commercially reasonable efforts to cause the officers and directors of the Company and its Subsidiaries set forth on the Resignations Schedule to tender his or her resignation from such position effective immediately prior to the Closing.

ARTICLE 6

ADDITIONAL AGREEMENTS

Section 6.01 Further Assurances. In case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement, each of the Parties shall take such further action (including the execution and delivery of such further instruments and documents) as the other Party reasonably may request, at the sole cost and expense of the requesting Party.

Section 6.02 Press Releases. The Parties agree that no press release or other public announcement (including in any trade journal or other publication) of the transactions contemplated hereby shall be made without the prior written consent of both the Representative and Buyer (such consent not to be unreasonably withheld, conditioned or delayed), unless required by Law in which case each of Buyer and the Representative shall have the right to review prior to its issuance, distribution or publication; provided however, that the Company may otherwise communicate in the ordinary course of business with its employees, customers, suppliers and vendors as it deems appropriate.

Section 6.03 Buyer Transaction Expenses. Without limitation of Section 6.07(b) or Section 6.10, Buyer shall be solely responsible for payment of any fees and expenses incurred by or on behalf of it, Parent, Merger Sub or their respective Affiliates in connection with the transactions contemplated hereby or otherwise required by applicable Law, including any fees or expenses incurred by, at the direction of Buyer, Merger Sub or any of their respective Affiliates. This Section 6.03 shall not apply to Company Transaction Expenses, which shall be taken into account in the calculation of Estimated Merger Consideration and otherwise subject to Section 2.07.

Section 6.04 Confidentiality. Whether or not the transactions contemplated hereby are consummated, the Parties shall, and shall cause each of their respective Affiliates, advisors, agents and representatives to, keep confidential all information and materials regarding any other Party reasonably designated by such Party as confidential at the time of disclosure thereof (provided that this Section 6.04 shall not limit Buyer’s, its Affiliates’ or its representatives’ obligations under the Confidentiality Agreement). Except for press releases and other public announcements permitted by the terms of Section 6.02, the Parties shall not, and each of them shall cause its respective Affiliates, advisors, representatives and agents not to, disclose the terms and provisions of this Agreement without the prior written consent of the other Party, except as required by Law or legal process. Notwithstanding anything to the contrary herein, including in Section 6.02, the Representative and its Affiliates (including Oaktree Capital Management, L.P. and its affiliated funds and investment vehicles) shall be permitted to disclose the terms and provisions of this Agreement to their respective existing and prospective investors; provided, that, they instruct such Persons to observe the confidentiality provisions of this Section 6.04; provided further, that, any failure by any such existing and prospective investors to comply with the terms of this Section 6.04 shall be deemed a breach by the Representative. If the transactions contemplated hereby are not consummated, Buyer shall, and shall cause each of its Affiliates, advisors, representatives and agents to, maintain the confidentiality of all non-public, proprietary information obtained during its or their due diligence review of the Company and its Subsidiaries, and shall return to the Company or destroy (and certify in writing to the Company such destruction) all documents received from the Company and all copies thereof containing any such information, in each case in accordance with the terms of the Confidentiality Agreement.

Section 6.05 Reasonable Best Efforts to Complete. Subject to the terms and conditions of this Agreement, including Section 5.02 and Section 5.04, the Parties shall each cooperate fully with the other and use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated hereby.

Section 6.06 Provision Respecting Representation of the Company. Each of the Parties hereby agrees, on its own behalf and on behalf of its directors, members, partners, stockholder, officers, employees and Affiliates, that Kirkland & Ellis LLP and Osler Hoskin & Harcourt LLP may serve as counsel to each and any of the Representative, the Stockholders and the Optionholders and their respective Affiliates (other than the Company and its Subsidiaries) (individually and collectively, the “Seller Group”), on the one hand, and the Company and its Subsidiaries, on the other hand, in connection with the negotiation, preparation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and that, following consummation of the transactions contemplated hereby, Kirkland & Ellis LLP and Osler Hoskin & Harcourt LLP (or any successor of any such Person) may serve as counsel to the Seller Group or any director, member, partner, stockholder, officer, employee or Affiliate of the Seller Group, in connection with any litigation, claim or obligation arising out of or relating to this Agreement or the transactions contemplated by this Agreement notwithstanding such prior representation of the Company and its Subsidiaries, and each of the Parties hereby consents thereto and waives any conflict of interest arising therefrom, and each of such Parties shall cause any Affiliate thereof to consent to and waive any conflict of interest arising from such representation. Each of the Parties hereby irrevocably acknowledges and agrees that all communications prior to the Closing between the Company and its Subsidiaries and/or the Seller Group, on the one hand, and their external legal counsel, including Kirkland & Ellis LLP and/or Osler Hoskin & Harcourt LLP, on the other hand, solely to the extent made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or proceeding arising out of or relating to, this Agreement, any agreements contemplated by this Agreement or the transactions contemplated hereby or thereby, or any matter relating to any of the foregoing, are privileged communications between the Company, its Subsidiaries and the Seller Group and such counsel (collectively, the “Privileged Communications”) and belong solely to the Seller Group, and from and after the Closing none of the Company, its Subsidiaries, Buyer or any Person purporting to act on behalf of or through the Company or its Subsidiaries shall have access to or will seek to obtain such communications whether by seeking a waiver of the attorney client privilege or through any other means. To the extent that files in respect of any Privileged Communications constitute property of the client, only the Seller Group shall hold such property rights, and neither Kirkland & Ellis LLP nor Osler Hoskin & Harcourt LLP shall have any duty whatsoever to reveal or disclose any such Privileged Communications to the Company or any of its Subsidiaries by reason of any attorney client relationship between Kirkland & Ellis LLP and/or Osler Hoskin & Harcourt LLP and the Company or any of its Subsidiaries or otherwise. As to any such Privileged Communications prior to the Closing Date, Buyer, the Company and each of its Subsidiaries together with any of their respective Affiliates, successors or assigns, further agree that no such party may use or rely on any of the Privileged Communications in any action against or involving any of the Parties after the Closing.

Section 6.07 Directors’ and Officers’ Indemnification.

(a) From and after the Closing, Buyer shall not, and shall cause each of its Subsidiaries and Affiliates (including the Company and its Subsidiaries) not to, amend, repeal or otherwise modify the indemnification provisions of the certificate of incorporation, bylaws, limited liability company agreement or other similar governing documents of the Company or any of its Subsidiaries as in effect at the Closing in any manner that would adversely affect the rights thereunder of individuals who at the Closing were directors, officers, managers, employees or holders of equity interests of the Company or any of its Subsidiaries. From and after the Closing, Buyer shall cause the Company and its Subsidiaries to honor, in accordance with their respective terms, each of the covenants contained in this Section 6.07, without limit as to time.

(b) At or prior to the Closing, Company shall, at the expense of Buyer, obtain, maintain and fully pay for irrevocable “tail” insurance policies, including all Persons who were directors, fiduciaries, trustees, managers or officers of the Company and its Subsidiaries prior to the Closing as insureds with a claims period of at least six (6) years from the Closing Date from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to directors’, fiduciaries’, trustees’, managers’ and officers’ liability insurance in an amount and scope at least as favorable as the Company’s existing policies with respect to matters existing or occurring prior to the Closing Date. Buyer shall not, and shall cause the Company and its Subsidiaries not to, cancel or change such insurance policies in any respect.

(c) In the event Buyer, the Company, any of the Company’s Subsidiaries or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any Person, then and in either such case, Buyer shall make proper provision so that the successors and assigns of Buyer or the Company or such Subsidiary, as the case may be, shall assume the obligations set forth in this Section 6.07. The provisions of this Section 6.07 shall survive the consummation of the Closing.

Section 6.08 Post-Closing Record Retention; Access and Cooperation. From and after the Closing, Buyer shall provide the Representative and its authorized representatives with reasonable access (including for the purpose of examining and copying, at Representative’s sole cost and expense), and the cooperation and assistance, during normal business hours upon reasonable advance notice, of the management team of the Company and its Subsidiaries and to any books and records and other materials in the possession of the Company and its Subsidiaries in connection with any matter reasonably relating to or arising out of this Agreement or the transactions contemplated hereby or relating to periods or occurrences prior to or on the Closing Date (including the preparation of Tax Returns, to verify any item or information relevant pursuant to this Agreement, amended Tax Returns or claims for refund (and any materials necessary or reasonably helpful for the preparation of any of the foregoing), the preparation of financial statements including for periods ending on or prior to the Closing Date, and the management and handling of any Action), or compliance with the rules and regulations of the Internal Revenue Service, the Canada Revenue Agency, the Securities and Exchange Commission or any other Governmental Authority. Buyer’s obligations with respect to such books and records shall include maintaining, for at least the retention period specified in this Section 6.08, computer systems permitting access to any such books and records which are stored in electronic form in a fashion which is not less efficient than current access methods. Unless otherwise consented to in writing by the Representative, Buyer shall not, and shall cause the Company and its Subsidiaries not to, for a period of seven (7) years following the Closing Date, destroy, alter or otherwise dispose of any books and records and other materials of the Company and its Subsidiaries, or any portions thereof, relating to periods prior to or on the Closing Date without first offering to surrender to the Representative such books and records and materials or such portions thereof. The Representative shall manage its access to, and the cooperation and assistance of, the management team of the Company and its Subsidiaries in a manner so as not to unreasonably disrupt, or unreasonably interfere with, the business of the Company and its Subsidiaries.

Section 6.09 Other Tax Provisions

(a) Cooperation on Tax Matters. Buyer and the Representative shall provide reasonable cooperation, as and to the extent reasonably requested by the other Party, in connection with the preparation and filing of any Tax Return and any audit, litigation or other proceeding or Action with respect to Taxes. Such cooperation shall include the retention and the provision of records and information and powers of attorney and similar authorizations which are reasonably relevant to any such Tax Return, audit, litigation or other proceeding or Action and making employees of the Company and its Subsidiaries available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

(b) Preparation of Tax Returns. Buyer shall prepare and file, or cause to be prepared and filed, all Tax Returns of the Company and its Subsidiaries that are filed or required to be filed after the Closing Date. Each Income Tax Return that relates to a Pre-Closing Tax Period shall be prepared in a manner that is consistent with past practice, customs and accounting methods of the Company and its Subsidiaries. At least twenty (20) days prior to the date on which any Income Tax Return that relates to a Pre-Closing Tax Period is filed, Buyer shall provide to the Representative drafts of such Tax Return and shall, prior to filing thereof, make any changes reasonably requested by the Representative (including to maintain consistency with the applicable past practice, customs and accounting methods) and otherwise obtain the approval of the Representative (not to be unreasonably withheld, conditioned or delayed) prior to the filing thereof to the extent such filing could reasonably be expected to impact the Stockholders and/or the Optionholders.

(c) Without the prior written consent of the Representative (not to be unreasonably withheld, conditioned or delayed), Buyer shall not, and shall cause the Company and its Subsidiaries and any Affiliates of the foregoing to not (i) file, amend or otherwise modify any Tax Return relating to any Pre-Closing Tax Period, (ii) extend or waive, or cause to be extended or waived, any statutory period of limitations or other period for the assessment of any Tax or deficiency related to a Pre-Closing Tax Period (other than any automatic extensions that do not require the consent of any Tax authority obtained in the ordinary course of business), (iii) make or change any Tax election or accounting method that has any effect with respect to any Pre-Closing Tax Period (including any election under Section 338 of the Code (or any corresponding provision of state, local or foreign Tax law)), and (iv) file any ruling or request with any Tax authority (including in any voluntary disclosure or similar process) that relates to Taxes or Tax Returns of the Company and its Subsidiaries for a Pre-Closing Tax Period, in each case, to the extent such action could reasonably be expected to impact the Stockholders and/or the Optionholders.

(d) Audits of Tax Returns. Buyer shall promptly notify Representative in writing of any audit, examination or notice of deficiency or other adjustment, assessment or redetermination with respect to Taxes relating to a Pre-Closing Tax Period of the Company or any of its Subsidiaries (a “Tax Contest”). Buyer and the Company shall have the sole responsibility for, and the right to control the audit of, such Tax Contests, but the Representative shall have the right to participate in such Tax Contests, including the right to review in advance and comment upon all submissions made in the course of such Tax Contests (including any administrative appeals thereof) and Buyer shall and shall cause the Company and its Subsidiaries to take into account, in good faith, any such comments. The Representative shall have the right to approve the disposition or settlement of any Tax Contest, which approval shall not be unreasonably withheld, conditioned or delayed to the extent the disposition or settlement of any such Tax Contest could reasonably be expected to impact the Stockholders and/or the Optionholders.

(e) Allocation of Taxes for Straddle Periods. For purposes of this Section 6.09, in the case of any Taxes that are imposed on or with respect to income, gains, receipts, sales or payments and are payable for a Tax period that includes (but does not end on) the Closing Date (a “Straddle Period”), the portion of such Tax related to the Pre-Closing Tax Period shall be deemed equal to the amount which would be payable if the relevant Tax period ended on and included the Closing Date (and for such purpose, the Tax period of any partnership or other pass-through entity in which the Company or any of its Subsidiaries holds a beneficial interest shall be deemed to terminate at such time), provided, however, that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions) shall be allocated between the period ending on the Closing Date and the period after the Closing Date in proportion to the number of days in each such period, and the amount of other Taxes for a Straddle Period related to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period prior to and including the Closing Date and the denominator of which is the number of days in such Straddle Period.

(f) The parties shall, to the extent permitted or required under applicable Law, treat the Closing Date as the last day of the taxable period of the Company and its Subsidiaries for all Tax purposes, and Buyer shall cause the Company to join Buyer’s “consolidated group” (as defined in Treasury Regulations Section 1.1502-76(h)) effective on the day after the Closing Date.

(g) Buyer shall not take any action with respect to the Company or any of its Subsidiaries that would cause the transactions contemplated by this Agreement to constitute part of a transaction that is the same as, or substantially similar to, the “Intermediary Transaction Tax Shelter” described in Internal Revenue Service Notices 2001-16 and 2008-111.

(h) In the event of any dispute between Buyer and the Representative relating to this Section 6.09, the dispute shall be settled by the Valuation Firm (or such other Person reasonably acceptable to each Party) pursuant to procedures similar to those described in Section 2.07(b).

Section 6.10 Transfer Taxes. All sales, use and transfer taxes, registration and real property transfer or gains taxes, stamp taxes, excise taxes, stock transfer taxes, recording charges and similar taxes, fees or charges imposed as a result of the transactions contemplated by this Agreement (collectively, the “Transfer Taxes”), together with any interest, penalties or additions to such Transfer Taxes, shall be borne by Buyer. The Representative and Buyer shall cooperate in timely making all filings, returns, reports and forms as necessary or appropriate to comply with the provisions of all applicable Laws in connection with the payment of such Transfer Taxes, and shall cooperate in good faith to minimize, to the fullest extent possible under such Laws, the amount of any such Transfer Taxes payable in connection herewith.

Section 6.11 Additional Agreements of Buyer. Buyer acknowledges that in making its determination to proceed with the transactions contemplated by this Agreement it has conducted to its satisfaction an independent investigation of the financial condition, results of operations, assets, liabilities, properties and projected operations of the Company and its Subsidiaries, and Buyer has relied solely on the results of its own independent investigation and the representations and warranties of the Company expressly and specifically set forth in Article 3, as qualified by the Disclosure Schedule. In entering into this Agreement, Buyer agrees and acknowledges that it has relied solely on such independent investigation and not on any factual representations of the Seller Parties, the Company or any of their respective representatives (other than those expressly set forth in Article 3), and Buyer agrees and acknowledges that, except as otherwise expressly set forth in Article 3, no Seller Party nor any of its Affiliates or representatives make any representation or warranty, express or implied, at law or in equity, in respect of any of the assets, liabilities, operations, cash flows or future financial condition of the Company or in respect of the accuracy or completeness of any information regarding the Company furnished or made available to Buyer and its representatives (including regarding the completeness or accuracy of, or any omission to state or to disclose, any information, including in the estimates, projections or forecasts or any other information, document or material provided to or made available to Buyer or its Affiliates or representatives in certain “data rooms,” management presentations or in any other form, whether written or oral, in expectation of the transactions contemplated hereunder, including meetings, calls or correspondence with management of the Company), and that Buyer has not relied upon any of the foregoing. Such representations and warranties by the Company expressly set forth in Article 3, as qualified by the Disclosure Schedule, constitute the sole and exclusive representations and warranties of or regarding the Company and its Subsidiaries to Buyer in connection with the transactions contemplated hereby, and Buyer understands, acknowledges and agrees that all other representations and warranties of any kind or nature expressed or implied (including in respect of any of the current or historical business, condition (financial or otherwise), results of operations, prospects, contracts, assets, liabilities, properties and projected operations, or the quality, quantity or condition of the assets, of the Company and its Subsidiaries or in respect of the accuracy or completeness of any information regarding the Company or any of its Subsidiaries furnished or made available to Buyer and its representatives) are specifically disclaimed by the Company and its Subsidiaries. In connection with Buyer’s investigation of the Company and its Subsidiaries, Buyer has received certain projections, including projected statements of operating revenues and income from operations of the Company and its Subsidiaries and certain business plan information. Buyer acknowledges that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans, that Buyer is familiar with such uncertainties and that Buyer is taking full responsibility for making its own evaluation of, and expressly disclaims reliance upon, the adequacy and accuracy of all estimates, projections and other forecasts and plans so furnished to it, including the reasonableness of the assumptions underlying such estimates, projections and other forecasts and plans. Accordingly, Buyer hereby acknowledges that none of the Company, its Subsidiaries, or any of their respective direct or indirect Affiliates or representatives (or any of their respective directors, officers, employees, members, managers, partners or agents) is making any representation or warranty with respect to such estimates, projections and other forecasts and plans, including the reasonableness of the assumptions underlying such estimates, projections and other forecasts and plans, and that Buyer is not relying upon any of the foregoing.

Section 6.12 Consents and Approvals. During the period beginning on the date hereof and ending on the Closing Date, the Company shall use commercially reasonable efforts, and Buyer shall use its commercially reasonable efforts to cooperate with the Company, to obtain the consents, waivers, and approvals of the landlords under the Leases and counterparties to Major Contracts and Other Contracts, in each case, as set forth on Section 6.12 in the Disclosure Schedule and to submit notices to the landlords required under the Leases and submit notices to the counter parties under the Major Contracts and Other Contracts set forth on Section 6.12 in the Disclosure Schedule. The Company shall not be required to: (i) pay any amounts to any third party in connection with obtaining such consents or submitting such notices, (ii) amend, extend, renew, or otherwise modify any Leases, or (iii) provide any additional security for performance under the Leases, including any additional security deposits, collateral, guaranties, or the inclusion of additional guarantors under any Lease guaranty. In addition, the Company shall neither (x) make any financial accommodations or concessions under any Lease to the extent such accommodation or concession would not be taken into account in the calculation of Estimated Merger Consideration, nor (y) agree to any material modification of any of the non-economic terms of any Lease that would survive following the Closing, in each case except with Buyer’s prior written consent.

Section 6.13 RWI Policy. To the extent Buyer pursues obtaining a representation and warranty insurance policy (a “RWI Policy”), the Representative, as well as the Company and its Subsidiaries, shall cooperate with the Buyer and provide such information and documentation as may be reasonably requested to assist Buyer in obtaining such RWI Policy. Any such RWI Policy shall include a provision whereby the insurer expressly waives, and agrees not to pursue, directly or indirectly, any subrogation rights against any Seller Party or its Affiliates, or any former or current general or limited partners, stockholders, managers, members, directors, officers, employees, agents and representatives of any of the foregoing with respect to any claim made by any insured thereunder (except for Fraud). The Representative shall be an intended third party beneficiary under any RWI Policy of the immediately preceding provision. No insured party under the RWI Policy shall waive, amend, modify or otherwise revise this subrogation provision, or allow such provision to be waived, amended, modified, or otherwise revised without the prior written consent of the Representative.

Section 6.14 Aged Accounts Receivable. If Buyer, the Company or any of their respective Subsidiaries receives any payment on any Aged Accounts Receivable during the period beginning on the Closing Date and until December 31, 2021 (the “Collection Period”), the Company or such Subsidiary shall remit such payment, net of any and all fees, costs and expenses actually incurred by Buyer, the Company or its Subsidiaries in connection with collection of such Aged Accounts Receivable (the “Net Proceeds”) to the Representative (for the benefit of the Stockholders and Optionholders), together with an accounting thereof, within 30 Business Days after Buyer’s, the Company’s or such Subsidiary’s receipt thereof. For the avoidance of doubt, the sole obligation of Buyer, the Company and its Subsidiaries with respect to the Aged Accounts Receivable shall be to remit the Net Proceeds to the Representative (for the benefit of the Stockholders and Optionholders) and neither Buyer, the Company, nor any of their Affiliates shall have any other Liability with respect to the Aged Accounts Receivable, including, following the end of the Collection Period, any obligation to remit any portion of any Aged Accounts Receivable received following the Collection Period; provided, that Buyer shall not, and shall not permit the Company or any of its Subsidiaries to take any action with the intent of frustrating or impeding the collection timing or amount with respect to any Aged Accounts Receivables nor the rights of the Representative with respect to the receipt thereof. Without limiting the generality of the foregoing, and notwithstanding anything in this Agreement to the contrary, neither the Representative (nor any Stockholder or Optionholder) shall have the right to inspect the Buyer’s, Company’s or any of its Subsidiaries Books and Records with respect to any Aged Accounts Receivable; provided that the foregoing shall not be deemed to limit any rights of discovery Representative may have under applicable Law in connection with any Action related to the Aged Accounts Receivable.

Section 6.15 Section 280G. To the extent applicable, the Company shall (a) solicit from any Person who (i) is a “disqualified individual” (as defined in Section 280G of the Code) and (ii) has a right to any payments and/or benefits in connection with the transactions contemplated by this Agreement that would be deemed to constitute “parachute payments” pursuant to Section 280G of the Code, a waiver of such Person’s right to any such payments and/or benefits, so that all remaining payments and/or benefits applicable to such Person shall not be deemed to be “parachute payments” pursuant to Section 280G of the Code (the “Waived 280G Benefits”), and (b) for all such obtained waivers, submit for approval to the requisite shareholders the Waived 280G Benefits, to the extent and in the manner required under Sections 280G(b)(5)(A)(ii) and 280G(b)(5)(B) of the Code. No later than five (5) Business Days before the Closing Date, the Company shall provide to Buyer or its counsel drafts of the consent, waiver, disclosure statement and calculations necessary to effectuate the approval process for review by Buyer or its counsel. Prior to the Closing Date, the Company shall deliver to Buyer evidence that (x) a vote of the requisite shareholders was received in conformance with Section 280G of the Code and the regulations thereunder, or (y) such requisite shareholder approval has not been obtained with respect to the Waived 280G Benefits, and, as a consequence, the Waived 280G Benefits have not been and shall not be paid or provided. Notwithstanding the foregoing, to the extent that any Contract, agreement or plan is entered into or negotiated by Buyer or any of its Affiliates and a disqualified individual in connection with the transactions contemplated by this Agreement before the Closing Date (the “Buyer Arrangements”), Buyer shall provide a copy of such Contract, agreement or plan to the Company at least ten (10) Business Days before the Closing Date and shall cooperate with the Company in good faith in order to calculate or determine the value (for the purposes of Section 280G of the Code) of any payments or benefits provided, granted or contemplated therein, which may be paid, provided or granted in connection with the transactions contemplated by this Agreement that could constitute a “parachute payment” under Section 280G of the Code; provided that, in any event, the Company’s failure to include the Buyer Arrangements in the stockholder voting materials described herein as a result of Buyer not fulfilling its obligations under this Section 6.15 will not result in a breach of the covenants set forth in this Section 6.15.

ARTICLE 7

CONDITIONS

Section 7.01 Conditions to Obligation of Buyer and Merger Sub. The obligation of Buyer and Merger Sub to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction or waiver of the following conditions as of the Closing:

(a) Representations and Warranties. (i) Each of the representations and warranties made by the Company in Section 3.01, Section 3.02, Section 3.03(a)(i), Section 3.04 and Section 3.05 shall be true and correct (without giving effect to any materiality qualification or Material Adverse Effect qualification or exception contained therein) in all material respects as of the Closing as though such representation or warranty were made at and as of the Closing (except for representations and warranties made as of a specific date, which shall be true and correct as of such date), and (ii) each of the other representations and warranties made by the Company in Article 3 shall be true and correct (without giving effect to any materiality or Material Adverse Effect qualification or exception contained therein, except for the terms “Material Adverse Effect” as used in Section 3.07) as of the Closing as though such representation or warranty were made at and as of the Closing (except for representations and warranties made as of a specific date, which shall be true and correct as of such date), in each case, except where the failure of any such representation or warranty to be true and correct would not have, individually or in the aggregate, a Material Adverse Effect.

(b) Performance of Covenants. The Company shall have performed and complied in all material respects with all of its covenants and agreements required to be performed or complied with by it under this Agreement prior to the Closing.

(c) No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred a Material Adverse Effect.

(d) Absence of Illegality. There shall not be any agreement, injunction, writ or temporary restraining order or any other order of any nature issued by or made with a court or Governmental Authority of competent jurisdiction that is still in effect as of the Closing, and which enjoins or prohibits the transactions provided for herein or otherwise directs that the transactions provided for herein or any of them not be consummated substantially as herein provided.

(e) Certificates. The Company shall have delivered to Buyer each of the following:

(i) a certificate of the Company, executed on its behalf by a duly authorized officer thereof, dated as of the Closing Date, stating that the conditions specified in Sections 7.01(a)-(c) have been satisfied;

(ii) certified copies of (A) the resolutions duly adopted by the Company’s board of directors authorizing the execution, delivery and performance by the Company of this Agreement and the other agreements contemplated hereby to which the Company is a party, and the consummation by the Company of all transactions contemplated hereby and thereby and (B) the Requisite Stockholder Approval;

(iii) a copy of the Paying Agent Agreement, duly executed by the Representative and the Paying Agent; and

(iv) a copy of the Escrow Agreement, duly executed by the Representative and the Escrow Agent.

(f) Requisite Stockholder Approval. The Requisite Stockholder Approval shall have been obtained.

(g) Regulatory Periods The applicable waiting periods, if any, under the HSR Act, and under any applicable Foreign Competition Laws that are set forth on the Required Foreign Filings Schedule, including any extensions thereof and any timing agreements made with a Governmental Authority of competent jurisdiction having the effect of committing a Party not to close the transactions contemplated hereby before a certain date, shall have expired or been terminated.

Buyer may waive any condition specified in this Section 7.01 if it executes a writing so stating at or prior to the Closing. In addition, any condition specified in Sections 7.01(a)-(f) that shall not have been satisfied or waived at or prior to the Closing shall be deemed to have been waived by Buyer if the Closing occurs notwithstanding the failure of such condition to have been satisfied or waived in writing.

Section 7.02 Conditions to Obligation of the Company. The obligation of the Company to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions as of the Closing:

(a) Representations and Warranties. Each of the representations and warranties made by Buyer and Merger Sub in this Agreement shall be true and correct as of the Closing as though such representation or warranty were made at and as of the Closing (except for representations and warranties made as of a specific date, which shall be true and correct as of such date), in each case except where the failure of any such representation or warranty to be true and correct would not have, individually or in the aggregate, a material adverse effect on Buyer’s or Merger Sub’s ability to consummate the transactions contemplated by this Agreement.

(b) Performance of Covenants. Each of Buyer and Merger Sub shall have performed and complied in all material respects with all of its covenants and agreements required to be performed or complied with by it under this Agreement prior to the Closing.

(c) Absence of Illegality. There shall not be any agreement, injunction, writ or temporary restraining order or any other order of any nature issued by or made with a court or Governmental Authority of competent jurisdiction that is still in effect as of the Closing, and which enjoins or prohibits the transactions provided for herein or otherwise directs that the transactions provided for herein or any of them not be consummated substantially as herein provided.

(d) Requisite Stockholder Approval. The Requisite Stockholder Approval shall have been obtained.

(e) Certificates. Buyer shall have delivered to the Company each of the following:

(i) a certificate of Buyer and Merger Sub, executed on their behalf by a duly authorized officer thereof, dated as of the Closing Date, stating that the conditions specified in Sections 7.02(a)-(b) have been satisfied;

(ii) a certified copy of resolutions duly adopted by Buyer’s and Merger Sub’s board of directors, board of managers or similar governing body authorizing the execution, delivery and performance of this Agreement and the other agreements contemplated hereby to which Buyer and Merger Sub is a party, and the consummation by Buyer and Merger Sub of all transactions contemplated hereby and thereby;

(iii) a copy of the Paying Agent Agreement, duly executed by Buyer and the Escrow Agent; and

(iv) a copy of the Escrow Agreement, duly executed by Buyer and the Escrow Agent.

(f) Regulatory Periods. The applicable waiting periods, if any, under the HSR Act, and under any applicable Foreign Competition Laws that are set forth on the Required Foreign Filings Schedule, including any extensions thereof and any timing agreements made with a Governmental Authority of competent jurisdiction having the effect of committing a Party not to close the transactions contemplated hereby before a certain date, shall have expired or been terminated.

The Representative may waive any condition specified in this Section 7.02 if it executes a writing so stating at or prior to the Closing. In addition, any condition specified in Sections 7.02(a)-(f) that shall not have been satisfied or waived at or prior to the Closing shall be deemed to have been waived by the Representative if the Closing occurs notwithstanding the failure of such condition to have been satisfied or waived in writing.

ARTICLE 8

TERMINATION; EFFECT OF TERMINATION

Section 8.01 Termination. This Agreement may be terminated as provided below:

(a) by mutual written consent of the Company and Buyer;

(b) by either the Company or Buyer if there has been a material breach or failure to perform on the part of the other Party of any representation, warranty, covenant or agreement contained in this Agreement, which breach or failure to perform would reasonably be expected to cause the conditions set forth in Section 7.01(a) or (b), or Section 7.02(a) or (b), as applicable, to not be satisfied at the Closing and which breach or failure, if capable of being cured, shall not have been cured within twenty (20) Business Days following receipt by such other Party of written notice of such breach or failure from the terminating Party (it being understood and hereby agreed that neither Party may terminate this Agreement pursuant to this Section 8.01(b) if such breach or failure is cured within such twenty (20) Business Day period); provided that the failure by Buyer to deliver the Estimated Merger Consideration and the Adjustment Escrow Amount as and when required hereunder shall not be subject to cure hereunder unless otherwise agreed to in writing by the Company;

(c) by either the Company or Buyer if a court of competent jurisdiction or Governmental Authority shall have issued (and not rescinded, terminated or suspended) a final order, decree or ruling having the effect of permanently enjoining or prohibiting the transactions provided for herein or otherwise directing that the transactions provided for herein or any of them not be consummated substantially as herein provided (provided, however, that the Party seeking to terminate this Agreement pursuant to this Section 8.01(c) shall have complied with its obligations under Section 5.04 and Section 6.05);

(d) by either the Company or Buyer if the transactions contemplated hereby have not been consummated prior to October 31, 2021 (the “Outside Date”); provided that neither the Company nor Buyer shall be entitled to terminate this Agreement pursuant to this Section 8.01(d) if such Person’s breach of this Agreement has prevented the consummation of the transactions contemplated hereby.

Section 8.02 Effect of Termination. Except for the provisions of Sections 6.02 (Press Releases), 6.03 (Buyer Transaction Expenses) and 6.04 (Confidentiality), this Section 8.02 and Article 10 (Miscellaneous), each of which shall survive any termination of this Agreement, in the event of the termination of this Agreement, this Agreement shall thereafter become void and have no effect, and neither Party shall have any liability to the other Party or its members, stockholders, managers or directors or officers in respect thereof; provided, however, that no such termination shall relieve either Party of any liability for any willful and deliberate breach of this Agreement.

ARTICLE 9

REPRESENTATIVE

Section 9.01 Authorization of the Representative; Inability to Perform.

(a) The Representative has been designated by each of the Stockholders and In-the-Money Optionholders as such Person’s true, lawful and exclusive attorney-in-fact for and in such Person’s name, place, and stead and for its use and benefit, to prepare, execute, certify, acknowledge, swear to, file, deliver, or record any and all agreements, instruments or other documents, and to take any and all actions, that are within the scope and authority of the Representative provided for in this Section 9.01. The grant of authority provided for in this Section 9.01(a) is coupled with an interest and is being granted, in part, as an inducement to the Parties to enter into this Agreement and the Related Documents and shall be irrevocable and survive the death, incompetency, bankruptcy or liquidation of any Stockholder or In-the-Money Optionholder and shall be binding on any successor thereto.

(b) By virtue of the approval and adoption of this Agreement by the Requisite Stockholders, each Stockholder and In-the-Money Optionholder shall be deemed to have agreed to appoint the Representative as its agent and attorney-in-fact for and on behalf of the Stockholders and In-the-Money Optionholders in connection with, and to facilitate the consummation of the transactions contemplated by, this Agreement and the Related Documents, and in connection with the activities to be performed on behalf of the Stockholders and In-the-Money Optionholders under this Agreement and the Related Documents, including in connection with the Canada Distribution, for the purposes and with the powers and authority hereinafter set forth in this Article 9, which shall include the full and exclusive power and authority:

(i) to take such actions and to execute and deliver such amendments, modifications, waivers and consents in connection with this Agreement and the Related Documents and the consummation of the transactions contemplated hereby and thereby (including the Canada Distribution) as the Representative, in its reasonable discretion, may deem necessary or desirable to give effect to the intentions of this Agreement and the Related Documents, including any agreement with the Escrow Agent, the Paying Agent or the Former Canadian Subsidiary and any amendments thereto;

(ii) to pay expenses of the Stockholders and In-the-Money Optionholders incurred in connection with the negotiation and performance of this Agreement and the Related Documents and the Canada Distribution (whether incurred before, on or after the date of this Agreement);

(iii) to receive any amounts due to the Stockholders and In-the-Money Optionholders under this Agreement or under the Related Documents, and to disburse any such funds to the Stockholders and In-the-Money Optionholders;

(iv) to retain the Representative Expense Amount until it is liquidated in accordance with Section 9.02(b), and to use the funds constituting the Representative Expense Amount to satisfy the expenses of the Representative in performing its duties hereunder and under the Related Documents and to satisfy expenses and obligations of the Stockholders and In-the-Money Optionholders hereunder and under the Related Documents, including in connection with the Canada Distribution;

(v) as the agent of the Stockholders and In-the-Money Optionholders, to enforce and protect the rights and interests of the Stockholders and In-the-Money Optionholders and to enforce and protect the rights and interests of the Representative arising out of or under or in any manner relating to this Agreement and the Related Documents and, in connection therewith, to: (A) employ such agents, consultants and professionals, to delegate authority to its agents, to take such actions and to execute such documents on behalf of the Stockholders and In-the-Money Optionholders under this Agreement as the Representative, in its reasonable discretion, deems to be in the best interest of the Stockholders and In-the-Money Optionholders; (B) assert or institute any proceeding; (C) investigate, defend, contest or litigate any proceeding initiated by Buyer (or any of the Company or any of its Subsidiaries following the Closing), or any other Person, against the Representative, and receive process on behalf of any or all Stockholders and In-the-Money Optionholders in any such proceeding and compromise or settle on such terms as the Representative shall determine to be appropriate, give receipts, releases and discharges on behalf of all of the Stockholders and In-the-Money Optionholders with respect to any such proceeding; (D) file any proofs, debts, claims and petitions as the Representative may deem advisable or necessary; (E) settle or compromise any claims asserted under this Agreement or under the Related Documents; (F) assume, on behalf of all of the Stockholders and In-the-Money Optionholders, the defense of any claim that is the basis of any claim asserted under this Agreement or under the Related Documents; (G) determine the Actual Cash, Actual Indebtedness, and Actual Company Transaction Expenses, Actual Working Capital pursuant to Section 2.07 on behalf of the Stockholders and In-the-Money Optionholders and authorize payments out of the Adjustment Escrow Account in connection therewith; and (H) file and prosecute appeals from any decision, judgment or award rendered in any of the foregoing claims or proceedings, it being understood that the Representative shall not have any obligation to take any such actions, and shall not have liability for any failure to take any such action;

(vi) to enforce payment of any other amounts payable to the Stockholders and In-the-Money Optionholders, in each case on behalf of the Stockholders and In-the-Money Optionholders, in the name of the Representative;

(vii) to waive or refrain from enforcing any right of the Stockholders and In-the-Money Optionholders or any of them and/or of the Representative arising out of or under or in any manner relating to this Agreement or any Related Documents; and

(viii) to make, execute, acknowledge and deliver all such other agreements, guarantees, orders, receipts, endorsements, elections, notices, requests, instructions, certificates, stock powers, letters and other writings, and, in general, to do any and all things and to take any and all action that the Representative, in its sole and absolute direction, may consider necessary or proper or convenient in connection with or to carry out the activities described in paragraphs (i) through (vii) above and the transactions contemplated by this Agreement and the Related Documents.

(c) All decisions and actions by the Representative (to the extent authorized by this Agreement) shall be binding upon all of the Stockholders and In-the-Money Optionholders and no Stockholder or In-the-Money Optionholder shall have the right to object, dissent, protest or otherwise contest the same.

(d) In the event the Representative becomes unable to perform its responsibilities hereunder or resigns from such position, the Stockholders and In-the-Money Optionholders (acting by the vote of the Stockholders and In-the-Money Optionholders who immediately prior to the Closing held at least a majority of the outstanding Company Stock held by all Stockholders and In-the-Money Optionholders (on an as-exercised basis)) shall select another representative to fill the vacancy of the Representative, and such substituted representative shall be deemed to be a Representative for all purposes under this Agreement and the Related Documents.

(e) Buyer (and the Company and its Subsidiaries following the Closing) shall be entitled to rely exclusively upon the communications of the Representative relating to the foregoing as the communications of the Seller Group. None of Buyer (or the Company and its Subsidiaries following the Closing) shall be held liable or accountable in any manner for any act or omission of the Representative in such capacity.

(f) Buyer (and the Company and its Subsidiaries following the Closing) shall be entitled to unconditionally assume that any action taken or omitted, or any document executed by, OCM Drum Investors, L.P., purporting to act as the Representative under or pursuant to this Agreement or the Related Documents or in connection with any of the transactions contemplated by this Agreement has been unconditionally authorized by the Stockholders and In-the-Money Optionholders to be taken, omitted to be taken, or executed on their behalf so that they will be legally bound thereby, and no Stockholder or In-the-Money Optionholder shall institute any claim, lawsuit, arbitration or other proceeding against Buyer (or the Company Subsidiaries following the Closing) or any of their respective Affiliates alleging that OCM Drum Investors, L.P. did not have the authority to act as the Representative on behalf of the Stockholders and In-the-Money Optionholders in connection with any such action, omission or execution. No modification or revocation of the power of attorney granted by the Stockholders and In-the-Money Optionholders herein to OCM Drum Investors, L.P. to serve as the Representative shall be effective as against Buyer until Buyer has received a document signed by all of the Stockholders effecting said modification or revocation. Buyer (and the Company and its Subsidiaries following the Closing) and their respective Affiliates are hereby relieved from any liability to any Person for any acts done by the Representative and any acts done by Buyer (and the Company and its Subsidiaries following the Closing) in accordance with any decision, act, consent or instruction of the Representative.

Section 9.02 Representative Expense Amount.

(a) The Representative Expense Amount shall be held by the Representative in the Representative Expense Account for the benefit of the Stockholders and In-the-Money Optionholders for reimbursements payable to the Representative and other amounts under this Article 9, or, as provided below, the payment of fees, commissions or other compensation to the Representative; provided, that such reimbursements payable to the Representative are pursuant to fees, commissions or other compensation borne by all Stockholders and In-the-Money Optionholders and are not the fees, commissions or other compensation of any particular Stockholder or In-the-Money Optionholder in his, her or its individual capacity.

(b) Following the date on which the Representative has determined (in its sole discretion) that it is appropriate to release such funds, the Representative shall pay the then-remaining amount of the Representative Expense Amount, if any, to each Stockholder and In-the-Money Optionholder in the percentages as set forth on the Ownership Schedule.

Section 9.03 Compensation; Exculpation.

(a) Upon the written approval of holders of a majority of the shares of Company Stock as of the Closing, the Representative may be paid a fee, commission or other compensation for the performance of services hereunder on such terms and conditions as may be agreed by the Representative and such Stockholders.

(b) The Representative shall not have by reason of this Agreement a fiduciary relationship in respect of any Stockholder or In-the-Money Optionholder. The Representative shall not be liable to the Stockholders or In-the-Money Optionholders for any apportionment or distribution of payments made by the Representative in good faith, and if any such apportionment or distribution is subsequently determined to have been made in error, the sole recourse of any Stockholder and In-the-Money Optionholder to whom payment was due, but not made, shall be to recover from other Stockholders and In-the-Money Optionholders any payment in excess of the amount to which they are determined to have been entitled. The Representative shall not be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement. Neither the Representative nor any agent, employee or any other Representative employed by it shall incur any liability to any Stockholder or In-the-Money Optionholder by virtue of the failure or refusal of the Representative for any reason to consummate the transactions contemplated by this Agreement or relating to the performance of its other duties hereunder, except for actions or omissions constituting actual fraud. In dealing with this Agreement and any Related Documents, and in exercising or failing to exercise all or any of the powers conferred upon the Representative hereunder or thereunder, the Representative shall be entitled to rely on the advice of counsel, public accountants or other independent experts experienced in the matter at issue, and any error in judgment or other act or omission of the Representative pursuant to such advice shall in no event subject the Representative to liability to any Stockholder or In-the-Money Optionholder unless such actions or omissions constitute actual fraud. Notwithstanding anything to the contrary contained in this Agreement, the Representative, in its role as Representative, shall have no liability whatsoever to Buyer (or any member of the Company and its Subsidiaries following the Closing) or any other Person except solely with respect to claims under clause (vii) of the definition of “Allowed Claims.”

(c) Any action taken by the Representative on behalf of such Stockholder and In-the-Money Optionholders pursuant to Section 9.01 (an “Authorized Action”) shall be binding on each Stockholder and In-the-Money Optionholder as fully as if such Stockholder and In-the- Money Optionholder had taken such Authorized Action. Buyer agrees that the Representative, acting as the Representative, shall have no liability to Buyer for any Authorized Action, except (i) to the extent that such Authorized Action is found by an actual order of a court of competent jurisdiction to have constituted actual fraud or (ii) with respect to claims under clause (vii) of the definition of “Allowed Claims.

(d) All of the immunities and powers granted to the Representative under this Agreement shall survive until the earlier of (i) the termination of this Agreement or (ii) the distribution of the Representative Expense Amount pursuant to Section 9.02.

(e) The adoption and execution of this Agreement shall also be deemed to constitute approval of all arrangements relating to the transactions contemplated by this Agreement and to the provisions hereof binding upon the Stockholders and In-the-Money Optionholders, including this Section 9.03.

ARTICLE 10

MISCELLANEOUS

Section 10.01 Non-Survival.

(a) None of the representations, warranties, covenants and agreements of the Parties in this Agreement or in any instrument delivered by the Parties pursuant to this Agreement shall survive the Closing (and there shall be no liability after the Closing in respect thereof); provided that this Section 10.01(a) shall not limit any covenant or agreement of the Parties which by its terms contemplates performance after the Closing but only with respect to any breaches occurring after the Closing; provided, further, this sentence shall not prejudice or limit any claim for Fraud.

(b) Buyer, for itself and on behalf of the other Buyer Parties (including, after the Closing, the Company and its Subsidiaries), acknowledges and agrees that, from and after the Closing, to the fullest extent permitted under applicable Law, any and all rights, claims and causes of action it may have against any Seller Party, in its capacity as a Seller Party, relating to the operation of the Company or its Subsidiaries or their respective businesses or relating to the subject matter of this Agreement or the Disclosure Schedule or the transactions contemplated hereby, whether arising under, or based upon, any Law or otherwise (including any right, whether arising at law or in equity, to seek indemnification, contribution, cost recovery, damages or any other recourse or remedy, including as may arise under common law, and including with respect to any matter arising under the Comprehensive Environmental Response Compensation and Liability Act or any other Environmental Law) are hereby irrevocably waived. Furthermore, without limiting the generality of this Section 10.01(b), no claim shall be brought or maintained by, or on behalf of, Buyer or any other Buyer Party (including, after the Closing, the Company or its Subsidiaries) against any Seller Party, in its capacity as a Seller Party, and no recourse shall be sought or granted against any of them, by virtue of, or based upon, any alleged misrepresentation or inaccuracy in, or breach of, any of the representations, warranties, covenants or agreements of the Company or any other Person set forth or contained in this Agreement, any certificate, instrument, opinion, agreement or other document of the Company or any other Person delivered hereunder, the subject matter of this Agreement or the Disclosure Schedule or the transactions contemplated hereby, the business or the ownership, operation, management, use or control of the business of any of the Company or any of its Subsidiaries, any of their assets, or any actions or omissions at, or prior to, the Closing. Notwithstanding the foregoing, nothing in this Section 10.01(b) shall prejudice or limit Buyer’s (or after the Closing, the Company’s and its Subsidiaries’) rights or remedies under or pursuant to (i) Section 2.07, (ii) the Escrow Agreement, (iii) any claim for Fraud against the Person who has committed such Fraud, (iv) the Non-Solicitation Agreement, (v) any claim against an Employee who is a Seller Party in his or her capacity as an Employee (but specifically excluding any of the foregoing in connection with the negotiation or consummation of the Merger and the transactions contemplated hereby, other than any employment or other agreement entered into in connection with such transactions), (vi) any claims against a Seller Party under a Letter of Transmittal or with respect to any breach occurring following the Closing of any surviving obligation under a Contract for any Option, or (vii) any claim against the Representative, in its capacity as such, with respect to any post-Closing obligations of the Representative expressly owed to Buyer or the Company under this Agreement, the Escrow Agreement or the Paying Agent Agreement (each an “Allowed Claim”).

(c) Buyer acknowledges and agrees that the agreements contained in this Section 10.01 are an integral part of the transactions contemplated by this Agreement and that, without these agreements set forth in this Section 10.01, the Company would not enter into this Agreement or otherwise agree to consummate the transactions contemplated hereby.

Section 10.02 No Third Party Beneficiaries. Except as set forth in Section 6.13 (RWI Policy), Section 6.07 (Directors’ and Officers’ Indemnification) and Section 10.01 (Non-Survival), this Agreement is not intended to, and shall not, confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

Section 10.03 Remedies.

(a) The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by the Parties in accordance with their specific terms or were otherwise breached. It is accordingly agreed that Buyer, on the one hand, and the Company, on the other hand, shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction, including the right of the Company to cause Buyer to fully perform the terms of this Agreement to the fullest extent permissible pursuant to this Agreement and applicable Laws and to thereafter cause this Agreement and the transactions contemplated hereby to be consummated on the terms and subject to the conditions set forth in this Agreement. Such remedies shall, however, be cumulative and not exclusive and shall be in addition to any other remedies which any Party may have under this Agreement. Each of the Parties hereby waives (a) any defenses in any Action for specific performance, including the defense that a remedy at law would be adequate, and (b) any requirement under any Law to post a bond or other security as a prerequisite to obtaining equitable relief. If any Party brings any Action to enforce specifically the performance of the terms and provisions of this Agreement by the other Party, the Outside Date shall automatically be extended for so long as the Party bringing such Action is actively seeking a court order for an injunction or injunctions or to specifically enforce the terms and provisions of this Agreement. In the event of any claim under this Agreement, the prevailing party shall be entitled to, and the non-prevailing party shall pay to the prevailing party, the costs and expenses (including the reasonable fees and expenses of legal counsel) incurred by the prevailing party in connection with enforcing its rights or defending claims hereunder.

(b) Except solely in the case of Fraud against the Person who has committed such Fraud, all rights, claims and causes of action that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement, or the negotiation, execution, or performance of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement), may be made only against (and are those solely of) the Parties. Except solely in the case of Fraud against any Person who has committed such Fraud, no Person who is not a Party, including any current, former or future director, manager, officer, employee, equityholder, member, general or limited partner, controlling Person, agent, representative or Affiliate of any Party, or any current, former or future director, manager, officer, employee, equityholder, member, general or limited partner, controlling Person, agent, representative or Affiliate of any of the foregoing (collectively, “Nonparty Affiliates”), shall have any liability (whether in contract or in tort, in law or in equity, or granted by statute) for any claims, causes of action, obligations, or liabilities arising under, out of, in connection with, or related in any manner to this Agreement or based on, in respect of, or by reason of this Agreement or its negotiation, execution, performance, or breach, and, to the maximum extent permitted by Law, each Party hereby waives and releases all such liabilities, claims, causes of action, and obligations against any such Nonparty Affiliates. The Parties agree that the Nonparty Affiliates shall be third party beneficiaries of this Section 10.03(b). Notwithstanding anything to the contrary herein, in respect of claims for Fraud against any Person (other than Buyer and Merger Sub, who, for the avoidance of doubt, are not receiving consideration pursuant to this Agreement) who has committed such Fraud, in no event shall such Person have any liability in an aggregate amount in excess of the aggregate consideration directly or indirectly received by such Person pursuant to this Agreement. Notwithstanding the foregoing, nothing in this Section 10.03(b) shall prejudice or limit Buyer’s (or after the Closing, the Company’s and its Subsidiaries) rights or remedies under or pursuant to any Allowed Claim.

Section 10.04 Entire Agreement; Severability. This Agreement, including the Disclosure Schedule, the exhibits hereto, the Confidentiality Agreement and the other documents referred to herein constitute the entire agreement among the Parties and supersede any prior understandings, agreements or representations by or among the Parties, written or oral, that may have related in any way to the subject matter hereof. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner so that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 10.05 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights or interests or delegate any of its obligations hereunder without the prior written approval of the other Party; provided that Buyer may (i) assign any or all of its respective rights and interests hereunder to one or more of its Affiliates or to any lender providing financing for the transactions contemplated hereby and (ii) designate one or more of its Affiliates to perform its respective obligations hereunder; provided, however, that in either case of clause (i) or (ii), Buyer shall remain responsible for the performance of all of its respective obligations hereunder.

Section 10.06 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Agreement and any amendments hereto, to the extent signed and delivered by means of digital imaging and electronic mail, shall be treated in all manner and respects as an original contract and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person.

Section 10.07 Headings; Defined Terms. The section headings and defined terms contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 10.08 Notices. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally against written receipt or by electronic mail transmission with confirmation by transmission or mailed by prepaid first class certified mail, return receipt requested, or mailed by overnight courier prepaid, to the Parties at the following addresses (including electronic mail addresses):

If to the Company (prior to the Closing):

Drum Parent, Inc.

c/o Oaktree Capital Management LP

11611 San Vicente Boulevard, Suite 700

Los Angeles, California 90049

Attention: Francesco Giuliani

Andrew Moir

electronic mail: fgiuliani@oaktreecapital.com

amoir@oaktreecapital.com

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

2049 Century Park East, 37th Floor

Los Angeles, CA 90067

Attention: Hamed Meshki, P.C.

electronic mail: hamed.meshki@kirkland.com

If to the Representative:

OCM Drum Investors, L.P.

c/o Oaktree Capital Management LP

11611 San Vicente Boulevard, Suite 700

Los Angeles, California 90049

Attention: Francesco Giuliani

Andrew Moir

electronic mail: fgiuliani@oaktreecapital.com

amoir@oaktreecapital.com

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

2049 Century Park East, 37th Floor

Los Angeles, CA 90067

Attention: Hamed Meshki, P.C.

electronic mail: hamed.meshki@kirkland.com

If to Buyer, Parent, Merger Sub or (following the Closing) to the Surviving Corporation:

c/o Centuri Group, Inc.

19820 N 7th Ave.

Phoenix, AZ 85027

Attention: Jason Wilcock, Executive Vice President, General Counsel & Corporate Secretary

electronic mail: jwilcock@NextCenturi.com

with a copy (which will not constitute notice) to:

Foley & Lardner LLP

321 N. Clark Street, Suite 3000

Chicago, IL 60654-5313

Attention: Steven M. Gerenraich

electronic mail: sgerenraich@foley.com

All such notices, requests and other communications will (a) if delivered personally to the address as provided in this Section 10.07 or by electronic mail transmission to the electronic mail address as provided in this Section 10.07, be deemed given on the day so delivered if delivered before 5:00 p.m. Pacific Time on a Business Day, and otherwise on the next following Business Day, (b) if delivered by mail in the manner described above to the address as provided in this Section 10.07, be deemed given on the earlier of the third (3rd) Business Day following mailing or upon actual receipt, and (c) if delivered by overnight courier to the address as provided in this Section 10.07, be deemed given on the earlier of the first (1st) Business Day following the date sent by such overnight courier or upon actual receipt, in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice is to be delivered pursuant to this Section 10.07. Either Party from time to time may change its address (including electronic email address) or other information for the purpose of notices to that Party by giving notice specifying such change to the other Party.

Section 10.09 Governing Law. This Agreement shall be governed by and construed in accordance with the domestic Laws of the State of Delaware without giving effect to any choice or conflict of Law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

Section 10.10 Waiver of Jury Trial. EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY. EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.10.

Section 10.11 Submission to Jurisdiction. Each Party irrevocably submits to the exclusive jurisdiction of the United States District Court for the District of Delaware and the Court of Chancery of Delaware in the State of Delaware or, if jurisdiction is unavailable in such courts, the Delaware Superior Court (collectively, the “Chosen Courts”) for the purposes of any suit, action or other proceeding arising out of this Agreement or the transactions contemplated hereby. Each Party agrees to commence any such action, suit or proceeding either in the United States District Court for the District of Delaware or the Court of Chancery of Delaware in the State of Delaware or, if jurisdiction is unavailable in such courts, the Delaware Superior Court. Each Party further agrees that service of any process, summons, notice or document by U.S. registered mail to such Party’s respective address set forth above shall be effective service of process for any action, suit or proceeding in Delaware with respect to any matters to which it has submitted to jurisdiction in this Section 10.11. Each Party irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in the Chosen Courts, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

Section 10.12 Amendments and Waivers. Any provision of this Agreement may be amended solely by a writing signed by Buyer and the Company. No waiver by either Party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty, covenant or agreement hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

Section 10.13 Incorporation of Exhibits and Schedules. The exhibits and schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

Section 10.14 Construction. Where specific language is used to clarify by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates. The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against either Party.

Section 10.15 Interpretation. Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this entire Agreement; (iv) the terms “Article” or “Section” refer to the specified Article or Section of this Agreement; (v) the word “including” means “including without limitation;” (vi) references to “$” are deemed references to United States dollars; and (vii) “ordinary course of business” and similar phrases will mean, with respect to any Person, the ordinary course of such Person’s business consistent with past custom and practice. Wherever there is a reference to a Person’s officers, directors, employees, Affiliates, representatives, relatives or other relations, unless the relevant time of determination of such Persons is expressly stated or the context requires otherwise, such reference shall mean such applicable Persons as of any relevant time of determination (which, for illustrative purposes, in the case of a (a) representation or warranty made as of a specific date, shall mean only as of such date, and (b) covenant or agreement given or made on a continuous basis for a durational period, shall mean as of any relevant time of determination within such period).

Section 10.16 Disclosure Schedule. The information set forth in each section or subsection in the Disclosure Schedule to this Agreement (the “Disclosure Schedule”) shall be deemed to provide the information contemplated by, or otherwise qualify, the provisions of this Agreement set forth in the corresponding section or subsection of this Agreement and any other section or subsection of this Agreement, if and to the extent that it could reasonably be concluded that it applies to such other section or subsection of this Agreement and regardless of whether such section or subsection is qualified by reference to the Disclosure Schedule. The Disclosure Schedule is not intended to constitute, and shall not be construed as constituting, representations or warranties of the Company and shall not be deemed to expand in any way the scope or effect of any of such representations or warranties. Certain information set forth in the Disclosure Schedule is included solely for information purposes and may not be required to be disclosed pursuant to this Agreement. The inclusion of an item in the Disclosure Schedule as an exception to a representation or warranty shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations or warranties of the Company nor shall such information constitute an admission by any Party that such item constitutes an item, event, circumstance or occurrence that is material to the Company and its Subsidiaries or constitutes a Material Adverse Effect. Disclosure of any allegations with respect to any alleged breach, violation or default under any contractual or other obligation, or any law, is not an admission that such breach, violation or default has occurred. Headings, subheadings and defined terms have been inserted in the Disclosure Schedule for convenience of reference only and shall not be considered a part of or affect the construction or interpretation in the Disclosure Schedule. Where the terms of a contract or other item have been summarized or described in the

Disclosure Schedule, such summary or description does not purport to be a complete statement of the material terms of such contract or other item, and, all such summaries and descriptions are qualified in their entirety by reference to the contract or item being summarized and/or described. The information provided in the Disclosure Schedule is being provided solely for the purpose of making disclosures to Buyer and Merger Sub under this Agreement. In disclosing this information, the Company does not waive, and expressly reserves any rights under, any attorney-client privilege associated with such information or any protection afforded by the work-product doctrine with respect to any of the matters disclosed or discussed therein.

Section 10.17 Financing Parties. Notwithstanding anything in this Agreement to the contrary, but in all cases subject to and without in any way limiting the rights and claims of Parent, Buyer and/or any of its Subsidiaries or Affiliates under and pursuant to the Debt Commitment Letter or the definitive agreement entered into with respect to the Debt Financing, the Company on behalf of itself, its Subsidiaries and each of its controlled Affiliates and its Representatives, Stockholders and Optionholders hereby: (a) agrees that any action, suit or proceeding, whether in law or in equity, whether in contract or in tort or otherwise, involving the Financing Parties and each of the respective former, current or future directors, officers, Affiliates, employees, partners or advisors of the foregoing (“Related Parties”), arising out of or relating to, this Agreement, the Debt Commitment Letter, the Debt Financing or the definitive agreements entered into in connection with the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder shall be subject to the exclusive jurisdiction of any federal or state court in the Borough of Manhattan, New York, New York, and any appellate court thereof and each party hereto irrevocably submits itself and its property with respect to any such action, suit or proceeding to the exclusive jurisdiction of such court, (b) agrees that any such action, suit or proceeding shall be governed by the laws of the State of New York (without giving effect to any conflicts of law principles that would result in the application of the laws of another state), except as otherwise provided in the Debt Commitment Letter or other applicable definitive document relating to the Debt Financing, (c) agrees not to bring or support or permit any of its affiliates to bring or support any action, suit or proceeding of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any Financing Party or Related Party in any way arising out of or relating to, this Agreement, the Debt Financing, the Debt Commitment Letter or any of the transactions contemplated hereby or thereby or the performance of any services thereunder in any forum other than any federal or state court in the Borough of Manhattan, New York, New York, (d) agrees that service of process upon the Company, its Subsidiaries or its controlled affiliates in any such action, suit or proceeding shall be effective if notice is given in accordance with Section 10.08, (e) irrevocably waives, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of such action, suit or proceeding in any such court, (f) knowingly, intentionally and voluntarily waives to the fullest extent permitted by applicable law trial by jury in any action, suit or proceeding brought against the Financing Parties or Related Parties in any way arising out of or relating to, this Agreement, the Debt Financing, the Debt Commitment Letter or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, (g) agrees that none of the Financing Parties or Related Parties will have any liability to the Company or any of its subsidiaries or any of their respective affiliates or Representatives, Stockholders or Optionholders relating to or arising out of this Agreement, the Debt Financing, the Debt Commitment Letter or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, whether in law or in equity, whether in contract or in tort or otherwise, (h) agrees that the Financing Parties and Related Parties are express third party beneficiaries of, and may enforce, any of the provisions in this Agreement reflecting the foregoing agreements in this Section 10.17 and such provisions and (i) agrees that the provisions in this Section 10.17 and the definition of “Financing Parties” shall not be amended in any way adverse to the Financing Parties without the prior written consent of the Financing Parties).

*         *         *        *        *

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

COMPANY:

DRUM PARENT, INC.
a Delaware corporation

By:	/s/ Andrew Moir
Name: Andrew Moir
Title: Vice President & Secretary

REPRESENTATIVE:

OCM DRUM INVESTORS, L.P.
a Delaware limited partnership

By: Oaktree Fund GP, LLC
It: General Partner

By: Oaktree Fund GP I, L.P.
Its: Managing Member

By:	/s/ Andrew Moir
Name: Andrew Moir
Title: Authorized Signatory

By:	/s/ Francesco Giuliani
Name: Francesco Giuliani
Title: Authorized Signatory

[Signature Page—Merger Agreement]

BUYER:

ELECTRIC T&D HOLDINGS LLC,
a Delaware limited liability company

By:	/s/ Kevin L. Neill
Name: Kevin L. Neill
Title: Treasurer

PARENT:

CENTURI GROUP, INC.,
a Nevada corporation

By:	/s/ Paul M. Daily
Name: Paul M. Daily
Title: President and Chief Executive Officer

MERGER SUB:

ETDH MERGER SUB, INC.,
a Delaware corporation

By:	/s/ Kevin L. Neill
Name: Kevin L. Neill
Title: Treasurer

[Signature Page—Merger Agreement]

EXHIBIT A

FORM OF ESCROW AGREEMENT

Attached hereto.

EXHIBIT B

FORM OF LETTER OF TRANSMITTAL

Attached hereto.